UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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SunEdison Semiconductor Limited
(Name of Registrant as Specified In Its Charter)

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SUNEDISON SEMICONDUCTOR LIMITED
(Incorporated in the Republic of Singapore)
(Company Registration Number 201334164H)

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on August 3, 2016

To our shareholders:
You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2016 Annual General Meeting of Shareholders (the “2016 AGM”) of SunEdison Semiconductor Limited (“SSL” or the “Company”), which will be held at the Embassy Suites Hotel, 2 Convention Center Plaza, St. Charles, Missouri 63303 U.S.A., at 7:00 a.m., Central Time, on Wednesday, August 3, 2016, for the following purposes:
As Ordinary Business

1.	To re-elect seven directors (being the entire Board of Directors) to serve on the Board of Directors;

2.
To approve the re-appointment of KPMG LLP as our independent registered public accounting firm and independent Singapore auditor for the year ending December 31, 2016, and to authorize the Audit Committee of the Board of Directors to fix KPMG LLP’s remuneration for services provided through the date of our 2017 Annual General Meeting of Shareholders (the “2017 AGM”);

As Special Business

3.
To consider as an ordinary resolution approval of the cash compensation to be paid to members of the Board of Directors from the date of the 2016 AGM through the date the 2017 AGM is held and for each approximately 12-month period thereafter;

4.	To consider as an ordinary resolution authorization of the Board to allot and issue shares of the Company;

5.	To consider as an ordinary resolution authorization of the Board to repurchase shares of the Company (the “Share Repurchase Mandate”);

6.	To consider as a special resolution an amendment to our Constitution to eliminate the “corporate opportunity” exclusion for our former parent company.
As Ordinary Business

7.	To transact such other business as may properly come before the meeting and all adjournments thereof.
Further details in respect of the above resolutions are set out in the Company’s proxy statement for the 2016 AGM.

Notes About the 2016 Annual General Meeting of Shareholders
Singapore Statutory Financial Statements. At the 2016 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited accounts for the fiscal year ended December 31, 2015, together with the reports of the directors and auditors thereon, in compliance with the laws of Singapore. Shareholder approval of our Singapore audited accounts is not being sought by the proxy statement for the 2016 AGM (the “Proxy Statement”) and will not be sought at the 2016 AGM.
Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our 2016 AGM.

Eligibility to Vote at Annual General Meeting of Shareholders; Receipt of Notice. Our Board has fixed the close of business on June 8, 2016 as the record date for determining those shareholders who will be entitled to receive copies of this notice and accompanying Proxy Statement or the Notice of Availability of Proxy Materials. However, under Singapore law, only registered shareholders or “shareholders of record” on August 3, 2016 will be entitled to vote at the 2016 AGM. If you have sold or transferred all of your ordinary shares of the Company, you should immediately forward this Proxy Statement and the accompanying proxy card to the purchaser or transferee, or to the bank, broker or agent through whom the sale was effected, for onward transmission to the purchaser or transferee. If you hold shares other than in registered form as a shareholder of record, and instead hold your shares as, or through, a participant in DTC, we understand that in order for your vote to be counted at the 2016 AGM, you must also have been a holder of shares at, and with effect from, June 8, 2016, the date for determining shareholders entitled to receive notice of the 2016 AGM and related proxy materials. As of June 8, 2016, we had 41,989,128 ordinary shares issued and outstanding.
Quorum. The attendance, in person or by proxy, of at least a majority of our outstanding ordinary shares at the 2016 AGM is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2016 AGM, either in person or by proxy.
Proxies. A shareholder of record, entitled to attend and vote at the 2016 AGM, is entitled to appoint a proxy to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If not delivered in person at the 2016 AGM, a proxy card must be received by us c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, not less than 48 hours before the time appointed for holding the 2016 AGM or within such other time as may be required by the Singapore Companies Act. A shareholder of record may revoke its proxy at any time prior to the time it is voted. Shareholders of record who are present at the meeting may revoke their proxies in person or, if they prefer, may allow their proxies to be voted.
If you are a beneficial owner, you may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you may vote by mail. In accordance with Singapore law, our registered shareholders (shareholders of record who own our ordinary shares in their own name registered with our transfer agent, Computershare Trust Company, N.A.) are not able to vote their shares over the Internet.
Mandatory Disclosure Regarding Share Repurchase Mandate Funds. Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Constitution (previously referred to as our “Memorandum and Articles of Association”) and applicable laws of Singapore will be used to repurchase our ordinary shares if Proposal 5 (the Share Repurchase Mandate) is approved. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. The amount of funds required for us to purchase or acquire our issued ordinary shares, and the impact on our financial position will depend on the number of ordinary shares we purchase or acquire and the price at which we make such purchases. Our directors do not propose to exercise the Share Repurchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on August 3, 2016:
The notice of meeting, Proxy Statement and annual report to shareholders are available at
www.proxyvote.com.

June 21, 2016                        By Order of the Board,

SHAKER SADASIVAM
Director, President and Chief Executive Officer

You should read the entire accompanying Proxy Statement carefully prior to voting.

YOUR VOTE IS IMPORTANT
Brokers are not permitted to vote shares in director elections or most other matters appearing on the agenda for our annual meeting without instructions from the beneficial owner of those shares. If your shares are held in the name of your broker or bank, it is important to provide instructions with respect to your vote. We encourage you to vote promptly, even if you intend to attend the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 3, 2016
The Company’s proxy statement for the 2016 Annual Meeting of Shareholders, the Annual Report to Shareholders for the fiscal year ended December 31, 2015 and the Company’s full annual report on Form 10-K for the 2015 fiscal year are available at www.sunedisonsemi.com.

SUNEDISON SEMICONDUCTOR LIMITED
PROXY STATEMENT FOR
2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

PROXY STATEMENT
for the
2016 ANNUAL GENERAL MEETING
of
SHAREHOLDERS
of
SUNEDISON SEMICONDUCTOR LIMITED
To Be Held on Wednesday, August 3, 2016
7:00 a.m. (Central Time)
at the Embassy Suites Hotel, 2 Convention Center Plaza, St. Charles, Missouri 63303 U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the Board of SunEdison Semiconductor Limited (the “Board”) of proxies to be voted at the 2016 Annual General Meeting of Shareholders (the “2016 AGM”), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”). Unless the context otherwise requires, references in this Proxy Statement to “SSL,” “the Company,” “we,” “our,” “us” and similar terms are to SunEdison Semiconductor Limited.
Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about June 21, 2016 to shareholders of record as of June 8, 2016.
Costs of Solicitation. We will bear the cost of soliciting proxies. We intend to retain DF King, an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $12,500 plus reimbursement of reasonable expenses. We and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our ordinary shares.
Our Registered Office. The mailing address of our registered office is 9 Battery Road, #15-01, Straits Trading Building, Singapore 049910. Please note, however, that any shareholder communications should be directed to the attention of our General Counsel at the offices of SSL’s U.S. subsidiary, SunEdison Semiconductor LLC, 501 Pearl Drive, St. Peters, MO 63376, U.S.A.
Financial Statements; Presentation. In accordance with the laws of Singapore, our Singapore statutory financial statements are provided with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The close of business on June 8, 2016 is the record date for shareholders entitled to notice of the 2016 AGM. All of our ordinary shares issued and outstanding on August 3, 2016, are entitled to be voted at the 2016 AGM, and only shareholders of record on August 3, 2016, will be entitled to vote; each such shareholder will have one vote for each ordinary share so held on the matters to be voted upon. As of June 8, 2016, we had 41,989,128 ordinary shares issued and outstanding.
Proxies. Ordinary shares represented by proxies in the accompanying form, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted by the individuals named therein-Shaker Sadasivam, Jeffrey Hall and Sally Townsley, or any of them or their designees (together, the “Proxy Holders”) at the 2016 AGM in accordance with the shareholders’ instructions set forth in the proxy. A Proxy Holder need not also be a shareholder.
If you sign and return your proxy but do not indicate how your shares are to be voted, then shares represented by proxies will be voted by the Proxy Holders in accordance with our Board’s recommendations: FOR the election of our Board nominees named in Proposal 1 and FOR each of Proposals 2 to 6.
Management does not know of any matters to be presented at the 2016 AGM other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. Without limiting our ability to apply the advance notice provisions in our Constitution (previously referred to as our “Memorandum and Articles of Association”) under Singapore law with respect to the procedures that must be followed for a matter to be properly presented at an annual general meeting, if other matters should properly come before the 2016 AGM, the Proxy Holders will vote on such matters in accordance with their best judgment.

Any shareholder of record entitled to attend and vote at the 2016 AGM, has the right to revoke his or her proxy at any time prior to voting at the 2016 AGM by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, no later than 48 hours before the appointed time of the meeting or within such other time as may be required by the Singapore Companies Act, or (ii) attending the meeting and voting in person
If you are an institution and hold your shares in an account with the Depository Trust Company (“DTC”), vote your shares through DTC’s procedures. Your shares must be voted no less than 48 hours prior to the meeting (or within such other time as may be required by the Singapore Companies Act) or such longer period prior to the meeting as may be specified by DTC’s procedures. You may not vote your shares in person at the 2016 AGM unless you obtain a legal proxy from DTC.
If your ordinary shares are held in “street name” through a broker, bank, or other nominee, you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. If you wish to change or revoke your voting instructions, you will need to contact your broker, bank or other nominee holding your ordinary shares and follow their instructions. You may not vote your shares in person at the 2016 AGM unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or other nominee holding your shares.
If you hold shares other than in registered form as a shareholder of record, and instead hold your shares as, or through, a participant in DTC, we understand that in order for your vote to be counted at the 2016 AGM, you must also have been a holder of shares at, and with effect from, June 8, 2016, the date for determining shareholders entitled to receive notice of the 2016 AGM and related proxy materials. Shares held other than in registered form by a shareholder of record must be voted no less than 48 hours prior to the meeting (or within such other time as may be required by the Singapore Companies Act) or such longer period as may be specified by DTC’s, or DTC participants’, procedures. If you become a beneficial holder of shares after June 8, 2016 but before the meeting date and you wish to vote your shares, you must become a shareholder of record prior to the meeting date and (i) request a proxy card and return it in accordance with the procedures noted above or (ii) attend the meeting and vote in person. Please contact your broker, bank or other nominee holding your shares if you wish to become a shareholder of record.
Quorum. Representation at the 2016 AGM, in person or by proxy, of at least a majority of all issued and outstanding ordinary shares is required to constitute a quorum.
Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are considered present and entitled to vote at the 2016 AGM, for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a bank, broker or other nominee holding shares on behalf of a beneficial owner may not vote ordinary shares held by it because it (1) has not received voting instructions from the beneficial owner of those shares and (2) lacks discretionary voting power to vote those shares. A broker non-vote is treated as being entitled to vote on the relevant proposal but is not counted for purposes of determining whether a proposal has been approved and, therefore, has the practical effect of a vote against the proposal.
If you are a beneficial owner, your bank, broker or other nominee is entitled to vote your shares on “routine” matters, even if it does not receive voting instructions from you. Routine matters include all of the proposals to be voted on at the 2016 AGM, other than Proposal 1 (election of directors), Proposal 3 (directors’ cash compensation) and Proposal 6 (amendment of Constitution).
Required Vote. With respect to Proposal 1 (election of directors), each nominee must receive the affirmative votes of at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2016 AGM and entitled to vote on the proposal in order to be elected.
The affirmative vote of shareholders holding at least a majority of the ordinary shares held by the shareholders present in person or represented by proxy at the 2016 AGM and entitled to vote on the proposal is required to approve the re-appointment of KPMG LLP as the independent registered public accounting firm and independent Singapore auditor and authorize the Audit Committee to fix their remuneration pursuant to Proposal 2, and to approve the ordinary resolutions contained in Proposal 3 (directors’ cash compensation), Proposal 4 (authorization of ordinary share allotments and issuances) and Proposal 5 (the Share Repurchase Mandate). The affirmative vote of shareholders holding at least 75% of the ordinary shares held by the shareholders present in person or represented by proxy in person or represented by proxy at the 2016 AGM and entitled to vote on the proposal is required to approve Proposal 6 (amendment of Constitution).

Voting Procedures and Tabulation. We have appointed a representative of Broadridge Financial Solutions, Inc. as the inspector of elections to act at the 2016 AGM and to make a written report thereof. Prior to the 2016 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2016 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:
ELECTION OF DIRECTORS

General
Pursuant to the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”) and our Constitution, our Board must have at least one director who is ordinarily resident in Singapore. Pursuant to our Constitution, there is no maximum number of directors that may hold office at any time. Our Board currently consists of seven members and each of our directors is elected annually.
The Company's directors are encouraged to attend the annual general meeting of shareholders. Last year all seven of our then current directors attended our 2015 AGM.

Director Nominees
Directors are elected at each AGM and hold office until their successors are duly elected or qualified. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the seven individuals below for election as directors, all of whom are currently directors of the Company. Our Board expects that each of the nominees listed below will be available to serve as a director. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.
In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of the Company, in light of the Company’s business and structure, the Nominating and Corporate Governance Committee and our Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. Our Board believes that each nominee has relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment and willingness and ability to devote adequate time to Board duties. We also believe that our directors together have the skills and experience to form a board that is well suited to oversee the Company.
Although the Nominating and Corporate Governance Committee does not have a formal written diversity policy for the Board, the Committee determines the most appropriate mix of characteristics, skills and experiences for the Board as a whole to possess at any given time, with the objective of having a Board with adequately diverse backgrounds and experiences in light of the circumstances existing at that time. The Committee evaluates each individual in the context of the individual's potential contribution to the Board as a whole, with the objective of recommending a collective group that can best promote the success of the Company's business, represent shareholder interests through the exercise of sound judgment and allow the Board as a whole to benefit from the group's varying backgrounds and experiences.
Set forth below is certain information concerning the nominees for directors of the Company:
Antonio R. Alvarez, age 59, has served as one of our directors since May 2014. Mr. Alvarez is retired. He most recently served as the Chief Operating Officer of Aptina Imaging, an imaging technology company, from 2012 to August 2014. Prior to joining Aptina Imaging, Mr. Alvarez served as Chief Operating Officer of Advanced Analogic Technologies from October 2010 to 2012 and Chief Executive Officer of Leadis Technology from November 2005 to September 2009. Mr. Alvarez also served as Senior Vice-President of the Memory Products Division as well as Research & Development at Cypress Semiconductor prior to 2005. Mr. Alvarez also serves on the board of directors of SunEdison, Inc. and ChipMOS Technologies (Bermuda) Ltd. (Nasdaq: IMOS), a leading independent provider of semiconductor testing and assembly services to customers in Taiwan, Japan and the United States. Mr. Alvarez brings to our board of directors extensive leadership and operations experience as a senior executive of several technology companies, as well as deep insights into the industry in which we operate from serving on the board of directors of public companies operating in the semiconductor industry.
Gideon Argov, age 59, has served as one of our directors since May 2014. Mr. Argov is an Advisory Director to Berkshire Partners, a position he has held since May 2013. Mr. Argov previously served as Chief Executive Officer of Entegris, a global provider of materials and components to the semiconductor and electronics industries from 2004 to 2012 and as a Managing Director of Parthenon Capital from 2001 to 2004. Previously, he served for nine years as Chairman and Chief Executive Officer of Kollmorgen, a factory automation and electro-optical systems provider. Mr. Argov served for four years as a combat officer and Company Commander in the armored corps of the Israel Defense Forces. Mr. Argov is also a director of J.M. Huber Corporation and Servotronix, each privately held, and a member of the Council on Foreign Relations and the International Council of the Belfer Center at the John F. Kennedy School of Government. Additionally, Mr. Argov is involved in numerous non-profit organizations including Beth Israel Deaconess Medical Center in Boston and the Inter-Disciplinary Center (IDC) in Herzliya, Israel, where he founded the Shlomo Argov Fellows Program for public sector leadership. Mr. Argov brings to our board of directors significant leadership experience as the former chief executive officer of two companies, including one that operates in the semiconductor industry, and financial expertise as a managing partner or advisor to leading private investment firms.

Michael F. Bartholomeusz, age 47, has served as one of our directors since May 2014. Dr. Bartholomeusz is currently Chief Executive Officer and a member of the Board of Directors of HZO Inc., a privately held thin film nanotechnology company, positions he has held since July 2013. Prior to joining HZO Inc., Dr. Bartholomeusz served as Managing Partner of Apex Management Partners, a firm providing advisory services in the fields of technology, business development and strategic transactions, from 2007 to June 2013, and as Chief Executive Officer and member of the Board of Directors of AQT Solar, a privately-held producer of thin-film solar products, from 2008 to December 2012. Previously, Dr. Bartholomeusz spent 11 years in various positions at WC Heraeus, GmbH, a company with holdings in the electronics, medical and materials industries, most recently as Executive Vice President and Division Manager. Dr. Bartholomeusz also serves on the board of directors of Banyan Energy Inc., a privately-held solar energy company. He previously served on the board of directors of Inner Mongolia Electrolyte Metals and Powders Co., a privately held Chinese company, and on the boards of directors of subsidiaries of Heraeus in Japan and Singapore. Dr. Bartholomeusz brings to our board of directors extensive leadership experience as a senior executive of several technology-based companies, as well as global experience in regions and countries outside the United States including Europe, Japan, Singapore, Taiwan, India and China through his work with Heraeus and Inner Mongolia Electrolyte Metals and Powders.
Jeffrey A. Beck, age 53, has served as one of our directors since May 2014. Mr. Beck is President and CEO of Astrodyne TDI, a privately held developer and manufacturer of power conversion solutions. Prior to joining Astrodyne TDI in 2015, Mr. Beck served as President and CEO of Presstek, LLC, a private equity-owned leader in the digital global offset printing industry, a position he has held since May 2014. Prior to joining Presstek, LLC, Mr. Beck served as Chief Operating Officer of iRobot Corporation, a leading provider of robots to the consumer and defense and security markets, from April 2012 to December 2013, and as President of its Home Robot Division from March 2009 to March 2012. Prior to joining iRobot, Mr. Beck was with AMETEK corporation, a manufacturer of electronic instruments and electromechanical devices, from 2004 to 2009, most recently as Senior Vice President and General Manager, Aerospace and Defense. From 1999 to 2004, Mr. Beck held management positions at two divisions of Danaher Corporation. Mr. Beck began his career at Emerson Electric Corporation, holding various engineering and sales positions from 1989 to 1999. Mr. Beck currently serves on the board of directors of Fiber Optic Components, a privately-held company. Mr. Beck’s qualifications to serve on our board include extensive leadership and operational experience from his senior management positions at technology-based companies.
Justine F. Lien, age 53, has served as one of our directors since May 2014. Ms. Lien has served on the board of directors and as chair of the audit committee and a member of the nominating and corporate governance committees of Broadcom Ltd. (Nasdaq: "AVGO"), previously Avago Technologies Limited, since 2008. Previously, Ms. Lien served as the Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Integrated Circuit Systems, Inc., from May 1999 to September 2005 when ICS merged with Integrated Device Technologies, Inc., following which Ms. Lien retired. She joined ICS in 1993 holding titles including Director of Finance and Administration and Assistant Treasurer. Ms. Lien served as a director of Techwell, Inc. from January 2006 until July 2010, where she also served as the chairperson of the audit committee. Ms. Lien holds a B.A. degree in accounting from Immaculata College and an M.T. degree in taxation from Villanova University, and is a certified management accountant. Ms. Lien’s qualifications to serve on our board include her career in senior financial management positions with, and on the board of directors of, semiconductor companies, and her education and training as an accounting professional.
Dr. Shaker Sadasivam, age 56, has served as our President and Chief Executive Officer and a director since December 2013. He served as SunEdison’s Executive Vice President and President-Semiconductor Materials from October 2009 until the Company’s IPO and Senior Vice President, Research and Development from July 2002 to September 2009. Prior to that time, Dr. Sadasivam served in various positions for SunEdison, including as President of MEMC Japan Ltd., SunEdison’s Japanese subsidiary, from April 2002 to June 2002, as Director, Worldwide Operations Technology from July 2000 to March 2002, as Director, Technology for MEMC Korea Company, SunEdison’s South Korean subsidiary, from July 1999 to June 2000, and in positions in the manufacturing technology group from September 1997 to June 1999. Dr. Sadasivam’s extensive experience working in our business, including as the President of our business under SunEdison, allows him to advise our Board on management’s perspective with respect to a full range of issues affecting our company.
On April 21, 2016, SunEdison, Inc. and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. We have certain agreements with SunEdison as further described below in “Certain Relationships and Related Party Transactions - Transactions with SunEdison, Inc.” As indicated above, Mr. Sadasivam served as an executive officer of SunEdison within the two year period prior to the SunEdison bankruptcy filing.
Abdul Jabbar Bin Karam Din, age 46, has served as one of our directors since May 2014. Mr. Jabbar has served as the head of the corporate and transactional practice, and as an executive committee partner at Rajah & Tann Singapore LLP, a Singapore law firm, since March 1, 2014. Previously, Mr. Jabbar served as an equity partner of Rajah & Tann Singapore LLP from January 2008 to March 2014. Mr. Jabbar currently serves as a director for R&T Corporate Services Pte Ltd, a privately held company, and as a member of the Singapore Academy of Law and the Law Society of Singapore. Mr. Jabbar’s qualifications to serve on our board include his extensive knowledge of Singapore law from his almost 21-year career practicing corporate and transactional law, as well as his legal experience in other regions in which we operate, including South East Asia.
Mr. Jabbar is our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who is ordinarily resident in Singapore in office at all times, in the event that Mr. Jabbar is not re-elected at the 2016 AGM, he will continue in office after the 2016 AGM as a member of our Board until his qualifying successor (i.e., a Singapore resident director) is appointed.
In the event that a director resigns from our Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2016 AGM, our intention would be to make a public announcement of such resignation and leave such Board seat vacant until a replacement nominee can be properly identified, qualified and appointed. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2016 AGM. Votes received in respect of such director would not be counted in such circumstances.
There are no family relationships between any of our directors or executive officers.

Our Board recommends a vote FOR the election of each of the director nominees listed above to our Board.

CORPORATE GOVERNANCE

Board of Directors
Our Board consists of seven directors.
The authorized number of directors may be changed from time to time by resolution of our Board. Vacancies on our Board can be filled by resolution of our Board. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by our Board. The term of office for each director will be until his or her successor is duly elected and qualified or his or her death, resignation or removal, whichever is earliest to occur.
Our Constitution gives our Board general powers to manage our business. Our Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our Chief Executive Officer.
During 2015, our Board held 15 meetings and all directors attended at least 75% of the Board meetings and the meetings of the committees on which they served, except for Mr. Jabbar.

Director Independence
From the time of our IPO until the completion of a secondary public offering of our ordinary shares by selling shareholders which closed in January 2015 (the “January Secondary Offering”), we were a “controlled company” for purposes of the Nasdaq Global Select Market rules because SunEdison owned more than 50% of our outstanding shares. Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. Upon the completion of the January Secondary Offering, SunEdison’s ownership in us was reduced to 25.6% of our outstanding shares. As a result, we were no longer a “controlled company” under the rules of the Nasdaq Global Select Market. Subject to the phase-in periods under those rules, we were required to have a Board consisting of a majority of independent directors and nominating and compensation committees consisting of entirely independent directors. On July 1, 2015, SunEdison closed on a subsequent public offering of our ordinary shares (the “July Secondary Offering”) in which it sold all but one of the ordinary shares it still owned.
Our Board has determined that Messrs. Alvarez, Argov, Bartholomeusz, Beck and Jabbar and Ms. Lien, or six of our seven directors, are “independent directors” as defined by the Nasdaq Global Select Global Market rules and that none of such directors has a material relationship with the Company other than as a director of the Company. In reaching such determination, the Board considered the status of Mr. Jabbar as a partner at Rajah & Tann Singapore LLP, the Company's Singapore legal counsel. Because the fees paid by the Company to Rajah & Tann Singapore LLP do not approach the threshold which would constitute a bar to independence under Nasdaq rules, the Board concluded that Mr. Jabbar's status as a partner of Rajah & Tann Singapore LLP is not a relationship that precludes him from exercising independent judgment in carrying out his responsibilities as a Board member. The Board also considered the status of Mr. Alvarez as a director of SunEdison, Inc., and determined that such relationship is not one that precludes him from exercising independent judgment in carrying out his responsibilities. Dr. Sadasivam does not meet the independence standards because he is an employee of the Company. Mr. Brian Wuebbels, who was a member of our Board from the date of our IPO through April 27, 2015, when he resigned, was not considered independent as he was an employee of SunEdison whose compensation was tied to the performance of SunEdison which was based, in part, on the financial performance of the Company.

Our Board currently consists of a majority of independent directors. In addition, our Compensation Committee and our Nominating and Corporate Governance Committee consist entirely of independent directors. We are, and since January 2016 have been, fully compliant with the phase-in rules of the Nasdaq Global Select Market. Our Audit Committee is composed of three directors, each of whom is independent.

Board Leadership Structure and Role in Risk Management
Our Board believes that at the present time the Company and its shareholders are best served by a Board leadership structure in which the roles of the Chief Executive Officer and the Chairman of the Board are held by different individuals. We have reached this conclusion because, as a relatively new public company, we believe that our Chief Executive Officer should be generally responsible for setting the strategic direction of the Company and for the day-to-day leadership of the Company’s operations, while a separate individual, the Chairman, provides oversight of that strategic direction setting. The Chairman is thus available also to provide strong, independent leadership to assist our Board in fulfilling its role of overseeing all management of the Company and its risk management practices, to approve the agenda for meetings of our Board and to preside over Board meetings and over the meetings of our non-management and independent directors in executive session. Currently, Dr. Sadasivam serves as our President and Chief Executive Officer and Mr. Alvarez, an independent director, serves as Chairman of our Board.
Our Board oversees the risk management activities designed and implemented by our management. Our Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, our Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Our Board delegates to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Committees

Committees of our Board of Directors
The standing committees of our Board are an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees reports to our Board as they deem appropriate and as our Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee
The Audit Committee is responsible for, among other matters: (1) oversight and review of our financial statements and financial reporting processes; (2) our systems of internal accounting and financial controls and disclosure controls; (3) the qualifications and independence of our independent auditors; (4) the performance of our internal audit function and independent auditors; and (5) compliance with legal and regulatory requirements and codes of conduct and ethics programs established by management and our Board. During 2015, the Audit Committee held 11 meetings.
The Audit Committee currently consists of Ms. Lien and Messrs. Alvarez and Beck. We believe that each current member of the Audit Committee qualifies as an independent director according to the rules and regulations of the SEC and the Nasdaq Global Select Market with respect to audit committee membership.
We believe that each member of our Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. We also believe that Ms. Lien qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Our Board adopted a written charter for the Audit Committee, which is available on our corporate website at www.sunedisonsemi.com. The information on our website is not part of this Proxy Statement.

Compensation Committee
The Compensation Committee is responsible for, among other matters: (1) reviewing and approving all compensation, including incentive compensation and corporate and individual goals and objectives relevant to our chief executive officer and evaluating our chief executive officer’s performance in light of those goals and objectives; (2) reviewing and approving the base salaries, incentive compensation and equity-based compensation of our other executive officers; (3) approving all significant compensation or incentive plans for executives, including material changes to all such plans; and (4) having the sole authority to retain or obtain the advice of any compensation consultant, independent legal counsel or other adviser after taking into account certain factors which address the independence of that consultant, counsel or adviser. During 2015, the Compensation Committee held eight meetings.
The Compensation Committee consists of Messrs. Alvarez, Argov and Bartholomeusz, each of whom we believe qualifies as an independent director. Our Board adopted a written charter for the Compensation Committee, which is available on our corporate website at www.sunedisonsemi.com. The information on our website is not part of this Proxy Statement.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) assisting our Board by identifying individuals qualified to become members of our board; (2) recommending to our board the director nominees for the next annual general meeting of shareholders or in connection with filling vacancies on our board; (3) recommending to our board our Corporate Governance Guidelines and any proposed modifications to those Guidelines; and (4) leading our board in its annual review of the board’s performance. During 2015, the Nominating and Corporate Governance Committee met four times.
The Nominating and Corporate Governance Committee currently consists of Messrs. Alvarez, Bartholomuesz and Beck. We believe that Messrs. Alvarez, Bartholomeusz and Beck qualify as independent directors. Our Board adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at www.sunedisonsemi.com. The information on our website is not part of this Proxy Statement.

Shareholder Communications With Our Board
Shareholders may communicate with our Board at the following address:
The Board of Directors
SunEdison Semiconductor Limited
c/o General Counsel
SunEdison Semiconductor LLC
501 Pearl Drive
St. Peters, MO 63376
U.S.A.
Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded will be made available to any director upon request.

Shareholder Nominations to Our Board of Directors
Shareholders can recommend qualified candidates for our Board by submitting recommendations to our General Counsel, c/o SunEdison Semiconductor LLC, 501 Pearl Drive, St. Peters, MO 63376, U.S.A. Submissions that include the following requirements will be forwarded to our Board for review and consideration:

•	the candidate’s name and business address;

•	a resume or curriculum vitae describing the candidate’s qualifications, which clearly indicates that he or she has the necessary experiences, skills and qualifications to serve as a director;

•	a statement from the candidate that he or she consents to serve on our Board if elected; and

•
a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Qualified director candidates suggested by shareholders will be evaluated in the same manner as any other candidate for election to our Board (other than those standing for re-election).
The Board seeks to identify and recruit the best available director candidates to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. Characteristics required for service on the Company’s Board include integrity, an understanding of the workings of large business organizations such as the Company, senior level executive experience, the ability to make independent, analytical judgments, the ability to be an effective communicator, and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board.

Code of Business Conduct
Our Board adopted a code of business conduct which applies to all of our employees, officers and directors. Our Board also adopted a supplemental code of conduct applicable to senior financial employees. The full text of our codes of business conduct are posted on our website at www.sunedisonsemi.com. If we make any substantive amendments to these codes or grant any waiver from a provision to our chief executive officer, principal financial officer or principal accounting officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K. The information on our website is not part of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation
No officer or employee has served as a member of our Compensation Committee. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Family Relationships
There are no family relationships between any of our executive officers and directors or director nominees.

Risk Assessment and Compensation Practices
The Committee believes it has allocated executive compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The performance metric for the annual incentive program is driven by broad-based corporate performance and encourages decision-making that is in the best long-term interests of the Company and its shareholders. The use of full value restricted stock awards under our long-term incentive program also mitigates risk and the multi-year vesting of those equity awards properly account for the time horizon of risk.

Compensation Consultant
The Compensation Committee has retained Frederic W. Cook & Co, Inc. (“F. W. Cook”) as its compensation consultant to advise the committee on executives’ and directors’ compensation. F. W. Cook has not provided and does not provide any other services to the Company that are not at the direction of the Compensation Committee. The Compensation Committee has assessed the independence of F. W. Cook pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent F. W. Cook from serving as an independent consultant to the Compensation Committee.
For 2015, F. W. Cook advised the Compensation Committee with respect to senior management compensation, comprised of base salaries, target annual incentive compensation and long-term incentive compensation. This review was conducted to ascertain whether our senior management compensation was competitive. F. W. Cook reviewed each of these elements of compensation in comparison to the Company’s peer group of companies used for compensation benchmarking purposes which is comprised of the following 13 companies. Advanced Energy, Brooks Automation, Cabot Microelectronics, Cirrus Logic, Cypress Semiconductor, Diodes, Entegris, MKS Instruments, OmniVision Technologies, Photronics, PMC-Sierra Silicon Laboratories and Spansion, supplemented by survey data from two national surveys. For 2015, the Compensation Committee decisions with respect to executive compensation were consistent with the recommendations of F. W. Cook. F. W. Cook also advised the Compensation Committee with respect to director compensation as described in more detail below.

DIRECTORS’ COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our directors who are our employees for their service on our Board or any committee of our Board.

Non-Employee Directors Compensation Program
Under the non-employee director compensation program in place during 2015, non-employee directors received, and the table below under “Directors’ Compensation for 2015” reflects, the following cash fees for their service on the Board and its Committees:

•	$50,000 annual Board cash retainer;

•	$50,000 additional cash retainer for the chairman of the Board;

•	$20,000 additional cash retainer for the chairman of the Audit Committee and $7,500 additional cash retainer for each member of the Audit Committee; and

•	$12,500 additional cash retainer for the chairman of the Compensation Committee and $5,000 additional cash retainer for each member of the Compensation Committee.
Notwithstanding the above, the fees paid to Mr. Alvarez, who also serves on SunEdison’s board of directors, in respect of his serving as a chair or member of our Board and any Committee of our Board were reduced by 50% for so long as SunEdison owned more than 50% of our ordinary shares. In January 2015, in connection with the January Secondary Offering, SunEdison’s ownership of our ordinary shares dropped below 50% and, therefore, Mr. Alvarez’s compensation was no longer reduced by 50% from that date forward.
Beginning in 2015, our non-employee directors, other than Mr. Jabbar, are awarded RSUs for ordinary shares on an annual basis (as of the date of the AGM each year) in connection with their Board service. Each year, RSUs are to be awarded in an amount such that the number of underlying ordinary shares has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 ordinary shares), which vest on the first anniversary of the grant date. For newly elected or appointed independent directors that become directors on a date other than the date of the AGM, such directors would receive RSUs for a pro rata portion of the $150,000 total value. These RSU grants are reflected in the table below.

Non-Employee Directors Proposed 2016 Compensation
In January 2016, the Compensation Committee with the assistance of F.W. Cook reviewed, among other things, the current cash and total compensation of our non-employee directors as compared to our peer group of companies and recent trends and developments in director pay.
Based on this review, the Compensation Committee determined that it would recommend to the Board no changes to the Company’s non-employee director cash compensation program for 2016.  The Compensation Committee did, however, recommend a change affecting the RSU portion of the compensation for non-employee directors.  The Committee recommended that the number of RSUs to be granted to each director in 2016 be determined using $150,000 divided by an average of the stock price, and not the lower current market price.  Specifically, instead of using the 2016 grant date market value of one ordinary share of our stock (the “2016 market value”) for purposes of determining the number of RSUs, the Committee recommended using the average of the 2016 market value and the market value of one ordinary share on the prior year anniversary (“2015 market value”), so long as that average was higher than the fair market value of one ordinary share on the date of grant.  The reason for making this change is the Committee’s concern that using the decreased 2016 market price would be unfairly dilutive to shareholders in determining the director RSU grants for 2016.  The Committee’s intention in making this change for 2016 is to mitigate the negative impact on our shareholders of the stock price decline.

Director Compensation
Shown below is information concerning the compensation for service as a director for each member of our Board of Directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (5)	Total
Antonio R. Alvarez	$109,375	$149,350	$258,725
Gideon Argov	62,500	149,350	211,850
Michael F. Bartholomeusz	55,000	149,350	204,350
Jeffrey A. Beck	57,500	149,350	206,850
Abdul Jabbar Bin Karam Din	50,000	—	50,000
Justine F. Lien	70,000	149,350	219,350
Shaker Sadasivam (3)	—	—	—
Brian Wuebbels (3) (4)	—	—	—

(1)	Our independent directors receive the following fees for their service on our board of directors and its committees (which fees are prorated for the portion of the year that such director served):

•	$50,000 annual board of directors cash retainer;

•	$50,000 additional cash retainer for the chairman of the board of directors;

•	$20,000 additional cash retainer for the chairman of the Audit Committee and $7,500 additional cash retainer for each member of the Audit Committee; and

•	$12,500 additional cash retainer for the chairman of the Compensation Committee and $5,000 additional cash retainer for each member of the Compensation Committee.
For Mr. Alvarez, our non-employee director who is also a director of SunEdison, the fees that he received from us for serving as a chair or member of our board and any committee of our board of directors were reduced by 50% so long as SunEdison owned more than 50% of our ordinary shares. Upon the closing of the secondary offering by SunEdison of our ordinary shares on January 20, 2015, SunEdison no longer owned more than 50% of our ordinary shares and, accordingly, Mr. Alvarez’s fees were no longer reduced after that date.

(2)	The dollar amounts shown for share awards represent the aggregate grant date fair value in accordance with FASB ASC Topic 718, excluding the effect of forfeitures related to service-based conditions.
Under our director compensation program, our independent directors other than Mr. Jabbar are awarded RSUs for ordinary shares on an annual basis (as of the date of the annual shareholder meeting each year) in connection with their board service. Each year, RSUs are to be awarded in an amount such that the number of underlying ordinary shares has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 ordinary shares), which vest on the first anniversary of the grant date. In accordance with this program, our independent directors, other than Mr. Jabbar, were each awarded 10,300 RSUs on July 29, 2015, the date of our annual general shareholder meeting, which vest in full on July 29, 2016.
For newly elected or appointed independent directors that become directors on a date other than the date of the annual general meeting of shareholders, such directors would receive RSUs for a pro rata portion of the $150,000 total value.
In accordance with our director compensation policy, our non-independent directors, Dr. Sadasivam and Mr. Wuebbels (who resigned as a director in April 2015), do not receive RSU awards, nor does Mr. Jabbar, who is a partner at Rajah & Tann Singapore LLP, our Singapore law firm.

(3)
Directors who are employees of us or SunEdison - namely, Dr. Sadasivam, who is our President and CEO, and Mr. Wuebbels, who is an employee of SunEdison and was one of our directors until his resignation in April 2015 - receive no additional compensation for serving on our board.

(4)	Mr. Wuebbels resigned from our board effective April 27, 2015.

(5)
At December 31, 2015, each of Mr. Argov, Mr. Bartholomeusz, Mr. Beck, and Ms. Lien held 19,675 unvested RSUs. The unvested RSUs held by such directors vest as follows: 13,425 RSUs vest on July 29, 2016 and 3,125 RSUs vest on each of July 29, 2017 and 2018. At December 31, 2015, Mr. Alvarez held 14,988 unvested RSUs. Mr. Alvarez’s unvested RSUs vest as follows: 11,862 RSUs vest on July 29, 2016, and 1,563 RSUs vest on each of July 29, 2017 and 2018. No other director held any outstanding stock or option awards as of December 31, 2015.

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2016 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

KPMG LLP has served as our principal independent registered accounting firm since the completion of our IPO in May 2014 and served as the principal independent registered accounting firm for SunEdison, of which we were a wholly owned subsidiary prior to our IPO. During fiscal year 2015, KPMG LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to Section 205(2) and 205(4) of the Singapore Companies Act, any appointment after the initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders.
The Audit Committee has approved, subject to shareholder approval, the re-appointment of KPMG LLP as our independent registered public accounting firm and the independent Singapore auditor for the year ending December 31, 2016. Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. Our Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. Our Board is therefore also requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through our 2017 AGM. We expect a representative from KPMG LLP to be present at the 2016 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services
The following table presents fees billed by KPMG LLP to us for services rendered for the years ended December 31, 2015 and 2014.

	For the Years Ended December 31,
	2015	2014
Audit fees	$2,555,000	$2,446,000
Audit-related fees	—	—
Tax fees	46,000	46,000
All other fees	—	—
Audit fees consisted principally of the annual audit of the financial statements of SunEdison Semiconductor and its consolidated subsidiaries, reviews of financial statements included in the Form 10-Q, services that are normally provided in connection with statutory and regulatory filings, and services in connection with our registration statement related to our employee benefit plans. Included in audit fees in 2015 is $150,000 related to our Registration Statement on Form S-3 related to a secondary offering of our ordinary shares by selling shareholders, which offering closed in July 2015, as well as $100,000 for a comfort letter related to a SunEdison debt offering. SunEdison paid these fees.
In addition, subsequent to the filing of the Company’s Form 10-K for the year ended December 31, 2014, additional audit fees and expenses of $510,000 related to S-1 consents and comfort letters were approved by our Audit Committee and paid by SunEdison. The table above has been updated to reflect this change in 2014 audit fees.
Tax fees consisted principally of tax compliance services.  The Audit Committee considered and determined that the provision of non-audit services by KPMG LLP in 2014 and 2015 was compatible with maintaining KPMG LLP’s independence.

Audit Committee Pre-Approval Policy
The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee to approve audit services, other than the annual audit engagement terms and fees, audit-related services, tax services and other non-audit services to the extent that pre-approval of a particular service by the full Audit Committee at a regularly scheduled meeting is not practical and provided that any matters approved in such manner are presented to the Audit Committee at its next meeting.

Our Board recommends a vote FOR the approval of the re-appointment of KPMG LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for the year ending December 31, 2016 and authorization of the Audit Committee to fix their remuneration.

PROPOSAL 3:
ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid by us to our directors for services rendered in their capacity as directors. Accordingly, we are seeking shareholder approval to provide payment of cash compensation to our non-employee directors for service on the Board and its committees during the period of approximately 12 months from August 4, 2016, the day after our 2016 AGM, through the date on which our 2017 AGM is held, and for each approximately 12-month period thereafter.
The proposed cash compensation is the same as the directors’ current cash compensation. We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board and to continue to provide leadership for our company.
Accordingly, our Board seeks shareholder approval of the following resolution:
RESOLVED THAT, approval be and is hereby given for the Company to provide the following cash compensation to non-employee directors for service on the Board and its committees during the period from the day after the 2016 AGM through the date on which our 2017 AGM is held, and for each approximately 12-month period thereafter:

•	$50,000 annual board of directors cash retainer;

•	$50,000 additional cash retainer for the chairman of the board of directors;

•	$20,000 additional cash retainer for the chairman of the Audit Committee and $7,500 additional cash retainer for each member of the Audit Committee;

•	$12,500 additional cash retainer for the chairman of the Compensation Committee and $5,000 additional cash retainer for each member of the Compensation Committee; and

•
appropriate pro rata cash compensation, based on the annual cash compensation set forth above, as applicable, to (i) and director who ceases to be a director or chairman or member of any committee following the 2016 AGM and (ii) any new non-employee director who is appointed to serve on the Board and/or committee after the date of our 2016 AGM, for services for any period of less than 12 months.

The Board recommends a vote FOR the resolution to approve the non-employee directors’ cash compensation.

PROPOSAL 4:
ORDINARY RESOLUTION TO AUTHORIZE ORDINARY SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue ordinary shares and make offers or agreements or grant options that might or would require the issuance of ordinary shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our Board (or a committee thereof) to allot and issue our ordinary shares from time to time, as set forth below, because we are required to do so under the laws of Singapore before we can issue any ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings.
If this proposal is approved, the authorization would be effective from the date of the 2016 AGM and continue until the earlier of (i) the conclusion of the 2017 AGM or (ii) the expiration of the period within which the 2017 AGM is required by the laws of Singapore to be held. The 2017 AGM is required to be held no later than 15 months after the date of the 2016 AGM or within six months from the financial year end, whichever is earlier. The laws of Singapore allow for an application to be made to the Singapore Accounting and Corporate Regulatory Authority to extend the deadline for holding an AGM for an additional maximum of sixty days, which may be granted in the discretion of that authority.
Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue ordinary shares and to make, enter into or grant offers, agreements or options that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new ordinary shares. For example, we may issue shares:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares; or

•	in connection with our equity compensation plans and arrangements.
Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the Nasdaq Stock Market rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of the Company or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.
We expect that we will continue to issue ordinary shares and grant options, RSUs and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with our equity compensation plans and arrangements, including any equity compensation plans and awards we have assumed or may assume as a result of any acquisitions we may make, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.
If this proposal is approved, our directors would be authorized to allot and issue ordinary shares, during the period described above, subject to our Constitution, applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares (or instruments convertible into ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue ordinary shares (other than shares issuable on exercise or settlement of outstanding options, RSUs and other instruments convertible into or exercisable for ordinary shares or the like, which were previously granted). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.
Accordingly, our Board seeks shareholder approval of the following resolution:
RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”), and also subject to the provisions of that Act and our Constitution, authority be, and hereby is, given to our Board:

(a)	to:

(i)	allot and issue ordinary shares in our capital; and/or

(ii)
make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans and agreements in effect from time to time) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible into ordinary shares), at any time to and/or with such persons and upon such terms and conditions, for such purposes and for consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose and as are set forth in our Constitution; and

(b)
to allot and issue ordinary shares in our capital pursuant to any offer, agreement, option or other agreement made, granted or authorized by our directors while this resolution was in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance, and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2017 AGM or the expiration of the period within which our 2017 AGM is required by law to be held.

Our Board recommends a vote FOR the resolution to authorize ordinary share allotments and issuances.

PROPOSAL 5:
ORDINARY RESOLUTION TO APPROVE THE SHARE REPURCHASE MANDATE

Our purchases or acquisitions of our ordinary shares must be made in accordance with, and in the manner prescribed by, the Singapore Companies Act, the Nasdaq Stock Market rules and such other laws and regulations as may from time to time be applicable.
Singapore law requires us to obtain shareholder approval of a “general and unconditional share purchase mandate” if we wish to purchase or otherwise acquire our ordinary shares. We refer to this as the “Share Repurchase Mandate” and it allows our directors to exercise their authority to purchase or otherwise acquire our outstanding ordinary shares on the terms of the Share Repurchase Mandate.
We are submitting this proposal to seek approval from our shareholders at the 2016 AGM to approve the Share Repurchase Mandate. This share repurchase program does not obligate us to repurchase any specific number of shares and may be suspended or terminated at any time without prior notice. We sought and obtained shareholder approval for a Share Repurchase Mandate in 2015; no shares were repurchased pursuant to that mandate.
If approved by our shareholders at the 2016 AGM, the authority conferred by the 2016 Share Repurchase Mandate will, unless varied or revoked by our shareholders at a general meeting, continue in force from the date of such shareholder approval until the earlier of the date of our 2017 AGM or the date by which the 2017 AGM is required by law to be held or the date on which the share purchases are carried out to the full extent mandated (the “Relevant Period”). The 2017 AGM is required to be held no later than 15 months after the date of the 2016 AGM or within six months from the financial year end, whichever is earlier (which period may be extended for up to an additional sixty days upon application by the Company to, and the approval of, the Singapore Accounting and Corporate Regulatory Authority).
The authority and limitations placed on our share purchases or acquisitions under the proposed Share Repurchase Mandate, if approved at the 2016 AGM, are summarized below:

Limit on Number of Ordinary Shares Allowed to be Purchased
During the period in which the Share Repurchase Mandate is effective, we may purchase or acquire that aggregate number of our ordinary shares which is equal to 10% of the total number of issued ordinary shares outstanding as of the date of the passing of this resolution (expected to be August 3, 2016) (unless the share capital of the Company has been reduced in accordance with sections 78C or 78I of the Singapore Companies Act, at any time during the Relevant Period, in which event the total number of ordinary shares of the Company shall be taken to be the total number of issued ordinary shares of the Company as altered by such share capital reduction(s)). There were 42,286,596 of our ordinary shares as of June 15, 2016, the most recent practicable date.

Duration of Share Repurchase Mandate
Purchases or acquisitions of ordinary shares may be made, at any time and from time to time, on and from the date of approval by shareholders of the Share Repurchase Mandate up to the earlier of:

•	the date on which our next Annual General Meeting of Shareholders is held or required by law to be held;

•	the date on which the authority conferred by the Share Repurchase Mandate is revoked or varied by our shareholders at a general meeting; or

•	the date on which the share purchases are carried out to the full extent mandated.

Manner of Purchases or Acquisitions of Ordinary Shares
Purchases or acquisitions of ordinary shares may be made by way of:

•
market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted, through one or more duly licensed dealers appointed by us for that purpose; and/or

•
off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with an equal access scheme prescribed by Singapore law.

If we decide to purchase or acquire our ordinary shares in accordance with an equal access scheme, our directors may impose any terms and conditions on such purchases as they see fit and as are in our interests, so long as the terms are consistent with the Share Repurchase Mandate, the regulations and rules of the SEC, the Nasdaq Stock Market (or any other stock exchange on which our ordinary shares may then be listed and quoted), the Singapore Companies Act and other applicable laws. In addition, an equal access scheme must satisfy the following conditions:

•	offers for the purchase or acquisition of ordinary shares must be made to every person who holds ordinary shares to purchase or acquire the same percentage of their ordinary shares;

•	all of those persons must be given a reasonable opportunity to accept the offers made; and

•
the terms of all of the offers must be the same (except differences in consideration that result from offers relating to ordinary shares with (i) different accrued dividend entitlements, (ii) different amounts remaining unpaid and (iii) differences in the offers solely to ensure that each person is left with a whole number of ordinary shares).

Purchase Price
The purchase price (which shall include any expenses (including brokerage or commission) incurred directly by the Company) to be paid for an ordinary share will be determined by our directors. The maximum purchase price to be paid for the ordinary shares, as determined by our directors must not exceed:

•
in the case of a market purchase, the highest independent bid or the last independent transaction price, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market or as the case may be, any other stock exchange on which our ordinary shares for the time being are listed or quoted, at the time the purchase is effected; and

•
in the case of an off-market purchase pursuant to an equal access scheme, 150% of the “Prior Day Close Price” of our ordinary shares, which means the closing price of an ordinary share as quoted on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase.

Sources of Funds
Only funds legally available for purchasing or acquiring ordinary shares in accordance with our Constitution and applicable laws of Singapore shall be used. In the event that we elect to purchase or acquire any of our ordinary shares, depending on the number of ordinary shares repurchased or acquired and then current market, business and other relevant conditions, we may use our internal sources of funds and/or external borrowings to finance any such purchases or acquisitions. Our directors do not propose to exercise the Share Repurchase Mandate in a manner and to such an extent that would materially affect our working capital requirements and those of our subsidiaries.
Under the Singapore Companies Act, any payment made in consideration of the purchase or acquisition of ordinary shares may be made out of our capital or profits. Acquisitions or purchases made out of capital or profits are permissible only so long as the Company is solvent. Pursuant to Section 76F(4) of the Singapore Companies Act, a company is solvent if (a) there is no ground on which the company could be found to be unable to pay its debts; (b) if (i) it is intended to commence winding up of the company within the period of 12 months immediately after the date of the payment, the company will be able to pay its debts in full within the period of 12 months after the date of commencement of the winding up, or (ii) it is not intended so to commence winding up, the company will be able to pay its debts as they fall due during the period of 12 months immediately after the date of the payment; and (c) the value of the company’s assets is not less than the value of its liabilities (including contingent liabilities) and will not, after giving effect to the proposed purchase, acquisition, variation or release (as the case may be) become less than the value of its liabilities (including contingent liabilities).

Status of Purchased or Acquired Ordinary Shares
The ordinary shares that we purchase or acquire will be deemed cancelled immediately on purchase or acquisition, and all rights and privileges attached to those ordinary shares will expire on cancellation. The total number of issued shares will be reduced by the number of ordinary shares purchased or acquired by us.
We will cancel and destroy certificates, if applicable, in respect of purchased or acquired ordinary shares as soon as reasonably practicable following settlement of any purchase or acquisition of ordinary shares.

Financial Effects
Our net tangible assets will be reduced by the purchase price of any ordinary shares purchased or acquired and cancelled.
The financial effects on us arising from purchases or acquisitions of ordinary shares which may be made pursuant to the Share Repurchase Mandate will depend on, among other things, whether the ordinary shares are purchased or acquired out of our profits and/or capital, the number of ordinary shares purchased or acquired, and the price paid for the ordinary shares.
Under the Singapore Companies Act, purchases or acquisitions of ordinary shares by us may be made out of our profits and/or our capital. Where the consideration paid by us for the purchase or acquisition of ordinary shares is made out of our profits, such consideration (which shall include any expenses (including brokerage or commission) incurred directly by the Company) will correspondingly reduce the amount available for the distribution of cash dividends by us. Where the consideration that we pay for the purchase or acquisition of ordinary shares is made out of our capital, the amount available for the distribution of cash dividends by us will not be reduced.

Rationale for the Share Repurchase Mandate
We believe that the Share Repurchase Mandate will benefit our shareholders by providing our directors with appropriate flexibility to cause the repurchase of our ordinary shares if our directors believe that such repurchases would be in the best interests of our shareholders. Our decision to repurchase our ordinary shares from time to time will depend on our continuing assessment of then-current market conditions, our need to use available cash to finance our operations, acquisitions and other strategic transactions, the level of our debt, and the terms and availability of financing.

Take-Over Implications
If, as a result of our purchase or acquisition of our issued ordinary shares, a shareholder’s proportionate interest in our voting capital increases, such increase will be treated as an acquisition under The Singapore Code on Take-overs and Mergers, Appendix 2. If such increase results in a change of effective control, or, as a result of such increase, a shareholder or a group of shareholders acting in concert obtains or consolidates effective control of our company, such shareholder or group of shareholders acting in concert could become obliged to make a take-over offer for our company under Rule 14 of The Singapore Code on Take-overs and Mergers.
The circumstances under which shareholders (including directors or a group of shareholders acting together) will incur an obligation to make a take-over offer can be found under Rule 14 and Appendix 2 of the Singapore Code on Take-overs and Mergers. The effect of Appendix 2 is that, unless exempted, shareholders will incur an obligation to make a take-over offer under Rule 14 if, as a result of us purchasing or acquiring our issued ordinary shares, the voting rights of such shareholders (and parties acting in concert with them) would increase to 30% or more, or if such shareholders (and parties acting in concert with them) hold between 30% and 50% of our voting rights, the voting rights of such shareholders (and parties acting in concert with them) would increase by more than 1% in any period of six months. Shareholders who are in doubt as to their obligations, if any, to make a mandatory take-over offer under The Singapore Code on Take-overs and Mergers as a result of any share purchase by us should consult the Securities Industry Council of Singapore and/or their professional advisers at the earliest opportunity.
Accordingly, our Board seeks shareholder approval of the following resolution:
RESOLVED THAT, pursuant to the provisions of Sections 76C and 76E of the Singapore Companies Act and also subject to the provisions of that Act and our Constitution:

(a)
authority be, and hereby is, given to our Board to cause to be purchased or otherwise acquired issued ordinary shares in the capital of the Company, not exceeding in aggregate the number of issued ordinary shares representing 10% of the total number of ordinary shares in the capital of the Company outstanding as of the date of the passing of this resolution by shareholders (unless the share capital of the Company has been reduced in accordance with sections 78C or 78I of the Singapore Companies Act, at any time during the Relevant Period (as defined below), in which event the total number of ordinary shares of the Company shall be taken to be the total number of issued ordinary shares of the Company as altered by such share capital reduction(s)), at such price or prices as may be determined by our Board from time to time, up to the maximum purchase price described in paragraph (c) below, by way of:

(i)	market purchases on the Nasdaq Global Select Market or any other stock exchange on which our ordinary shares may for the time being be listed and quoted; and/or

(ii)
off-market purchases (if effected other than on the Nasdaq Global Select Market or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted) in accordance with any equal access scheme(s) as may be determined or formulated by our Board as they consider fit, which scheme(s) shall satisfy all the conditions prescribed by the Singapore Companies Act, and otherwise in accordance with all other laws as may for the time being be applicable, and the regulations and rules of the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted;

(b)
unless varied or revoked by our shareholders in a general meeting, the authority conferred on our Board pursuant to the mandate contained in paragraph (a) above may be exercised by our Board at any time and from time to time during the period (the “Relevant Period”) commencing from the date of the passing of this resolution by shareholders and expiring on the earlier of:

(i)	the date on which our 2017 AGM is held;

(ii)	the date by which our 2017 AGM is required by law to be held; or

(iii)	the date on which the share purchases are carried out to the full extent mandated.

(c)
the maximum purchase price (excluding brokerage, commission, applicable goods and services tax and other related expenses) which may be paid for an ordinary share purchased or acquired by us pursuant to the mandate contained in paragraph (a) above, shall not exceed:

(i)
in the case of a market purchase of ordinary shares, the highest independent bid per share or the last independent transaction price per share, whichever is higher, of our ordinary shares quoted or reported on the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may for the time being be listed and quoted, at the time the purchase is effected; and

(ii)
in the case of an off-market purchase pursuant to an equal access scheme, 150% of the Prior Day Close Price, and for the above purposes, the term “Prior Day Close Price” means the closing price per share of our ordinary shares as quoted on the Nasdaq Global Select Market, or, as the case may be, any other stock exchange on which our ordinary shares may, for the time being, be listed and quoted on the day immediately preceding the date of the making of the offer pursuant to the off-market purchase. The date of the making of the offer refers to the date on which we announce our intention to make an offer for the purchase or acquisition of our ordinary shares from holders of our ordinary shares, stating therein the purchase price (which shall not be more than the maximum purchase price calculated on the foregoing basis) for each ordinary share and the relevant terms of the equal access scheme for effecting the off-market purchase; and

(d)
our directors and officers and/or any of them be and are hereby authorized to complete and do, or cause to be completed or done, all such acts and things (including executing such documents as may be required) as one or more of them may consider expedient or necessary to give effect to the transactions contemplated and/or authorized by this resolution.

Our Board recommends a vote FOR the resolution to approve the Share Repurchase Mandate.

PROPOSAL 6:
PROPOSAL TO AMEND CONSTITUTION

The Company has determined to seek shareholder’s approval of an amendment to the Company’s Constitution (previously referred to as our “Memorandum and Articles of Association”) to eliminate the “corporate opportunity” provision included by SunEdison, Inc. in our Constitution for the benefit of SunEdison, Inc. while it was a controlling shareholder. Because SunEdison, Inc. is no longer a controlling shareholder, the provision is no longer applicable and the Board of Directors seeks shareholder approval to eliminate the provision.
Accordingly, the Board seeks approval of the following resolution:
RESOLVED THAT the existing Article 93 of the Constitution of the Company, set forth below, be altered by deleting the same in its entirety:

93.
(a)    The Company renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity related to (i) the designs, materials, processes, products, and procedures related to the generation, storage, transmission, distribution, control or monitoring of electrical power and electrical energy obtained from photovoltaic conversion of solar radiation and other renewable energy sources such as wind, moving water (including rain, tides and waves), organic plant and waste material (eligible biomass), and the earth’s heat (geothermal); (ii) the growth and processing of silicon crystals and single or multi-crystalline ingots for use as a substrate for solar cell production; (iii) the processing and manufacture of solar wafers used in the photovoltaic industry; (iv) the design, processing and manufacture of solar cells; (v) and the design, processing and manufacture of modules, trackers, inverters and any and all balance of system hardware and software used in photovoltaic systems that may from time to time be presented to SunEdison, Inc. or any of its officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) and that may be a business opportunity for SunEdison, Inc., even if the opportunity is one that the Company might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so.

(b)    No such person will be liable to the Company for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to the Company unless, in the case of any such person who is a Director or officer of the Company, any such business opportunity is expressly offered to such Director or officer solely in his or her capacity as a Director or officer of the Company. Neither SunEdison, Inc. nor any of its representatives has any duty to refrain from engaging directly or indirectly in business activities or lines of business other than the growth, processing and manufacture of semiconductor crystals for use as a substrate for semiconductor wafer production, the processing and manufacture of semiconductor wafers for the semiconductor industry, and similar uses solely with the semiconductor industry.
Our Board recommends a vote FOR the resolution to amend the Constitution.

EXECUTIVE OFFICERS

Executive Officers
The following table sets forth information regarding our executive officers as of May 27, 2016.

Name	Age	Position/Title
Shaker Sadasivam	56	President, Chief Executive Officer and Director
Jeffrey L. Hall	49	Executive Vice President Finance & Administration and Chief Financial Officer
William J. Dunnigan	58	Senior Vice President and General Manager
John A. Kauffmann	59	Senior Vice President Global Sales *
* Mr. Kauffman has announced his intention to retire effective June 1, 2016.
The following is a brief description of the business experience of each of the persons listed above, excluding Mr. Sadasivam, whose biographical information is included in “Proposal 1: Election of Directors - Director Nominees.”

Jeffrey L. Hall has served as our Executive Vice President Finance & Administration and Chief Financial Officer since December 2013. Prior to joining our company, Mr. Hall served as the Executive Vice President and Chief Financial Officer for Express Scripts Holding Company from April 2008 to July 2013. Prior to joining Express Scripts, Mr. Hall was with KLA-Tencor Corporation since 2000 in various leadership positions with increasing roles and responsibilities, including serving as Senior Vice President and Chief Financial Officer from January 2006 to March 2008. Prior to joining KLA-Tencor, Mr. Hall held various financial leadership roles in the resort and global telecommunications industries.
William J. Dunnigan has served as our Senior Vice President and General Manager since May 2014 and previously served as SunEdison’s Vice President & General Manager from July 2013 until our IPO. Mr. Dunnigan joined SunEdison in December 2010 as Vice President Supply Chain, Semiconductor Materials, a position he held until June 2013. Previously, Mr. Dunnigan served as Senior Vice President, Wafer Fabrication of Cypress Semiconductor from June 2006 to March 2009. Mr. Dunnigan started his career at Motorola/Freescale Semiconductor, where he worked for 26 years in a variety of roles until August 2005, including process engineering, manufacturing and operations management, Corporate Vice President, Wafer Manufacturing and Vice President and General Manager of the Computing Platform Division.
John A. Kauffmann has served as our Senior Vice President Global Sales since October 2014. Prior to that time, Mr. Kauffmann held various Vice President positions with SunEdison Semiconductor Limited, encompassing Business Development as well as Sales in Europe, North America, and Singapore. Before our IPO, Mr. Kauffmann held positions in SunEdison, including from October 2004 through November 2010, serving as a Senior Vice President for Worldwide Sales, Customer Service and Marketing of SunEdison (then known as MEMC Electronic Materials Inc.). Mr. Kauffmann joined SunEdison in 1980.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC.

Overview
Our “Named Executive Officers” for 2015, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

•	Shaker Sadasivam, our President and Chief Executive Officer;

•	Jeffrey L. Hall, our Executive Vice President Finance & Administration and Chief Financial Officer; and

•	John A. Kauffmann, our Senior Vice President of Global Sales.
Our Compensation Committee is responsible for determining the appropriate compensation plans and programs for our executives. The Compensation Committee reviews and evaluates our executive compensation plans and programs to ensure they are aligned with our compensation philosophy. The compensation plans and arrangements for our executives generally consist of an annual base salary, an annual cash incentive component, a long-term incentive (equity awards) component, and a health and retirement benefits component. A summary of the plans and arrangements that our Compensation Committee has adopted is set forth below. We expect that our Compensation Committee will further refine its objectives and philosophy with regard to the compensation we will pay our executives, with the goal of attracting and retaining skilled executives to implement our business plans and strategies.
Prior to the consummation of our IPO, we operated as a business segment of SunEdison. As a result, SunEdison determined the compensation of our employees, including our Named Executive Officers for all periods prior to the IPO. Unless otherwise stated, the compensation tables and other information set forth below for all periods prior to our IPO reflect amounts paid or payable or awards granted to our Named Executive Officers by SunEdison under SunEdison’s compensation plans and programs. Following our IPO, our Named Executive Officers have received compensation and benefits under our compensation programs and plans, except that certain benefits continue to be provided to our employees, including our Named Executive Officers, by SunEdison pursuant to a transition services agreement. See “Certain Relationships and Related Party Transactions-Transition Services Agreement,” below.

Summary Compensation Table
The following table presents summary information regarding the total compensation paid to, earned by, and awarded to each of our Named Executive Officers.

Name and principal position	Year	Salary (1)		Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	All other compensation (4)	Total
Shaker Sadasivam	2015	$600,000	(5)	$711,550	$1,334,993	$—	$14,014	$2,660,557
President and Chief Executive Officer	2014	516,410	(5)	1,572,239	2,038,158	—	15,337	4,142,144

Jeffrey L. Hall	2015	400,000		311,313	584,061	—	15,900	1,311,274
Executive Vice President Finance & Administration and Chief Financial Officer	2014	400,000		1,108,021	1,437,804	—	9,508	2,955,333

John A. Kauffmann	2015	310,000	(6)	166,869	313,058	—	16,430	806,357
Senior Vice President of Global Sales	2014	281,615	(6)	278,103	359,061	—	16,052	934,831

(1)
Amounts shown include cash compensation earned and received, as well as cash compensation earned but deferred at the election of the executive officer under the SunEdison Semiconductor Retirement Savings Plan and, previously, SunEdison’s MEMC Retirement Savings Plan.

(2)
The dollar amounts shown for stock awards ("Restricted Stock Units", or "RSUs") represent the aggregate grant date fair value and are, if applicable, based upon the highest probable outcome of the performance-based conditions in accordance with FASB ASC Topic 718, excluding the effect of forfeitures related to service-based conditions. These amounts do not reflect whether our Named Executive Officers have actually realized or will realize a financial benefit from the awards. All 2015 option awards reflected in the table are non-qualified share options granted by us under our equity plan, which options are exercisable for our ordinary shares. The dollar amounts shown for option awards represent the aggregate grant date fair value in accordance with FASB ASC Topic 718, excluding the effect of forfeitures related to service-based conditions. For a discussion of valuation assumptions, see Note 6 to the audited combined financial statements included elsewhere in this Form 10-K.

(3)
See “2015 Annual Incentive Plan” below for a description of our short-term incentive plan. At its meeting in February 2016, the Compensation Committee determined that the necessary level of company performance metrics for 2015 under the plan had not been achieved and, as a result, none of the Named Executive Officers will receive a cash incentive payment for 2015.

(4)	Amounts shown for 2015 represent contributions by us to the SunEdison Semiconductor Retirement Savings Plan.

(5)	Dr. Sadasivam's annual base salary was increased from $437,100 to $600,000 upon consummation of our IPO in May 2014 in connection with his appointment as our President and Chief Executive Officer.

(6)	Mr. Kauffmann's annual base salary was increased from $209,000 to $310,000 in October 2014 upon his promotion to Senior Vice President of Global Sales. Mr. Kauffmann retired on June 1, 2016.

Annual Base Salary
The 2015 base salaries for our Named Executive Officers were:

Named Executive Officer	Base Salary
Shaker Sadasivam	$600,000
Jeffrey L. Hall	400,000
John A. Kauffmann	310,000

2015 Annual Incentive Plan
Our 2015 Annual Incentive Plan ("AIP") has two main components: a company performance component and a personal goal component. The 2015 AIP has “threshold,” “target” and “maximum” payouts based on the achievement of a combination of company performance metrics and personal goal metrics, except for Dr. Sadasivam, for whom payout is based solely on the Company performance component. Messrs. Hall and Kauffmann will earn bonus payout based 75% on the Company performance metric and 25% on personal goals. Achievement of less than 70% of the Company performance metrics will result in a 0% payout for personal goals. The Company performance metric is based upon the level of adjusted EBITDA achieved. The “threshold” level of performance for a particular performance goal represents the lowest level of performance for which any bonus would be earned on that performance goal. The “maximum” level of performance represents the level for which the maximum bonus would be earned for that particular goal, and the “target” represents the target level of performance. Our Compensation Committee approved the following “threshold,” “target” and “maximum” levels for each of our Named Executive Officers (with target, threshold and maximum represented as a percentage of base salary):

Performance as % of Target	Payout as % of Target
120% or more	200%
100%	100%
80% or less	—%
At its meeting in February 2016, the Compensation Committee determined that the necessary level of company performance metrics for 2015 had not been achieved and, as a result, none of the Named Executive Officers will be paid an incentive bonus for 2015.

Outstanding SunEdison Equity Awards at Fiscal Year End
The following table summarizes, for each of our Named Executive Officers who hold SunEdison equity awards, the number of shares of SunEdison restricted stock and the number of shares of common stock of SunEdison underlying outstanding stock options held as of December 31, 2015. Approximately 25% of all of unvested outstanding grants were replaced in January 2015 with stock options and RSUs, as applicable, of SunEdison Semiconductor under the 2014 Plan. See “Exchange of Outstanding SunEdison Equity Awards” below.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date (1)	Grant Date of Stock Awards	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)
Shaker Sadasivam	9,150	—		—		$25.66	1/25/2016		—		$—
	9,300	—		—		29.73	7/25/2016		—		—
	15,000	—		—		45.70	1/24/2017		—		—
	20,000	—		—		58.31	7/24/2017		—		—
	20,000	—		—		69.84	1/23/2018		—		—
	—	46,875	(3)	—		3.45	4/25/2022		—		—
	—	—		112,500	(5)	9.58	7/18/2023		—		—

John Kauffmann	—	1,875	(4)	—		3.45	4/25/2022	4/25/2012	938	(6)	4,774
	—	1,875	(3)	—		9.58	7/18/2023	7/18/2013	938	(7)	4,774

(1)	Except as otherwise indicated, the grant date of all stock option awards is ten years prior to the expiration date.

(2)	Based on SunEdison's closing stock price on December 31, 2015 of $5.09.

(3)	The stock options vest in increments of 25% over four years commencing on the first anniversary of the grant date.

(4)	The stock options vest in increments of 50% on the third and fourth anniversaries of the grant date.

(5)
The stock options will be earned upon the achievement of SunEdison adjusted EBITDA targets. On February 5, 2015, the SunEdison Compensation Committee determined that the adjusted EBITDA target had been met; 112,500 options may be exercised for SunEdison common stock beginning on February 5, 2016.

(6)	The RSUs vest in increments of 50% on the third and fourth anniversaries of the grant date.

(7)	The RSUs vest in increments of 25% over four years commencing on the first anniversary of the grant date.

Outstanding SunEdison Semiconductor Equity Awards at Fiscal Year End
The following table summarizes, for each of our Named Executive Officers, the number of SunEdison Semiconductor RSUs and the number of ordinary shares of SunEdison Semiconductor underlying outstanding stock options held as of December 31, 2015.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Grant Date of Stock Award	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (1)
Shaker Sadasivam	16,048	—		—	$11.11	4/27/2021	(2)	5/28/2014	—		$—	96,154	(4)	$753,847
	16,356	16,357	(5)	—	3.30	4/25/2022	(2)	6/13/2014	13,898	(6)	108,960	—		—
	17,447	—		—	1.68	7/24/2022	(2)	6/11/2015	35,000	(6)	274,400	—		—
	21,460	—		—	3.12	9/18/2022	(2)
	—	39,255	(7)	—	9.15	7/18/2023	(2)
	96,153	288,462	(8)	—	13.00	5/28/2024	(3)
	18,529	55,588	(8)	—	17.39	6/13/2024	(3)
	—	205,700	(8)	—	20.33	6/11/2025	(3)

Jeffrey L. Hall	115,384	115,385	(9)	—	13.00	5/28/2024	(3)	5/28/2014	—		—	57,692	(4)	452,305
	20,587	61,766	(8)	—	17.39	6/13/2024	(3)	6/13/2014	15,442	(6)	121,065	—		—
	—	89,994	(8)	—	20.33	6/11/2025	(3)	6/11/2015	15,313	(6)	120,054	—		—

John Kauffmann	837	—		—	11.11	4/27/2021	(2)	10/27/2014	12,022	(6)	94,252	—		—
	654	655	(5)	—	3.30	4/25/2022	(2)	1/20/2015	327	(10)	2,564	—		—
	2,966	—		—	1.68	7/24/2022	(2)	1/20/2015	328	(11)	2,572	—		—
	3,664	—		—	3.12	9/18/2022	(2)	6/11/2015	8,208	(6)	64,351	—		—
	327	654	(12)	—	9.15	7/18/2023	(2)
	16,029	48,089	(8)	—	17.35	10/27/2024	(3)
	—	48,237	(8)	—	20.33	6/11/2025	(3)

(1)	Based on SunEdison Semiconductor’s closing stock price on December 31, 2015 of $7.84.

(2)
The stock options were issued on January 20, 2015 by SunEdison Semiconductor in connection with an exchange of a portion of Dr. Sadasivam and Mr. Kauffmann’s outstanding SunEdison option awards. See “Long-Term Incentive (Equity Awards) - Exchange of Outstanding SunEdison Equity Awards” below.

(3)	The grant date of these stock options is ten years prior to the expiration date.

(4)
The RSUs vest in full, following review and approval by our Compensation Committee, if our consolidated EBITDA for any of the years ending December 31, 2015 through December 31, 2018, is $200 million or greater.

(5)	The unvested options vest in full on April 25, 2016.

(6)	The RSUs vest in increments of 25% over four years commencing on the first anniversary of the grant date.

(7)	The unvested options vest in full on February 19, 2016.

(8)	The stock options vest in increments of 25% over four years commencing on the first anniversary of the grant date.

(9)	The unvested options vest as follows: 57,692 options vest on December 2, 2016 and 57,693 options vest on December 2, 2017.

(10)
The RSUs were issued on January 20, 2015 by SunEdison Semiconductor in connection with an exchange of a portion of Mr. Kauffmann's outstanding SunEdison RSUs. See “Long-Term Incentive (Equity Awards) - Exchange of Outstanding SunEdison Equity Awards” below. The unvested RSUs vest in full on April 25, 2016.

(11)
The RSUs were issued on January 20, 2015 by SunEdison Semiconductor in connection with an exchange of a portion of Mr. Kauffmann's outstanding SunEdison RSUs. See “Long-Term Incentive (Equity Awards) - Exchange of Outstanding SunEdison Equity Awards” below. The unvested RSUs vest as follows: 164 options vest on each of July 18, 2016 and July 18, 2017.

(12)	The unvested options vest as follows: 327 options vest on each of July 18, 2016 and July 18, 2017.

Pension Plan
Dr. Sadasivam is a participant in our defined pension plan, which was amended in January 2002 to freeze the accrued benefit for him and other employees who did not meet certain age and service criteria. As of December 31, 2015, Dr. Sadasivam had 8.3 years of credited service under the plan, and the present value of his accumulated benefits was $112,595.

Employment and Post-Termination Arrangements

General
Messrs. Hall and Dunnigan are "at will" employees. Dr. Sadasivam is employed under a contract with us, described below under “Employment Agreement”.
Under our equity plans, an employee (including our Named Executive Officers) must be terminated without cause or by the employee for good reason within two years following a change in control of us in order to receive accelerated vesting of stock options and restricted stock units. Under our equity plans, “good reason” is generally considered a material diminution in an employee’s duties and responsibilities, a decrease in an employee’s base salary or benefits, or a relocation of an employee’s work location of more than 50 miles.
Under our severance policy, two of our Named Executive Officers, Messrs. Hall and Kauffmann, would receive six months’ salary continuation and continuation of healthcare benefits if such executives were terminated (other than for cause). Dr. Sadasivam’s severance benefits are described below under “Employment Agreement-Severance Payments”. The salary continuation would be paid bi-weekly in accordance with our regular payroll practices for such periods. Receipt of these payments is conditioned on the executive agreeing to execute a standard general release and waiver and to abide by his employee confidentiality and non-compete agreement, which provides for a two-year non-compete and two-year non-solicitation (of our employees and customers) period.

Employment Agreement
We have entered into a formalized agreement with Dr. Sadasivam, which covers the terms of his employment and severance benefits as follows:

•
Term; Termination. The employment agreement provides that Dr. Sadasivam has a four-year employment term, which commenced immediately following the completion of our IPO. The employment term will automatically renew for additional one year terms unless either party provides the other party with a notice of termination at least 60 days prior to the end of the term or renewal term. The employment term can also be terminated due to death or disability (as defined in the employment agreement), or by us or Dr. Sadasivam for any reason.

•
Salary and Bonus. The employment agreement provides for an annual base salary of $600,000, which will be reviewed annually by our board of directors and may be adjusted upwards in the board's sole discretion. Dr. Sadasivam is eligible to receive an annual bonus targeted at 100% of Dr. Sadasivam’s annual base salary with the potential for awards up to 200% of Dr. Sadasivam’s annual base salary, payable pursuant to the terms of the annual incentive plan approved by our board of directors.

•
Severance Payments. If Dr. Sadasivam’s employment is terminated (i) by us without “Cause” (as defined in the employment agreement) or (ii) by Dr. Sadasivam for “Good Reason” (as defined in the employment agreement), subject to his execution of a general release and separation agreement, Dr. Sadasivam will be entitled to severance payments in an amount equal to two times his annual base salary, payable in equal installments over a period of twenty-four months, the pro rata portion of his annual bonus earned through the termination date based on our actual performance for the year in which termination occurs and, if such termination occurs within two years after the effective date of the employment agreement, the immediate vesting of any unvested stock options or RSUs granted in connection with the IPO.

•	Confidentiality Covenant. The employment agreement prohibits Dr. Sadasivam from disclosing our confidential information during his employment and at any time thereafter.

Severance Plan
In July 2015, the Compensation Committee of the Board of Directors adopted and approved the Company’s Severance Plan (the “Severance Plan”) effective August 1, 2015 for full-time employees of the Company and of its affiliates that have adopted the Severance Plan, including the Company’s executive officers, other than Dr. Sadasivam, the Company’s President and CEO, whose severance benefits are set forth in his employment agreement.
The Severance Plan provides for the payment of benefits to eligible employees in the event of a termination of employment with the Company without cause, as defined in the Severance Plan. Notwithstanding, if the employee participates in the CIC Severance Plan (see below) and the employee's employment is terminated during a “Protection Period” as defined in the CIC Severance Plan, then the CIC Severance Plan will control and the employee will not be eligible to receive benefits under the Severance Plan.
In the event of a Qualifying Termination (as defined in the Severance Plan) and subject to the employee’s execution of a general release of liability against the Company, the Severance Plan provides the following benefits to the participating executive officers:

•
Salary continuation for the greater of (i) six months and (ii) the number of weeks equal to the number of the employee’s full years of service as of the date of the Qualifying Termination (the “Continuation Period”); and

•
For the Continuation Period, COBRA continuation coverage with employee contributions capped at the amount that the employee would be required to contribute for such health coverage if the employee were to continue as an active employee of the Company.

Change in Control Severance Plan
In July 2015, our Compensation Committee adopted and approved the Company’s Change in Control Severance Plan (the “CIC Severance Plan”) effective August 1, 2015 for employees of the Company and its affiliates at the level of Director or above, including the Company’s executive officers.
The CIC Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of a termination of employment with the Company without cause or for good reason, each as defined in the CIC Severance Plan (each, a “Qualifying Termination”) following a change in control as defined in the CIC Severance Plan. In the event of a Qualifying Termination and subject to the employee’s execution of a general release of liability against the Company, the CIC Severance Plan provides the following payments and benefits to the executive officers:

•
A lump sum payment equal to the sum of (i) the employee’s base salary and target bonus for the then-current performance period, multiplied by two, in the case of the President and Chief Executive Officer, and multiplied by one, in the case of the other executive officers, and (ii) a pro-rata portion of the employee’s target bonus, based on the number days elapsed in the performance period prior to the Qualifying Termination (the “Lump Sum Payment”); and

•
For a period equal to 18 months, in the case of the President and CEO, and 12 months, in the case of the other executive officers, COBRA continuation coverage with employee contributions capped at the amount that the employee would be required to contribute for such health coverage if the employee were to continue as an active employee of the Company.

Notwithstanding, in the event that the following amount is greater than the Lump Sum Payment, the employee shall receive the following amount in a lump sum in lieu of the Lump Sum Payment: the product of: (i) the number of the employee’s continuous full years of service with the Company as of the date of the employee’s Qualifying Termination, and (ii) one fifty-second (1/52nd) of the employee’s base salary as of the date of the employee’s Qualifying Termination.

The CIC Severance Plan does not provide for a gross-up payment to any of the executive officers, or any other eligible employee, to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Instead, if the value of the severance benefits, when combined with other payments triggered by a change in control under Section 280G of the Code, exceeds the employee’s applicable Section 280G threshold, and a cutback of those payments to the applicable Section 280G threshold would result in a greater after-tax benefit to the employee, then the total payments are cut back to the extent required to avoid incurring penalties under Sections 280G/4999.

Long-Term Incentive (Equity Awards)
Our Named Executive Officers and other key executives receive annual grants of stock options and restricted stock units pursuant to the 2014 Plan in order to align the long-term interests of management with those of our shareholders and incent our executives to manage our business to meet our long-term business goals and create sustainable long-term shareholder value. The terms and amounts of any grants are determined by our Compensation Committee in accordance with the terms of the 2014 Plan. See “SunEdison Semiconductor Limited 2014 Incentive Plans”.

2015 Annual Grants
In June 2015, our Compensation Committee awarded: (i) a total of 868,323 stock options to our employees, including a total of 343,931 options awarded to our Named Executive Officers, and (ii) a total of 552,015 RSUs to our employees, including a total of 58,521 RSUs awarded to our Named Executive Officers. With respect to the option awards, our Compensation Committee awarded 205,700 options to Dr. Sadasivam, 89,994 options to Mr. Hall and 48,237 options to Mr. Kauffmann. The options have an exercise price of $20.33 per share and vest in increments of 25% over four years commencing on the first anniversary of the date of grant. With respect to the RSU awards, our Compensation Committee awarded 35,000 RSUs to Dr. Sadasivam, 15,442 RSUs to Mr. Hall and 8,208 RSUs to Mr. Kauffmann. The RSUs vest in increments of 25% over four years commencing on the first anniversary of the date of grant.

Exchange of Outstanding SunEdison Equity Awards
In January 2015, an offering of our ordinary shares by selling shareholders was closed. In connection with such offering, SunEdison ceased to own 50% or more of our outstanding ordinary shares. As a result, effective as of the closing, our employees would have been deemed to have had a termination of employment from SunEdison under its various equity incentive plans and all outstanding equity awards with respect to SunEdison stock held by our employees would have been forfeited (in the case of unvested awards) or would have expired within three months (in the case of vested options) without compensation in accordance with the terms of such plans. In order to minimize the adverse impact of these plans’ provisions on our employees, to provide for a fair continuation of the compensation previously granted, and to ensure that our employees remain incented and committed to the mission and performance of our objectives, we and SunEdison agreed, effective as of the closing, to replace 25% of the equity-based compensation awards relating to SunEdison stock that were unvested and held by our employees (including our non-U.S. employees, subject to applicable local laws) with adjusted stock options and restricted stock units, as applicable, for our ordinary shares, each of which generally preserved the value of the original awards. Each of the replacement awards was issued pursuant to the 2014 Plan. The remaining 75% of each of these unvested awards and all vested awards will continue to be held as stock options and restricted stock units, as applicable, for SunEdison common stock. These continuing options and restricted stock units will continue to vest in accordance with their terms, with employment by us to be deemed employment by SunEdison. The options may be exercised, when vested, by our employees in accordance with the terms of the original grant. Vesting terms for any awards relating to our ordinary shares that are substituted for awards originally granted with respect to SunEdison stock generally will remain substantially similar as provided under the original awards, subject to certain adjustments to reflect employment with us.
In connection with the foregoing, we issued options to purchase an aggregate of 442,791 ordinary shares with a weighted-average exercise price of $5.19 per share (including 126,923 and 9,757 options issued to Dr. Sadasivam and Mr. Kauffman, respectively) and an aggregate of 170,115 RSUs (including 1,276 RSUs issued to Mr. Kauffmann), in each case based on applicable SunEdison equity awards outstanding, and our and SunEdison’s share prices as of, the offering closing date of January 20, 2015.

Health and Retirement Benefits
We provide our Named Executive Officers with benefits that our Compensation Committee believes are reasonable and in the best interests of our company and our shareholders. Our Named Executive Officers participate in broad-based benefit programs substantially similar to those offered to our U.S. employees, including healthcare and dental plans, long-term disability insurance, a 401(k) program with a match that is capped by the qualified limit established annually by the Internal Revenue Service, and life insurance plans.

SunEdison Semiconductor Limited 2014 Incentive Plans
In connection with our IPO, we adopted the 2014 Plan and the SunEdison Semiconductor Limited 2014 Non-Employee Director Incentive Plan, or the 2014 Director Plan, the material terms of which are summarized below. We collectively refer herein to the 2014 Plan and the 2014 Director Plan as the 2014 Incentive Plans.

2014 Plan
The purposes of the 2014 Plan are to enable us to attract and retain individuals who will contribute to our long-term success, motivate key personnel to produce a superior return to our shareholders by offering such individuals an opportunity to realize stock appreciation, by facilitating share ownership, and by rewarding them for achieving a high level of corporate performance and promote the success of our business. Eligibility to participate in the 2014 Plan is limited to our and our subsidiaries’ employees (including officers and directors who are employees) and consultants. The 2014 Plan provides for the grant of non-qualified stock options, incentive stock options (within the meaning of Internal Revenue Code Section 422), stock appreciation rights, restricted stock, restricted stock units, performance shares or any other cash- or stock-based award.

2014 Director Plan
The purposes of the 2014 Director Plan are to enable us to attract, motivate and retain qualified and experienced individuals who may perform services for us as non-employee directors, to compensate them for their contributions to our long-term growth and profits, and to encourage them to acquire a proprietary interest in our success. The 2014 Director Plan provides for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, or any other cash- or stock-based award.

Summary of Material Terms of 2014 Incentive Plans
The terms of the 2014 Plan and the 2014 Director Plan are substantially the same. The material terms of the 2014 Incentive Plans are as follows:
Shares Subject to the 2014 Incentive Plans. The maximum aggregate number of shares that may be issued under the 2014 Plan is 10,000,000 ordinary shares, provided that no more than 10,000,000 ordinary shares may be reserved for incentive stock options, while the maximum number of shares that may be issued under the 2014 Director Plan is 1,000,000 ordinary shares. These limitations shall not apply to any dividends paid in cash in connection with outstanding awards, to any stock option or other awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted or through obligations to grant future awards as a result of a merger, consolidation, or acquisition of the employing company with or by us or to the shares underlying any award that is to be settled in cash. To the extent any stock option or other stock award granted under either 2014 Incentive Plan is forfeited, cancelled, terminated, expires, or lapses without having been exercised, or paid in full, the shares subject to such awards will become available for future grant or sale under the applicable 2014 Incentive Plan. However, any shares not issued or delivered as a result of the net settlement of an outstanding stock appreciation right or stock option, shares used to pay the exercise price or withholding taxes related to an outstanding stock appreciation right or stock option, or shares repurchased on the open market with the proceeds of a stock option exercise price will not be available for issuance under the 2014 Incentive Plans. At December 31, 2015, 4,867,236 ordinary shares and 852,250 ordinary shares remained available for issuance under the 2014 Plan and the 2014 Director Plan, respectively.
Award Limitations. During the course of any calendar year, under the 2014 Plan, no participant may be granted stock options and stock appreciation rights with respect to more than 1,500,000 ordinary shares in the aggregate, any other awards with respect to more than 1,500,000 ordinary shares in the aggregate (or, in the event such award denominated or expressed in terms of number of ordinary shares is paid in cash, the equivalent cash value thereof), any cash bonus award not denominated or expressed in terms of number of ordinary shares with a value that exceeds $3,000,000 in the aggregate, or with respect to performance-based awards pursuant to Internal Revenue Code Section 162(m) that, in the aggregate, exceeds 1,500,000 ordinary shares. During the course of any calendar year, under the 2014 Director Plan, no participant may be granted stock options and stock appreciation rights with respect to more than 50,000 ordinary shares in the aggregate, any other awards with respect to more than 75,000 ordinary shares in the aggregate (or, in the event such award denominated or expressed in terms of number of ordinary shares is paid in cash, the equivalent cash value thereof), or any cash bonus award not denominated or expressed in terms of number of ordinary shares with a value that exceeds $200,000 in the aggregate.

Plan Administration. Our Compensation Committee administers the 2014 Incentive Plans. Our board of directors has the authority to amend and modify the 2014 Incentive Plans, subject to any shareholder approval required by law or exchange rules. Subject to the terms of our 2014 Incentive Plans, our Compensation Committee has the authority to determine the terms, conditions and restrictions, including vesting terms, the number of ordinary shares subject to an award and the performance measures applicable to awards granted under the 2014 Incentive Plans, amend any outstanding awards, and construe and interpret the 2014 Incentive Plans and the awards granted thereunder. Under the 2014 Incentive Plans, our Compensation Committee also has the ability to delegate its authority to one or more officers of the Company with respect to awards that do not involve “covered employees” (within the meaning of Internal Revenue Code Section 162(m)) or “directors” or “officers” within the meaning of Section 16 of the Exchange Act so long as the Compensation Committee specifies the maximum number of ordinary shares that may be awarded to any single participant.
Stock Options and Stock Appreciation Rights. Our Compensation Committee may grant non-qualified stock options and stock appreciation rights under the 2014 Incentive Plans and incentive stock options under the 2014 Plan, provided that incentive stock options can only be granted to employees. Generally, the exercise price of stock options and stock appreciation rights will be fixed by the Compensation Committee and set forth in the award agreement, but in no event will the exercise price be less than 100% of the grant date fair market value of our ordinary shares. The term of a stock option or stock appreciation right may not exceed ten years, provided, however, that an incentive stock option held by an employee who owns more than 10% of all of our classes of stock, or of certain of our affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the grant date fair market value of our ordinary shares. Upon a participant’s termination of service for any reason other than cause, death, or disability, the participant may exercise his or her option during the time period ending on the earlier of three months after such termination date or the term of the option. Upon a participant’s termination of service for death or disability, the participant (or his or her estate as applicable) may exercise his or her option during the time period ending on the earlier of 12 months after such termination date or the term of option. If a participant is terminated for cause, then all outstanding options (whether or not vested) shall immediately terminate and cease to be exercisable. Subject to the provisions of our 2014 Incentive Plans, our Compensation Committee will determine the remaining terms of the stock options and stock appreciation rights.
Restricted Stock and Restricted Stock Unit Awards. Our Compensation Committee decides at the time of grant whether an award will be in restricted stock or restricted stock units. The committee also determines the number of shares subject to the award, vesting, and the nature of any performance targets. Subject to the terms of the award agreement, the recipient of restricted stock has voting rights and is entitled to receive dividends with respect to his or her shares of restricted stock. The recipient of restricted stock units does not have voting rights and is not entitled to receive dividends.
Performance Shares and Performance-Based Awards. Our Compensation Committee determines the value of any performance-based award (including performance shares), the vesting and nature of the performance measures, and whether the performance award is denominated or settled in cash, in our ordinary shares, or in a combination of both. Under the 2014 Plan, the performance goals applicable to a particular award will be determined by our Compensation Committee no later than 90 days after the applicable service period has commenced, provided, however, in no event will such performance goals be established after 25% of the service period to which such performance goals relate have elapsed. In addition, under the 2014 Plan, the performance goals will be objective and will include one or more of the following company-wide, affiliate, parent, subsidiary, division, business unit, corporate group, or individual measures: revenue or revenue growth, diversity, economic value added, index comparisons, earnings or net income (before or after taxes), operating margin, peer company comparisons, productivity, profit margin, return on revenue, return on investment, return on capital, sales growth, return on assets, stock price, earnings per share, cash flow, free cash flow, working capital levels, working capital as a percentage of sales, days sales outstanding, months of inventory on hand, days payables outstanding, production levels or services levels, market share, costs, debt to equity ratio, net revenue or net revenue growth, gross revenue, base-business net sales, total segment profit, EBITDA, adjusted diluted earnings per share, earnings per share, gross profit, gross profit growth, adjusted gross profit, net profit margin, operating profit margin, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, pretax income, expenses, capitalization, liquidity, results of customer satisfaction surveys, quality, safety, cost management, process improvement, inventory, total or net operating asset turnover, operating income, total shareholder return, compound shareholder return, return on equity, return on invested capital, pretax, and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating, or workplan goals. Under the 2014 Director Plan, any performance goals applicable to an award will be established by the Compensation Committee and relate to one or more business criteria as determined in the sole discretion of the committee. The applicable award agreement may provide for acceleration or adjustments to the performance targets.

Vesting. Any awards that are subject solely to time vesting shall not vest more rapidly than ratably over a period three years beginning on the first anniversary of the grant date, and any awards that are subject solely to performance vesting shall not vest more rapidly than immediately on the first anniversary of the grant date. Subject to the limitations set forth in the 2014 Incentive Plans, our Compensation Committee determines the vesting terms (including any performance targets) governing each award at the time of the grant.
Dividends. Subject to the terms of the 2014 Incentive Plans, no dividends will be payable with respect to outstanding stock options or stock appreciation rights, restricted stock units, or unearned performance-based awards. Our Compensation Committee in its sole discretion may provide in the applicable award agreement that holders of performance shares be entitled to dividends to the extent such performance shares are earned.
Transferability of Awards. Except as otherwise permitted by the Compensation Committee, the 2014 Incentive Plans do not allow awards to be transferred, provided, however, that an award agreement may permit an award to be transferable by will or by the laws of inheritance or to a designated beneficiary following the participant’s death.
Adjustment for Changes in Capitalization. If any fundamental change occurs to impact our capitalization, including a dissolution or liquidation of us, sale of substantially all of our assets, merger or consolidation of us with or into any other entity, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off, or other relevant change, appropriate adjustments will be made in the number, type and price of shares subject to each outstanding award, as well as to the share limitations contained in the 2014 Incentive Plans.
Change in Control. Upon a “change in control” (as defined in the 2014 Plan) an award may be treated, to the extent determined by our Compensation Committee to be permitted under Internal Revenue Code Section 409A, in accordance with one of the following methods as determined by our Compensation Committee in its sole discretion: (i) upon at least 10 days advance notice to the affected participants, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per ordinary share received or to be received by other shareholders of the Company in such change in control; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2014 Incentive Plans, as determined by the Committee in its sole discretion. Unless otherwise provided in the applicable award agreement, in the event a participant is terminated without cause (or, in the case of the 2014 Plan, for good reason) during the 12-month period following a change in control, all options and stock appreciation rights will become immediately exercisable and all other awards will immediately vest.
Acceleration. Notwithstanding the terms of the applicable award agreement, our Compensation Committee has the power to accelerate the time at which an award may first be exercised or the time during which an award, or any part thereof, will vest in accordance with the 2014 Incentive Plans.
Amendment, Modification or Termination of the 2014 Incentive Plans. Our board of directors has the authority to amend, modify, terminate, or suspend the 2014 Incentive Plans or amend any or all of the applicable award agreements made pursuant to each 2014 Incentive Plan to the extent permitted by law, subject to any shareholder approval required by law or exchange rules, provided that no termination, suspension or modification of either 2014 Incentive Plan may materially or adversely affect any right acquired by any award recipient prior to such termination, suspension, or modification. Each 2014 Incentive Plan will terminate on the ten-year anniversary of its approval by our board of directors, unless terminated earlier pursuant to the terms of the applicable 2014 Incentive Plan.

Risk Assessment and Compensation Practices
Our management assessed and discussed with our board of directors the compensation policies and practices for our employees as they relate to its overall risk management, including in relation to our business. Based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company's ordinary shares that may be issued upon exercise of options, warrants, and rights under the Company's equity compensation plans as of December 31, 2015.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	Weighted-average exercise price of outstanding options, warrants, and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	4,747,571	$15.83	5,719,486
	ordinary shares (3)		ordinary shares (4)
Equity compensation plans not approved by security holders	0 ordinary shares	—	—
Total	4,747,571	$15.83	5,719,486
	ordinary shares		ordinary shares

(1)	Number of shares is subject to adjustment for changes in capitalization for stock splits, stock dividends, and similar events.

(2)	Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.

(3)	Includes 1,814,957 ordinary shares that may be issued upon vesting of restricted stock units.

(4)	These shares are issuable under the 2014 Incentive Plans.

REPORT OF THE AUDIT COMMITTEE

We have met and held discussions with the Company’s management and with the Company’s independent registered public accounting firm, KPMG LLP (“KMPG”). We have reviewed and discussed the consolidated financial statements of the Company for 2015 with Company management. We discussed with KPMG matters required to be discussed by the standards of the Public Company Accounting Oversight Board (United States), including standards set forth in Statement on Auditing Standards No. 61, as amended.
KPMG also provided to us the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and we discussed with KPMG their independence.
Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.
The Audit Committee and the Board of Directors have approved, subject to shareholder approval, the selection of KPMG LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for 2016.
Submitted by the Audit Committee of the Board of Directors:
Justine F. Lien, Chairperson
Antonio Alvarez
Jeffrey Beck

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Ownership of Principal Stockholders of the Company
The following table sets forth certain information regarding beneficial ownership of our ordinary shares as of May 27, 2016 for each person known by the Company to beneficially own more than 5% of our outstanding ordinary shares. Except as indicated in footnotes to this table, the Company believes that the stockholders in this table have sole voting and dispositive power with respect to all ordinary shares shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage of Class
The Baupost Group, L.L.C., SAK Corporation, and Seth A. Klaman 10 St. James Avenue, Suite 1700, Boston, MA 02116	8,372,979	(1)	19.95%
Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP 280 Congress Street, Boston, MA 02210	5,857,569	(2)	13.96%
Coltrane Asset Management, L.P., Coltrane Asset Management Holdings, Ltd., Coltrane Master Fund, L.P., Coltrane GP, LLC, and Mandeep Manku 250 West 55th Street, 16th Floor, New York, NY 10019	2,429,610	(3)	5.79%
Alliance Bernstein L.P. 1345 Avenue of the Americas, New York, NY 01015	2,133,930	(4)	5.08%

(1)
This information is based solely on a Schedule 13G filed jointly by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klaman with the SEC on February 15, 2016. According to such Schedule 13G, each member of the filing group has shared voting and dispositive power with respect to all of the shares.

(2)
This information is based solely on a Schedule 13G filed jointly by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP with the SEC on February 11, 2016. According to such Schedule 13G, each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP beneficially owns all of the shares, has sole voting or dispositive power with respect to none of the shares, has shared voting power with respect to 4,669,366 of the shares and has shared dispositive power with respect to all of the shares. According to such Schedule 13G, Wellington Management Company LLP beneficially owns 5,082,646 of the shares, has sole voting or dispositive power with respect to none of the shares, has shared voting power with respect to 4,278,815 of the shares and has shared dispositive power with respect to all of the shares it beneficially owns.

(3)
This information is based solely on a Schedule 13G filed by Coltrane Asset Management, L.P., Coltrane Asset Management Holdings, Ltd., Coltrane Master Fund, L.P., Coltrane GP, LLC, and Mandeep Manku with the SEC on February 5, 2016. According to such Schedule 13G, each member of the filing group has sole voting and dispositive power with respect to all of the shares.

(4)
This information is based solely on a Schedule 13G filed by AllianceBernstein L.P. with the SEC on February 16, 2016. According to such Schedule 13G, AllianceBernstein L.P. has sole voting with respect to 2,025,572 shares and sole dispositive power with respect to all of the shares.

Beneficial Ownership of Ordinary Shares by Directors and Management
The following table sets the number of our ordinary shares beneficially owned as of May 27, 2016 by each Named Executive Officer, each of our directors, and all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of May 27, 2016, and RSUs that vest within 60 days of May 27, 2016, are deemed to be outstanding and beneficially owned by the person holding such securities. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all ordinary shares shown as beneficially owned by the shareholder.

Name	Shares Beneficially Owned		Percentage of Class
Shaker Sadasivam	458,177	(1)	1.1%
Jeffrey L. Hall	178,895	(2)	*
John A. Kauffmann	49,004	(3)	*
Antonio R. Alvarez	5,963		*
Gideon Argov	12,025		*
Michael F. Bartholomeusz	—		*
Jeffrey A. Beck	12,025		*
Justine F. Lien	7,756		*
Abdul Jabbar Bin Karam Din	—		—
Directors and executive officers as a group (10 persons)	797,305		1.9%

*	Represents holdings of less than 1%

(1)	Includes 114,683 options that will become exercisable within 60 days of May 27, 2016 and 13,383 RSUs that will vest within 60 days of May 27, 2016.

(2)	Includes 20,589 options that will become exercisable within 60 days of May 27, 2016, 12,451 and 8,975 RSUs that will vest within 60 days of May 27, 2016.

(3)	Includes 12,386 options that will become exercisable within 60 days of May 27, 2016, 9,434 and 2,052 RSUs that will vest within 60 days of May 27, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies with Respect to Related Party Transactions
The Company’s Audit Committee charter requires that the Audit Committee, which is comprised entirely of independent directors, review and approve all related party transactions that are required to be disclosed by SEC rules, and also review and approve potential conflict of interest situations involving members of the Board of Directors or senior management. Current SEC rules define a related party transaction to include any transaction, arrangement, or relationship in which the Company is a participant and the related party has a direct or indirect interest. Disclosure is required if the amount involved in the transaction or series of transactions exceeds $120,000.

Transactions with SunEdison, Inc.
We and SunEdison have entered into certain agreements that effected the separation of our business from SunEdison and provide a framework for our ongoing relationship with SunEdison. We entered into some of these agreements at a time when we were a wholly-owned subsidiary of SunEdison. Accordingly, some of the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties.
On April 21, 2016, SunEdison, Inc. and certain of its subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. See "The recent Chapter 11 bankruptcy filing by SunEdison, Inc. has had immediate implications for our financial reporting and, depending on claims made and dispositions of those claims in the bankruptcy proceedings, could have a material adverse effect on our business, financial condition and results of operations," in Part II, Item 1A, "Risk Factors," in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.
The following is a summary of certain material terms of such agreements with SunEdison. The written agreements summarized below are listed as exhibits in our Annual Report on Form 10-K for the year ended December 31, 2015, and the summaries of these agreements set forth the terms of the agreements that we believe are material. These summaries are qualified in their entirety by reference to the full text of such agreements.
In addition to our written agreements with SunEdison, our other transactions with SunEdison in 2015, which are described below, included the following: we purchased polysilicon, our principal raw material, from SunEdison and sold certain intermediate products, primarily scrap materials, to SunEdison on a purchase order basis.
As of and after the closing of the secondary offering on July 1, 2015, in which SunEdison sold all of its shares in the Company, transactions with SunEdison are no longer considered related party transactions.

Transition Services
We entered into a transition services agreement with SunEdison in which we and SunEdison agreed to mutually provide each other certain corporate, general, and administrative services following the completion of our IPO for the term set forth for such service in each annex to the agreement. The material terms of this agreement are discussed below.
Under the agreement, we and SunEdison agreed to mutually provide each other certain corporate, general and administrative services, including services related to information technology and telecommunications, payroll, benefits and human resources administration, taxes, real estate and facilities management, office management, intellectual property management, and research and development. To the extent either we or SunEdison identify any additional services that are needed to transition the respective businesses in connection with our IPO, then we and SunEdison agreed to cooperate in good faith to negotiate the terms of such additional services.
The quality of transition services to be provided pursuant to the agreement must be substantially similar to those provided internally to each party’s subsidiaries and affiliates, and, where applicable, substantially consistent with the quality and scope of such services provided prior to the effective date of the agreement. In addition, each party is required to use commercially reasonable efforts, at the recipient party’s expense, to obtain any third party consents, licenses, or approvals that are required for the performance of services, and to the extent such third party consents, licenses, or approvals are not obtained, then either party can immediately terminate the affected service. Additionally, each party may use its reasonable discretion in prioritizing requests for services among its own subsidiaries and affiliates and those of the other party, provided that each party communicates any scheduling issues to the other party and uses commercially reasonable efforts to accommodate requests for services. Either party may engage subcontractors to provide services covered by the transition services agreement, and neither party is required to add or retain staff, equipment, facilities, or other resources in order to provide any transition services unless otherwise agreed.

Each party warrants that it shall use reasonable care in providing transition services to the other party and that such services will be provided in accordance with applicable laws, rules, and regulations. The provider of any service has no liability with respect to furnishing such service except to the extent resulting from the provider’s gross negligence or willful misconduct. In no event will either party be liable for any indirect, incidental, special, punitive, exemplary or consequential damages, lost profits, loss of goodwill, or lost opportunities relating to the transition services agreement, and in no event will the provider’s liability with respect to its furnishing of services exceed the aggregate amount of fees paid to the provider (excluding any direct charges) under the transition services agreement.
Each party agreed to use commercially reasonable efforts to transition each service being provided under the agreement to its own internal organization or to obtain alternate third party sources to provide such services within 24 months after the completion of our IPO. The agreement expires on the 2 year anniversary of our IPO, unless otherwise agreed by the parties, or upon the expiration of all services provided under the agreement. Either party may terminate the agreement prior to the expiration date upon 45 days prior written notice to the other party or immediately upon the other party’s insolvency. In addition, either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 30 days after written notice from the non-breaching party.
In the event a third party obtains a controlling interest in us, or in the event we or any of our affiliates are merged or consolidated with a third party, SunEdison has the right to terminate this agreement upon 10 days written notice provided within 30 days of such change of control event. Notwithstanding the above, in the event a third party that is active in the same field as SunEdison’s solar energy business gains a controlling interest in us or any of our affiliates, SunEdison has the right to terminate the agreement and all services thereunder upon 30 days written notice. Under the agreement, “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of us, whether through the ownership of voting securities, by contract, or otherwise.
Under the transition services agreement, the provider of a service generally charges the recipient party an agreed upon monthly service fee during the term of such service as set forth in the agreement, as well any direct charges for external costs associated with such service, including third party legal, accounting and advisor fees, costs associated with any telecommunications contracts or information service licenses, and insurance costs. In addition, any fees based on full time employee calculations are adjusted semi-annually upon the agreement of the parties. Except as provided in the agreement, the fee for each service is subject to an automatic five percent increase on January 1 of each year following the effective date of the agreement.
The payments that we make to SunEdison pursuant to the transition services agreement are not necessarily indicative of, and it is not practical for us to estimate, the level of expenses we might incur in procuring these services from alternative sources. In 2015, SunEdison paid aggregate fees to us for the services covered by the transition services agreement of approximately $4.2 million, and we paid SunEdison aggregate fees for the services covered by the transition services agreement of approximately $0.1 million.
Under the transition services agreement, each party is obligated to maintain the confidentiality of confidential information of the other party for a period of 10 years following the termination of the transition services agreement.

Polysilicon Purchases
During 2015, we purchased our requirements for polysilicon, the principal raw material used in our manufacturing process, primarily from SunEdison. Through June 2015, these purchases were made on a purchase order basis. On June 23, 2015, the Company and SunEdison entered into a letter agreement regarding granular polysilicon supply matters (the “Agreement”). The Agreement provides for a long-term supply by SunEdison of the Company’s granular semiconductor grade polysilicon needs. The Agreement provides for a fixed price per kilogram of the granular polysilicon for each year over the 10.5-year period of the Agreement. The total amount of our polysilicon purchases from SunEdison in 2015 was approximately $58.7 million.

Intermediate Product Sales
We sell certain intermediate products, such as polysilicon, trichlorosilane gas, ingots, and scrap wafers, to SunEdison on a purchase order basis. During 2015, our sales of intermediate products to SunEdison totaled approximately $0.8 million.

Manufacturing, Laboratory and Office Space Lease
In February 2015, we entered into a Manufacturing, Laboratory and Office Space Lease (the “Lease”) with SunEdison for the lease by us to SunEdison of manufacturing, laboratory and related office space located at our facility in St. Peters, Missouri. The total leased area, including building space and outside land, is approximately 216,765 sq. ft. The Lease calls for specified rent payments applicable to each of eight different portions of the premises. The monthly rent for the portions ranges from $642 to $96,667 depending on the area and use of the portion that is leased. The Lease has a term of two years, provided that the Lease may be terminated for certain portions of the leased premises prior to the expiration of the two-year term. In September 2015, we received notice from SunEdison that it was terminating the Lease as of December 31, 2015 for certain portions of the leased premises. During 2015, SunEdison’s payments to us under the Lease totaled approximately $1.8 million.

Amounts Due To and From SunEdison
As a result of the above-described transactions with SunEdison, at December 31, 2015, we owed SunEdison approximately $4.7 million and SunEdison owed us approximately $0.3 million.

Separation Agreement
In connection with the completion of our IPO, we entered into a separation agreement with SunEdison. This separation agreement governs certain pre-offering transactions between SunEdison and us, as well as aspects of the relationship between SunEdison and us following our IPO and the Formation Transactions, which are not otherwise governed by the other agreements set forth below. The separation agreement provides further assurances and covenants between SunEdison and us to ensure that the separation of our business from SunEdison was executed pursuant to our intent and that commercially reasonable efforts would be taken to do all things reasonably necessary to consummate and make effective the pre-offering transactions and the Formation Transactions. The separation agreement provides for mutually agreed exchange of information, confidentiality, dispute resolution methods, and limitations of liability.

Intellectual Property Licensing Agreements
Under the intellectual property agreements we entered into in connection with the Formation Transactions, SunEdison has licensed to us certain of its retained intellectual property rights applicable to manufacturing semiconductor wafers, including certain rights related to CCZ and diamond wire cutting, but excluding Fluidized Bed Reactor ("FBR") and high-pressure FBR. These agreements are described below.

Patent and Technology Cross-License Agreement
In connection with the completion of our IPO, we entered into a patent and technology cross-license agreement with SunEdison. Under the agreement, we agreed to license to SunEdison substantially all of our patents, patent applications, software, trade secrets, know-how, and other intellectual property that have application in SunEdison’s solar energy business, and SunEdison licensed to us substantially all of its patents, patent applications, software, trade secrets, know-how, and other intellectual property that have application in our semiconductor wafer business. The licensed intellectual property includes intellectual property within the applicable field of use that each party owns, or has a right to grant an exclusive license under, during the period from the closing of our IPO until the earlier of (i) the fifth anniversary of the closing of our IPO and (ii) a change in control of such party involving a competitor of the other party, provided that our field of use is limited to the semiconductor industry and the production of semiconductor wafers. The intellectual property licensed by SunEdison to us under the agreement excludes all intellectual property related to CCZ, diamond coated wire, FBR and high-pressure FBR, with such arrangements to be set forth in separate agreements as described below.
The licenses granted by each party under the agreement are exclusive, worldwide, perpetual, non-transferable (except by assignment with the other party’s written consent), and royalty-free licenses to use the above-described intellectual property rights within such party’s respective field of use. Each party may grant sub-licenses of the intellectual property licensed to it under the agreement only with the other party’s prior written consent, provided such consent may not to be unreasonably withheld, conditioned, or delayed. Each party owns all improvements, derivative works, enhancements, and other modifications developed by such party with respect to the intellectual property licensed to it under the agreement (unless such improvements are developed under the technology joint development agreement described below, in which case ownership is governed by the technology joint development agreement), provided that such party is obligated to disclose such improvements to the other party during the term of the agreement and, upon the other party’s request, grant to the other party a royalty-free, non-exclusive, worldwide, perpetual, and non-transferable (except by assignment with the other party’s consent) license to use such improvements in the other party’s field of use.

Each party has the first right, at its own expense, to control an enforcement action relating to intellectual property licensed to it under the agreement with a primary application in such party’s field of use. If such party does not initiate and control an enforcement action with respect to infringement, misappropriation, or other violation of any intellectual property licensed to it under this agreement within 90 days of receipt of a request from the other party to assume control over such action, then the other party has the right to control the enforcement action, provided that if it does not do so within 90 days, this right reverts back to the initial party.
The agreement continues in effect until the expiration of the last item of licensed intellectual property (which expiration, in the case of patents, is the expiration of the statutory term (including all extensions and renewals) of such patents, and in the case of know-how and trade secrets, is the date on which such know-how and trade secrets are no longer non-public). The agreement may be terminated early by the parties’ mutual written agreement. In addition, either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 60 days after written notice from the non-breaching party.

CCZ and Diamond Coated Wire License Agreement
In connection with the completion of our IPO, we entered into a patent and technology license agreement with SunEdison regarding CCZ silicon crystal growth and diamond coated wire intellectual property. The material terms of this agreement are discussed below.
Under the agreement, SunEdison licensed to us, and certain of our subsidiaries in the U.S. and Italy, its U.S. and non-U.S. patents and patent applications and its technology (including discoveries, conceptions, ideas, improvements, enhancements, and inventions and data) relating to CCZ silicon crystal growth and diamond coated wire technology, provided that our use of such licensed intellectual property is limited to the semiconductor industry and the production of semiconductor wafers. The agreement prohibits us from using the licensed intellectual property for the manufacture of polysilicon, the manufacture of materials used in the solar photovoltaic industry, or for balance of system hardware or software used in solar systems. Additionally, the agreement prohibits SunEdison from licensing the applicable intellectual property to any third party for use in the production of semiconductor wafers and similar uses in the semiconductor industry.
The licenses granted under the agreement are non-exclusive, perpetual, non-transferable (except in limited circumstances), and royalty-free licenses within the territories of the U.S. and Italy. We generally are prohibited from granting sub-licenses of the intellectual property licensed to us under the agreement without the prior written consent of SunEdison, provided such consent may not to be unreasonably withheld, conditioned, or delayed. However, we do not need prior written consent to grant sublicenses to certain of our vendors for purposes of the commercialization of the licensed intellectual property so long as such vendors have been used or otherwise approved by SunEdison, and, in the case of a sublicense granted in territories other than the U.S. and Italy, such sublicense is made at least one year after the effective date of the agreement. Unless otherwise agreed to by SunEdison in its sole discretion, SunEdison exclusively owns all improvements and other intellectual property developed by us with respect to the intellectual property licensed under the agreement. Any such improvements will be included within the licensed intellectual property and subject to the license described above. We are obligated to share with SunEdison on a monthly basis all of our research and development, test results, and performance data relating to our use of CCZ and diamond coated wire.
The agreement has a term of five years, provided that the parties may mutually agree in writing to extend the term. The agreement may be terminated early by the parties’ mutual written agreement. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 60 days after written notice from the non-breaching party. SunEdison may also terminate the agreement within 60 days of a third party obtaining a controlling interest in us. Under the agreement, “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of us, whether through the ownership of voting securities, by contract, or otherwise.
In the event of a termination other than for cause, the licenses granted to us under the agreement will continue on a perpetual basis solely with respect to the licensed intellectual property in existence as of the time of such termination. However, in the event a third party active in the manufacture of polysilicon, the manufacture of solar products, or related activities in the solar energy field gains a controlling interest in us, then SunEdison may terminate immediately all licenses under the agreement other than the license related to improvements to the licensed intellectual property, which license will be perpetual regardless of the manner in which the agreement is terminated or the termination of all other licenses.

If, as a result of any third party claim of infringement or misappropriation pertaining to any of the licensed intellectual property, we are enjoined from using the licensed intellectual property, or if SunEdison reasonably believes that the licensed intellectual property is likely to become the subject of a third party claim of infringement or misappropriation, SunEdison, at its option and expense, is permitted to (i) procure the right for us to continue to use the licensed intellectual property, (ii) replace or modify the licensed intellectual property so that it becomes non-infringing and remains functionally equivalent, or (iii) terminate the license with respect to the affected intellectual property.
The agreement includes a non-competition covenant prohibiting us from engaging in any business or activity that is competitive with the business or activities of SunEdison, which includes the design, materials, processes, products, and procedures related to the generation, storage, transmission, distribution, control, or monitoring of electrical power and electrical energy obtained from photovoltaic conversion of solar radiation and other renewable energy sources.
We have agreed in the agreement to indemnify SunEdison and its affiliates and their respective employees, officers, and directors for any liabilities or damages suffered by them arising out of (i) our use of the licensed intellectual property and (ii) any use, sale, or other disposition by us of products made by utilizing such licensed intellectual property.

Technology Joint Development Agreement
In connection with the completion of our IPO, we entered into a technology joint development agreement with SunEdison, which provides a framework for joint development and other collaborative activities between us and SunEdison. The material terms of this agreement are discussed below.
Under the agreement, the parties may agree to conduct one or more joint development programs, the specific terms and conditions of which will be set forth in a separate statement of work for each joint development program. Each statement of work will designate which party will be the sole owner of the intellectual property and technology developed under the program, provided that SunEdison will be the sole owner of any such intellectual property or technology that SunEdison reasonably determines is necessary or useful to the development, application or use of CCZ or diamond coated wire in any field. The other party’s rights in such intellectual property and other technology developed in connection with any joint development program will be governed by the patent and technology cross-license agreement or the CCZ and diamond coated wire patent and technology license agreement, as applicable.
The agreement provides that in the event any employee of one party is seconded to the other party, the intellectual property and other technology developed outside of a joint development program by such employee in the course of his or her duties as a seconded employee will be exclusively owned by the party for whom the seconded employee is performing duties at the time such intellectual property or technology is created or developed. Any such intellectual property or technology will be governed by the patent and technology cross-license agreement or the CCZ and diamond coated wire patent and technology license agreement, as applicable.
Employees of each party may also share workspace, laboratory space, and other co-located facilities in the normal course of business. If such proximity of employees results in the creation of intellectual property or other technology jointly developed outside of a joint development program by at least one employee, agent, or contractor of each party, the agreement provides that the ownership of such intellectual property or technology is governed by principles of U.S. patent law and is subject to applicable license agreements between us and SunEdison.
The agreement has an initial term of five years, provided that the parties may mutually agree in writing to extend the term for any period prior to the expiration of the initial term. The agreement may be terminated early by the parties’ mutual written agreement. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 60 days after written notice from the non-breaching party.
In the event a third party obtains a controlling interest in us, or in the event we or any of our affiliates are merged or consolidated with a third party, SunEdison has the right to terminate this agreement upon 10 days written notice provided within 30 days of such change of control event. Notwithstanding the above, in the event a third party that is active in the same field as SunEdison’s solar energy business gains a controlling interest in us or any of our affiliates, SunEdison has the right to terminate this agreement upon 30 days written notice. Under the agreement, “controlling interest” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of us, whether through the ownership of voting securities, by contract, or otherwise.

Other Agreements
SunEdison also granted to us a royalty-free license to use certain of SunEdison’s trademarks for a period of time following the completion of our IPO.

Tax Matters Agreement
We entered into a tax matters agreement with SunEdison immediately prior to our IPO that governs the parties’ respective rights, responsibilities, and obligations with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes. In general, under the agreement:

•
We are responsible for, and shall be entitled to any refund in respect of: (i) any non-U.S. taxes (including any related interest, penalties, or audit adjustments) imposed on us and our subsidiaries for all periods, whether before or following the completion of our IPO (including, with respect to such non-U.S. taxes for a period before the completion of our IPO and any audit adjustments made following the completion of our IPO), and (ii) any U.S. federal, state, and local taxes (including any related interest, penalties, or audit adjustments) imposed on us and our subsidiaries for all periods following the completion of our IPO. SunEdison is responsible for, and shall be entitled to any refund in respect of any U.S. federal, state, and local taxes (including any related interest, penalties, or audit adjustments) imposed on us and our subsidiaries for all periods preceding the completion of our IPO (including any audit adjustments with respect to such taxes as are made following the completion of our IPO). We also are responsible for any liability owed to any governmental entity as a result of our failure, following the completion of our IPO, to satisfy any terms and conditions imposed on us under any tax incentive arrangement entered into by and among us, SunEdison, and such government entity.

•
SunEdison is also responsible for, and shall be entitled to any refund in respect of: (i) any U.S. federal, state, and local taxes (including any related interest, penalties, or audit adjustments) for all periods preceding the completion of our IPO (including any audit adjustments with respect to such taxes as are made following the completion of our IPO); (ii) any U.S. federal, state, and local taxes (including any related interest and penalties or audit adjustments) imposed on SunEdison and its subsidiaries (excluding us and our subsidiaries) for all periods following the completion of our IPO; and (iii) any non-U.S. taxes (including any related interest, penalties, or audit adjustments) imposed on SunEdison and its subsidiaries (excluding us and our subsidiaries), whether for a period before or following the completion of our IPO (including, with respect to such non-U.S. taxes for a period before the completion of our IPO, any audit adjustments made following the completion of our IPO). SunEdison is also responsible for any liability owed to any governmental entity as a result of its failure, following the completion of IPO, to satisfy any terms and conditions imposed on it under any tax incentive arrangement entered into by and among us, SunEdison, and, such government entity.

•
SunEdison, in good faith consultation with us, is responsible for determining the allocation of tax attributes, including net operating losses and unused non-U.S. tax credits, between SunEdison and its subsidiaries, on the one hand, and us and our subsidiaries on the other.

•	We are responsible for preparing and filing any tax returns that include only us and our subsidiaries.

•
SunEdison is responsible for preparing and filing any tax returns that include only SunEdison and its subsidiaries (excluding us and our subsidiaries), as well as any tax returns that include SunEdison or one or more of its subsidiaries together with us or one or more of our subsidiaries.

•
We agreed not to file any adjustment or refund requests with respect to any return that includes SunEdison or one or more of its subsidiaries together with us or one or more of our subsidiaries, and further agreed not to carry back any losses to any such returns without SunEdison’s consent.

•
We have the exclusive authority to control tax contests that relate to the tax returns we file, provided that SunEdison has the right to participate in that portion of any tax contest that could have a material adverse effect on SunEdison and its subsidiaries (excluding us and our subsidiaries).

•
SunEdison has the exclusive authority to control tax contests that relate to the tax returns it files, provided that we have the right to participate in that portion of any tax contest that could have a material adverse effect on us and our subsidiaries.

Neither party’s obligations under the agreement are limited in amount or subject to any cap. The agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations, or similar proceedings. In addition, the agreement provides for cooperation and information sharing with respect to tax matters.

Transactions with Samsung Electronics and Samsung Fine Chemicals
In connection with our IPO, Samsung Electronics and Samsung Fine Chemicals purchased 2,425,578 and 7,200,000, respectively, of our ordinary shares in separate private placements, or 5.8% and 17.3%, respectively, of our outstanding shares. Samsung Electronics is one of our customers and was our joint venture partner in MKC, which owns and operates a wafer manufacturing facility in South Korea. Samsung Fine Chemicals is a joint venture partner, along with SunEdison, of ours in the SMP joint venture in South Korea. As consideration for the issuance of the ordinary shares, (i) Samsung Electronics transferred to us its 20% interest in MKC, and (ii) Samsung Fine Chemicals made an aggregate cash investment in us of $93.6 million. The sale of those shares was not registered under the Securities Act.
We agreed to indemnify the Samsung Purchasers for breaches of our representations, warranties, and covenants contained in the applicable share purchase agreements. In each of the purchase agreements, our indemnification obligation is subject to a cushion equal to 1% of the value of the shares issued under the purchase agreement, in which case we would only be liable for losses in excess of such amount, and a cap equal to 5% of the value of the shares issued under the purchase agreement. However, for breaches of certain fundamental representations, the cap is equal to 100% of the value of the shares issued under the purchase agreement. The value of the shares was determined by multiplying the number of shares issued to the applicable Samsung Purchaser by the initial public offering price in our IPO of $13.00 per share.
As of and after the closing of the secondary offering on July 1, 2015, in which each of Samsung Electronics and Samsung Fine Chemicals sold all of their shares in the Company, transactions with Samsung Electronics and Samsung Fine Chemicals are no longer considered related party transactions.

Wafer Purchase and Sale Agreement
On March 20, 2014, we entered into a wafer purchase and sale agreement with Samsung Electronics. Pursuant to the agreement, beginning on July 1, 2014 and for the term of the agreement, Samsung Electronics will purchase from us, and we will supply to Samsung Electronics, specified minimum quantities of polished and prime silicon wafers manufactured by us. Such minimum quantity requirements will not apply if: (i) the silicon wafers provided by us do not meet the requisite product specifications, (ii) we invoice Samsung Electronics at a price that was not previously agreed to by us and Samsung Electronics or (iii) we fail to deliver the committed quantity of silicon wafers in accordance with the applicable delivery schedule. In the event of a shortage of supply, we must allocate supplies of silicon wafers to Samsung Electronics and its affiliates and our other customers in a manner that is fair and reasonable.
On the last business day of each calendar month, Samsung Electronics may provide us with a rolling forecast of its expected order volumes of silicon wafers. Any purchase order issued by Samsung Electronics generally must conform to the rolling forecast, subject to certain permissible deviations. We must accept or reject any purchase order within five days of receipt. Samsung Electronics may cancel a purchase order at any time at its convenience upon written notice to us. Upon a cancellation, Samsung Electronics will be liable for the silicon wafers already manufactured or in the process of manufacture, but will not be liable for any commitments in excess of such amounts. Unless otherwise mutually agreed to by the parties, we are required to invoice Samsung Electronics for each shipment of silicon wafers upon the delivery of such shipment to Samsung Electronics.
We must seek approval from Samsung Electronics prior to making any changes to the silicon wafers being supplied pursuant to the agreement that would affect their operation, interchangeability, appearance, life cycle, or engineering quality approvals. We agreed to provide certain warranties with respect to our products, including that the product supplied by us will not infringe or misappropriate any third party intellectual property, and that such products will be free of any defects in design, material, and workmanship and will conform to the specifications for such products. In the event an epidemic failure occurs following any order acceptance, in addition to the standard warranty remedies Samsung Electronics has under the agreement, Samsung Electronics may return all products in the same manufacturing lot that is subject to the epidemic failure, and, at Samsung Electronics’ discretion, we are required to reimburse all of Samsung Electronics’ actual and reasonable out-of-pocket expenses relating to such epidemic failure. An epidemic failure is defined under the agreement as a defect from which the same root cause has been established which affects more than a specified percentage of the products supplied to Samsung Electronics for a specified period of time, so long as such failure is not attributable to a failure to use such products in conformity with the product specifications.
The wafer purchase and sale agreement has a term of three years ending on July 1, 2017. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to remedy such breach within 30 days after written notice from the non-breaching party. In addition, Samsung Electronics has the right to terminate the agreement upon seven days written notice in the event of our non-compliance with any applicable environmental, health and safety laws or regulations, or immediately upon our insolvency.

We agreed to indemnify Samsung Electronics and its affiliates and their respective directors, officers, employees, agents, customers, and distributors for any liabilities or damages arising out of: (i) any alleged or actual intellectual property infringement or misappropriation claims raised by a third party, (ii) the delivery, condition, manufacture, purchase, use, sale, import, distribution, or other transfer of semiconductor wafers supplied by us except to the extent solely caused by Samsung Electronics’ gross negligence, (iii) a breach of any agreement, covenant, representation or warranty made by us in the agreement, (iv) any damage to property and injuries to any persons resulting from, arising out of or in connection with any semiconductor wafers purchased under the agreement, or (v) our negligence, gross negligence, bad faith, or intentional or willful misconduct in the performance of our obligations under the agreement.
Under the wafer purchase and sale agreement, each party is obligated to maintain the confidentiality of confidential information of the other party during the term of the agreement and for five years thereafter. Additionally, we are required to keep the price and quantity terms of the agreement, the contents of any purchase order, and the manufacturing processes relating to any product supplied to Samsung Electronics confidential.
Prior to the effective date of the wafer purchase and sale agreement, Samsung Electronics purchased wafers from us on a purchase order basis. During 2015, Samsung Electronics purchased a total of approximately $163.5 million in silicon wafers from us.

SMP Joint Venture
Prior to the completion of our IPO, SunEdison contributed to us the approximately 35% interest in SMP it acquired from Samsung Fine Chemicals, and as a result of this contribution, SMP was owned 35% by us, 50% by a subsidiary of SunEdison and 15% by Samsung Fine Chemicals. In connection with this contribution, we entered into a joinder and amendment agreement whereby we became a party to the SMP joint venture agreement. Pursuant to this joint venture agreement, the joint venture parties formed SMP to construct, own, and operate a facility in South Korea to produce high purity polysilicon, including electronic grade polysilicon. Construction of the SMP polysilicon manufacturing facility was recently completed and is in the initial stages of polysilicon production, but has not reached full commercial capabilities at this time. Under the SMP joint venture agreement, as amended, we are no longer required to purchase granular polysilicon in an amount commensurate with our ownership percentage of SMP. Rather, we entered into a letter agreement with SunEdison in June 2015 which provides for the long-term supply by SunEdison to us of our granular polysilicon needs at a fixed price per kilogram for each year over the 10.5 year term of the letter agreement.
Our ownership interest in SMP decreased from 35.00% to 33.05% on June 12, 2015, from 33.05% to 30.51% on August 5, 2015, from 30.51% to 30.02% on October 6, 2015, and from 30.02% to 28.32% on February 5, 2016 as a result of capital calls by SMP in which we did not participate.
During the third quarter of 2015, we entered into a definitive agreement to sell approximately 30% of our SMP investment, representing approximately 9% of total SMP shares outstanding, for $35.0 million to SunEdison. The sale was subject to a third party consent which was obtained in March 2016. Our ownership has decreased to 19.76% as a result of the sale. On May 3, 2016, SMP filed an application for rehabilitation under Korean law, which is similar to a reorganization under U.S. bankruptcy laws, due to liquidity issues.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of the forms furnished to the Company or written representations of certain persons, each director, officer and beneficial owner of 10% of the outstanding shares of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 for fiscal 2015.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy materials, including the Notice, with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household Annual Reports and proxy materials, including the Notice, by delivering a single document set to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our Notice, Annual Report or proxy statement, by sending a written request to SunEdison Semiconductor Limited, 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.
If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to SunEdison Semiconductor Limited, 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.
If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s Notice, Annual Report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to SunEdison Semiconductor Limited, 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376, Attn: Investor Relations, or by telephoning 636-474-5000.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), some shareholder proposals may be eligible for inclusion in our 2016 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to us at 501 Pearl Drive (City of O’Fallon), P.O. Box 8, St. Peters, Missouri 63376 U.S.A., Attention: General Counsel. We must receive all submissions no later than February 22, 2017. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2017 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2017 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.
In addition, under Section 183 of the Singapore Companies Act, only registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 Singapore Dollars each may, at their expense, request that we include and give notice of their proposal for the 2017 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore: 9 Battery Road, #15-01, Straits Trading Building, Singapore 049910, at least six weeks prior to the date of the 2017 AGM in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2016 AGM in the case of any other request.
SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Singapore audited accounts, prepared in conformity with the provisions of the laws of Singapore, and the accompanying directors report (together, the “Singapore Statutory Financial Statements”) and the auditors’ reports thereon are required under Singapore law to be provided to shareholders for discussion (but not approval) at the 2016 AGM, and have therefore been provided as Appendix A to this Proxy Statement solely to satisfy this requirement. Neither the Singapore Statutory Financial Statements nor the auditors’ report thereon shall be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2016 AGM other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters. Accompanying this Proxy Statement is our 2015 Annual Report to Shareholders.

By Order of the Board,

Shaker Sadasivam
Director, Chief Executive Officer and President
June 21, 2016
St. Peters, Missouri

APPENDIX A

SunEdison Semiconductor Limited and Subsidiaries Registration Number: 201334164H

Singapore Statutory Financial Statements
Year ended December 31, 2015

Singapore Statutory Financial Statements
SunEdison Semiconductor Limited and Subsidiaries

Index

Page

Directors' Statement	2

Independent Auditors’ Report to the Members of SunEdison Semiconductor Limited	6

Consolidated Financial Statements of SunEdison Semiconductor Limited and its Subsidiaries	FS1

Supplementary Financial Information of SunEdison Semiconductor Limited (Parent company)	FS67

1

SunEdison Semiconductor Limited and Subsidiaries
Directors' report

Directors’ statement

We are pleased to submit this annual report to the members of the Company together with the audited financial statements for the financial year ended December 31, 2015.

In our opinion:

(a)
the consolidated financial statements and supplementary financial information set out on pages FS1 to FS67 are drawn up so as to give a true and fair view of the financial position of the Company and of the Parent as at December 31, 2015, the financial performance, changes in equity and cash flows of the Company for the year ended on that date in accordance with the provisions of the Singapore Companies Act, Chapter 50 and accounting principles generally accepted in the United States of America; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Parent will be able to pay its debts as and when they fall due.

The Board of Directors has, on the date of this statement, authorised these financial statements for issue.

Directors

The directors in office at the date of this statement are as follows:

Michael F. Bartholomeusz
Jeffrey A. Beck
Justine F. Lien
Gideon Argov
Shaker Sadasivam
Antonio R. Alvarez
Abdul Jabbar Bin Karam Din

Directors’ interests

According to the register kept by the Parent for the purposes of Section 164 of the Companies Act, Chapter 50 (the Act), the particulars of interests of directors who held office at the end of the financial year (including those held by their spouses and infant children) in shares, debentures, warrants and share options of the Parent or and in related corporations (other than wholly-owned subsidiaries) are as follows:

2

SunEdison Semiconductor Limited and Subsidiaries
Directors' report

Name of director and corporation in which interests are held	Holdings at beginning of the year	Holdings at end of the year

Michael F. Bartholomeusz
SunEdison Semiconductor Limited
- Restricted stock units	21,400	19,675

Jeffrey A. Beck
SunEdison Semiconductor Limited
- Restricted stock units	21,400	19,675

Gideon Argov
SunEdison Semiconductor Limited
- Restricted stock units	21,400	19,675

Antonio R. Alvarez
SunEdison Semiconductor Limited
- Restricted stock units	10,650	14,988

SunEdison Inc.
- Restricted stock units	54,533	60,533
- Options to subscribe for ordinary shares at :
- US$ 2.43 between 11/10/2012 and 11/10/2022	25,000	25,000
	90,183	100,521

3

SunEdison Semiconductor Limited and Subsidiaries
Directors' report

Name of director and corporation in which interests are held	Holdings at beginning of the year	Holdings at end of the year

Justine F. Lien
SunEdison Semiconductor Limited
- Restricted stock units	21,400	19,675

Shaker Sadasivam
SunEdison Semiconductor Limited
- Restricted stock units	114,864	145,052
- Options to subscribe for ordinary shares at :
- US$11.11 between 27/04/2011 and 27/04/2021	—	16,048
- US$3.30 between 25/04/2012 and 25/04/2022	—	32,713
- US$1.68 between 24/07/2012 and 24/07/2022	—	17,447
- US$3.12 between 18/09/2012 and 18/09/2022	—	21,460
- US$9.15 between 18/07/2013 and 18/07/2023	—	39,255
- US$13.00 between 28/05/2014 and 28/05/2024	384,615	384,615
- US$17.39 between 13/06/2014 and 13/06/2024	74,117	74,117
- US$20.33 between 18/07/2015 and 18/07/2025	—	205,700

SunEdison Inc.
- Options to subscribe for ordinary shares at :
- US$17.65 between 26/07/2005 and 26/07/2015	20,000	—
- US$11.63 between 16/03/2005 and 16/02/2015	6,250	—
- US$25.66 between 25/01/2006 and 25/01/2016	9,150	9,150
- US$29.73 between 25/07/2006 and 25/07/2016	9,300	9,300
- US$45.70 between 24/01/2007 and 24/01/2017	15,000	15,000
- US$58.31 between 24/07/2007 and 24/07/2017	20,000	20,000
- US$69.84 between 23/01/2008 and 23/01/2018	20,000	20,000
- US$13.43 between 20/1/2009 and 20/1/2019	125,000	—
- US$15.71 between 15/10/2009 and 15/10/2019	100,000	—
- US$11.63 between 27/04/2011 and 27/04/2021	153,300	—
- US$ 3.45 between 25/04/2012 and 25/04/2022	250,000	46,875
- US$ 1.76 between 24/07/2012 and 24/07/2022	200,000	—
- US$ 3.27 between 18/09/2012 and 18/09/2022	246,000	—
- US$ 9.58 between 18/07/2013 and 18/07/2023	150,000	112,500
	1,897,596	1,169,232

Except as disclosed in this statement, no director who held office at the end of the financial year had interests in shares, debentures, warrants or share options of the Parent, or of related corporations, either at the beginning of the financial year or at the end of the financial year.

Share options

Except as disclosed in Note 9 and Note 12 to the consolidated financial statements, there were no unissued shares of the Parent or its subsidiaries under options granted by the Parent or its subsidiaries as at the end of the financial year.

4

SunEdison Semiconductor Limited and Subsidiaries
Directors' report

Auditors

The auditors, KPMG LLP, have indicated their willingness to accept appointment.

On behalf of the Board of Directors

/s/ Shaker Sadasivam
_____________________________
Shaker Sadasivam
Director

/s/ Justine F. Lien
_____________________________
Justine F. Lien
Director

23 May 2016

5

KPMG LLP 16 Raffles Quay #22-00 Hong Leong Building Singapore 048581	Telephone +65 6213 3388 Fax +65 6225 0984 Internet www.kpmg.com.sg

Independent auditors’ report

Members of the Company
SunEdison Semiconductor Limited

Report on the financial statements

We have audited the accompanying consolidated financial statements of SunEdison Semiconductor Limited and its subsidiaries ("the Company") and the supplementary financial information of SunEdison Semiconductor Limited (the "Parent"), which comprise the balance sheets of the Company and Parent as at December 31, 2015, the statements of operations, statement of comprehensive (loss)/income, statements of equity and statements of cash flows of the Company for the year then ended, and a summary of significant accounting policies and other explanatory information, as set out on pages FS1 to FS67.

Management’s responsibility for the financial statements

Management is responsible for the preparation of financial statements that give a true and fair view in accordance with the provisions of the Singapore Companies Act, Chapter 50 ("the Act") and accounting principles generally accepted in the United States of America, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorised use or disposition; and transactions are properly authorised and that they are recorded as necessary to permit the preparation of true and fair financial statements and to maintain accountability of assets.

Auditors’ responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Singapore Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

6

KPMG LLP (Registration No. T08LL1267L), an accounting limited liability partnership registered in Singapore under the Limited Liability Partnership Act (Chapter 163A) and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

SunEdison Semiconductor Limited and Subsidiaries
Independent auditors' report
Year ended December 31, 2015

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

The Parent accounted for investments in subsidiaries using the equity method. Under this method, the Parent’s investments in subsidiaries are reported as a separate line in the Parent’s balance sheet. Accounting principles generally accepted in the United States of America require that these investments be consolidated rather than reported using the equity method.

Qualified Opinion

In our opinion, except for the effects of the matter described in the basis for qualified opinion paragraph, the consolidated financial statements of the Company and the balance sheet of the Parent are properly drawn up in accordance with the provisions of the Act and accounting principles generally accepted in the United States of America (the use of which is approved by the Accounting and Corporate Regulatory Authority of Singapore) so as to give a true and fair view of the financial position of the Company and of the Parent as at December 31, 2015 and the financial performance, changes in equity and cash flows of the Company for the year ended on that date.

Report on other legal and regulatory requirements

In our opinion, the accounting and other records required by the Act to be kept by the Parent and by those subsidiaries incorporated in Singapore of which we are auditors have been properly kept in accordance with the provisions of the Act.

/s/ KPMG LLP

KPMG LLP
Public Accountants and
Chartered Accountants

Singapore
23 May 2016

7

SunEdison Semiconductor Limited and Subsidiaries
Consolidated Balance Sheets

Consolidated Balance Sheets
	As of December 31,
	2015	2014
	US$	US$
	In millions
Assets
Current assets:
Cash and cash equivalents	83.5	88.2
Accounts receivable, less allowance for doubtful accounts of $2.4 and $3.1, respectively	85.8	98.6
Accounts receivable, affiliate	—	4.3
Inventories	109.3	122.1
Deferred tax asset	—	27.3
Prepaid and other current assets	31.2	28.3
Total current assets	309.8	368.8
Property, plant, and equipment, net of accumulated depreciation of $773.0 and $788.3, respectively	530.8	598.8
Investments	121.9	130.6
Other assets	86.5	77.6
Total assets	1,049.0	1,175.8

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	6.7	2.1
Short-term borrowings	6.6	—
Accounts payable	116.5	94.6
Accounts payable, affiliate	—	9.4
Deposit for investment distribution	35.0	—
Accrued liabilities	46.4	57.6
Accrued wages and salaries	21.1	23.6
Restructuring liabilities	9.1	14.0
Total current liabilities	241.4	201.3
Long-term debt, less current portion	191.9	196.6
Pension and post-employment liabilities	51.9	54.7
Restructuring liabilities	3.5	3.9
Other liabilities	22.2	27.8
Total liabilities	510.9	484.3

Shareholders’ equity:
Ordinary shares, no par value, 42.0 and 41.5 shares outstanding in 2015 and 2014, respectively	957.2	943.1
Accumulated deficit	(215.4)	(78.7)
Accumulated other comprehensive loss	(204.9)	(174.1)
Total SunEdison Semiconductor Limited shareholders’ equity	536.9	690.3
Non controlling interests	1.2	1.2
Total shareholders’ equity	538.1	691.5
Total liabilities and shareholders’ equity	1,049.0	1,175.8

FS1
The accompanying notes form an integral part of these financial statements.

SunEdison Semiconductor Limited and Subsidiaries
Consolidated Statements of Operations

Consolidated Statements of Operations

	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	In millions, except per share amounts

Net sales to non-affiliates	776.7	837.7	911.5
Net sales to affiliates	0.8	2.4	9.1
Cost of goods sold	(700.4)	(761.1)	(838.9)
Gross profit	77.1	79.0	81.7

Operating expenses (income):
Marketing and administration	81.3	84.8	105.1
Research and development	30.2	34.8	37.0
Restructuring charges (reversals) (see Note 4)	6.8	(22.9)	(75.0)
Loss on sale/receipt of property, plant, and equipment (see Note 6)	—	4.7	—
Long-lived asset impairment charges (see Note 4)	60.7	59.4	33.6
Operating loss	(101.9)	(81.8)	(19.0)
Non-operating expenses (income):
Interest expense	18.2	9.2	0.8
Interest income	(0.4)	(0.5)	(0.5)
Interest, net - affiliates	—	(0.1)	(4.1)
Other, net	(9.8)	(2.6)	(3.9)
Total non-operating expenses (income)	8.0	6.0	(7.7)
Loss before income tax expense	(109.9)	(87.8)	(11.3)
Income tax expense	26.1	2.6	44.0
Loss before equity in loss of equity method investments	(136.0)	(90.4)	(55.3)
Equity in loss of equity method investments, net of tax	(0.7)	(0.6)	—
Net loss	(136.7)	(91.0)	(55.3)
Net loss (income) attributable to non controlling interests	—	0.8	(2.4)
Net loss attributable to SunEdison Semiconductor Limited	(136.7)	(90.2)	(57.7)

Earnings per share	Earnings per share (dollars)

Basic loss per share (see Note 10)	(3.28)	(2.17)	(1.39)
Diluted loss per share (see Note 10)	(3.28)	(2.17)	(1.39)

FS2
The accompanying notes form an integral part of these financial statements.

SunEdison Semiconductor Limited and Subsidiaries
Consolidated Statements of Comprehensive (Loss) Income

Consolidated Statements of Comprehensive (Loss)/Income
	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	In millions

Net loss	(136.7)	(91.0)	(55.3)

Other comprehensive loss, net of tax:
Net currency translation adjustment	(38.2)	(40.7)	(45.3)
Loss on available-for-sale securities	—	—	(0.2)
Amortization of actuarial (loss) gain and prior service cost (credit), net of $1.3 tax expense, $0.3 tax benefit, and $0.8 tax benefit for 2015, 2014, and 2013, respectively	7.4	(30.8)	33.4
Other comprehensive loss, net of tax:	(30.8)	(71.5)	(12.1)
Total comprehensive loss	(167.5)	(162.5)	(67.4)
Net loss (income) attributable to non controlling interests	0.0	0.8	(2.4)
Net currency translation adjustment attributable to non controlling interests	0.0	0.5	(2.9)
Comprehensive loss attributable to SunEdison Semiconductor Limited	(167.5)	(161.2)	(72.7)

FS3
The accompanying notes form an integral part of these financial statements.

SunEdison Semiconductor Limited and Subsidiaries
Consolidated Statements of Cash Flows

Consolidated Statements of Cash Flows
	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)
Cash flows from operating activities:
Net loss	(136.7)	(91.0)	(55.3)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	111.5	116.0	119.6
Long lived asset impairment charges	60.7	59.4	34.8
Loss on sale/receipt of property, plant, and equipment	—	4.7	—
Stock-based compensation	15.2	11.3	13.9
Provision for deferred taxes	9.8	(26.6)	20.8
Other	(3.6)	(2.3)	(15.6)
Changes in assets and liabilities:
Accounts receivable	22.9	(1.6)	29.6
Inventories	8.4	(3.4)	(1.4)
Accounts receivable, affiliate	(8.0)	(2.3)	(80.3)
Accounts payable, affiliate	12.4	(53.7)	100.8
Prepaid and other current assets	(3.4)	(6.4)	(2.4)
Accounts payable and accrued liabilities	(0.4)	7.3	(18.6)
Income taxes payable	0.4	(8.0)	(0.5)
Pension and post-employment liabilities	4.6	(4.7)	(2.1)
Restructuring liabilities	(4.1)	(34.9)	(83.9)
Other	(11.4)	(14.1)	1.0
Net cash provided by/(used in) operating activities	78.3	(50.3)	60.4

Cash flows from investing activities:
Capital expenditures	(106.3)	(94.4)	(101.0)
Notes receivable from affiliates	—	3.0	(12.7)
Disbursements made for notes receivable	(9.1)	—	—
Proceeds from deposit for investment distribution	35.0	—	—
Other	(2.6)	(1.3)	—
Net cash used in investing activities	(83.0)	(92.7)	(113.7)

Cash flows from financing activities:
Principal payments on long-term debt	(42.0)	(11.6)	(2.9)
Proceeds from long-term debt	38.5	210.0	—
Change in ordinary shares	(1.1)	—	—
Net principal payments on short-term borrowings	(0.7)	—	—
Proceeds from short-term borrowings	7.6	—	—
Deferred financing costs and original issuance discount	(0.4)	(12.1)	—
Net Parent investment	—	(179.4)	4.0
Proceeds from issuance of ordinary shares	—	186.3	—
Net cash provided by financing activities	1.9	193.2	1.1
Effect of exchange rate changes on cash and cash equivalents	(1.9)	(2.8)	(10.2)
Net (decrease)/increase in cash and cash equivalents	(4.7)	47.4	(62.4)
Cash and cash equivalents at beginning of period	88.2	40.8	103.2
Cash and cash equivalents at end of period	83.5	88.2	40.8
Supplemental disclosures of cash flow information:
Interest paid, net of amount capitalized	12.0	6.9	0.8
Income taxes paid, net	13.3	21.6	21.6
Supplemental schedule of non-cash investing and financing activities:
Accounts payable incurred (relieved) for acquisition of fixed assets	0.2	(3.2)	(6.3)

FS4
The accompanying notes form an integral part of these financial statements.

SunEdison Semiconductor Limited and Subsidiaries
Consolidated Statements of Equity

Consolidated Statements of Equity
	Ordinary shares		Net parent	Accumulated	Accumulated other comprehensive	Total SunEdison Semiconductor	Non controlling	Total
	Shares	Amount	investment	deficit	(loss)/income	Limited equity	interests	equity
		US$	US$	US$	US$	US$	US$	US$
	(In millions)

Balance at December 31, 2012	—	—	870.3	—	(95.2)	775.1	38.9	814.0
Net (loss) income	—	—	(57.7)	—	—	(57.7)	2.4	(55.3)
Other comprehensive (loss) income	—	—	—	—	(15.0)	(15.0)	2.9	(12.1)
Net transfers to SunEdison	—	—	(35.4)	—	—	(35.4)	—	(35.4)
Balance at December 31, 2013	—	—	777.2	—	(110.2)	667.0	44.2	711.2
Net loss	—	—	(11.5)	(78.7)	—	(90.2)	(0.8)	(91.0)
Formation transactions - recapitalization	41.5	935.2	(935.2)	—	—	—	(41.7)	(41.7)
Stock compensation expense	—	7.9	—	—	—	7.9	—	7.9
Other comprehensive loss	—	—	—	—	(71.0)	(71.0)	(0.5)	(71.5)
Net transfers from SunEdison	—	—	169.5	—	7.1	176.6	—	176.6
Balance at December 31, 2014	41.5	943.1	—	(78.7)	(174.1)	690.3	1.2	691.5
Net loss	—	—	—	(136.7)	—	(136.7)	—	(136.7)
Stock compensation expense	0.5	14.1	—	—	—	14.1	—	14.1
Other comprehensive loss	—	—	—	—	(30.8)	(30.8)	—	(30.8)
Balance at December 31, 2015	42.0	957.2	—	(215.4)	(204.9)	536.9	1.2	538.1

FS5
The accompanying notes form an integral part of these financial statements.

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

1.	NATURE OF OPERATIONS

SunEdison Semiconductor Limited and subsidiaries (formerly the Semiconductor Materials Business of SunEdison, Inc.) ("SunEdison Semiconductor", "SSL", the "Company”, "we", "us", and "our") is a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. Silicon wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry. Our business was established in 1959 and was known during most of our history as MEMC Electronic Materials, Inc. ("MEMC"). We have developed a broad product portfolio, an extensive global footprint, process technology expertise, and supply chain flexibility, while increasing our capital efficiency, and maintaining a lean operating culture.

The Company historically consisted of the consolidated operations of certain entities formerly wholly-owned by SunEdison, Inc. ("SunEdison" and formerly known as MEMC), as discussed in the basis of presentation below. Following the completion of a series of transactions undertaken to transfer ownership of its semiconductor materials business (the "Formation Transactions"), SunEdison sold a minority interest in SunEdison Semiconductor through an initial public offering (the "IPO") of our ordinary shares, which closed on May 28, 2014 and resulted in the creation of SunEdison Semiconductor Limited (prior to the IPO, SunEdison Semiconductor Pte. Ltd.), a stand-alone public company.

As of and after the closing of a secondary offering on July 1, 2015, in which SunEdison sold all of its shares in the Company, transactions with SunEdison are no longer considered related party transactions. Historical affiliate amounts and transactions are shown on the consolidated financial statements for the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013, and as of December 31, 2014.

Basis of Presentation

We operated as a business segment of SunEdison prior to our IPO. The combined financial statements for the annual period ending December 31, 2013 were derived from the consolidated financial statements and accounting records of SunEdison and included allocations for direct costs and indirect costs attributable to the operations of the semiconductor materials business of SunEdison. Our consolidated financial statements for the year ended December 31, 2015 and 2014 were prepared following the Formation Transactions and our IPO.

SunEdison maintains a number of stock-based compensation and benefit programs at the corporate level. Our employees participate in those programs and as such, our audited combined financial statements included allocated expenses associated with those programs. Our audited consolidated balance sheets as of December 31, 2015 and 2014 do not include any SunEdison outstanding equity related to the stock-based compensation programs. Both our audited consolidated balance sheets as of December 31, 2015 and 2014 include net pension and postretirement benefit plan obligations in the United States ("U.S.") and certain non-U.S. locations that are our direct obligation because substantially all of SunEdison's legacy pension and other post-employment benefit plans relate solely to us. See Notes 9 and 12 for further description of the stock-based compensation and post-employment benefit programs.

FS6

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

1.    NATURE OF OPERATIONS (Continued)

We generated a portion of our net sales from sales to SunEdison subsidiaries. Prior to the closing of the secondary offering on July 1, 2015, these sales were reflected in a separate line item in our consolidated and combined statements of operations, net sales to affiliates. Normal operating activities with affiliates are reflected as amounts due from affiliates and amounts due to affiliates within operating activities in the consolidated and combined statements of cash flows. Prior to our IPO, our financial statements reflected cash transferred to and from SunEdison as notes receivable from affiliates and borrowings from affiliates in the combined statements of cash flows. See Note 16 for a further description of related party transactions.

Earnings per share data have been retroactively applied for the year ended December 31, 2013 because we did not operate as a separate legal entity with our own capital structure prior to our IPO.

Our historical combined financial statements include general corporate expenses of SunEdison that were allocated to us for certain functions, including communications, corporate administration, finance, accounting, treasury, legal, information technology, human resources, compliance, employee benefits and incentives, operations, research and development, and stock compensation. These expenses were allocated on the basis of direct usage, where identifiable, with the remainder primarily allocated on the basis of revenue or other related sales metric, headcount, or the number of our manufacturing plants. We consider the expense allocation methodology and results to be reasonable for the period presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as a stand-alone public company during the period prior to our IPO or of the costs we will incur in the future.

FS7

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

We use estimates and assumptions in preparing our consolidated financial statements that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, impairments, leases, inventory valuation, accrued liabilities, restructuring, warranties, employee benefits, derivatives, stock-based compensation, income taxes, and asset recoverability, including allowances, and certain other items. These estimates and assumptions are based on current facts, historical experience, and various other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recognition of revenue, costs, and other expenses that are not readily apparent from other sources. Our future results of operations would be affected to the extent there are material differences between these estimates and actual results.

Reclassifications

Certain amounts in prior periods have been reclassified to conform with the presentation adopted in the current period.

FS8

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation and Combination

We record noncontrolling interests for non-wholly owned subsidiaries included in our consolidated and combined financial statements. Noncontrolling interests in the consolidated balance sheets were $1.2 million as of December 31, 2015 and 2014. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition

Revenue is recognized for wafer and other product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed or determinable, and collection of the related receivable is reasonably assured, which is generally at the time of shipment for non-consignment orders. Title passes, in the case of consignment orders, when the customer pulls the product from the assigned storage facility or, if the customer does not pull the product within a contractually stated period of time (generally 60-90 days), at the end of that period, or when the customer otherwise agrees to take title to the product. Our wafers are generally made to customer specifications, and we conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. We consider international shipping term definitions in our determination of when title transfers.

Expense Allocations

Our historical combined financial statements include expenses of SunEdison that were allocated to us for certain functions, including general corporate expenses related to communications, corporate administration, finance, legal, information technology, human resources, compliance, employee benefits and incentives, operations, research and development, and stock compensation. These expenses were allocated in our historical results of operations on the basis of direct usage, where identifiable, with the remainder primarily allocated on the basis of revenue or other related sales metrics, headcount, or the number of our manufacturing plants. We consider the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations may not necessarily be indicative of the actual expenses we would have incurred as a stand-alone public company during the periods prior to our IPO or of the costs we will incur in the future. No significant restructuring or impairment charges were included in these allocations from SunEdison.

Operating Leases

We enter into lease agreements for a variety of business purposes, including office and manufacturing space, manufacturing equipment and computer and other office equipment. A portion of these are noncancellable operating leases. See Note 14 for our operating lease obligations.

Shipping and Handling

Costs to ship products to customers are included in marketing and administration expense in the consolidated and combined statements of operations. Amounts billed to customers, if any, to cover shipping and handling are included in net sales. Costs to ship products to customers were $14.7 million, $17.7 million, and $18.2 million for the years ended December 31, 2015, 2014, and 2013, respectively.

FS9

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances, time deposits, and money market funds with original maturity periods of three months or less when purchased.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts to adjust our receivables to amounts considered to be ultimately collectible. Our allowance is based on a variety of factors, including the length of time receivables are past due, significant one-time events, the financial health of our customers, and historical experience. The balance of our allowance for doubtful accounts was $2.4 million and $3.1 million as of December 31, 2015 and 2014, respectively.

The activity in the allowance for doubtful accounts is summarized as follows:

	December 31, 2015	December 31, 2014
	US$	US$
	(In millions)

Balance, beginning of year	3.1	4.1
Benefit	(0.5)	(0.4)
Write-offs, credits, and adjustments	(0.2)	(0.6)
Balance, end of year	2.4	3.1

Inventories

Inventories consist of raw materials, labour, and manufacturing overhead, and are valued at the lower of cost and net realizable value. Fixed overhead is allocated to the costs of conversion based on the normal capacity of our production facilities. Unallocated overhead during periods of abnormally low production levels is recognized as cost of goods sold in the period in which it is incurred.

Raw materials and supplies are generally stated at weighted-average cost, and goods in process and finished goods inventories are stated at standard cost, as adjusted for variances, which approximates weighted-average actual cost. The valuation of inventory requires us to estimate excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

FS10

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant, and Equipment

We record property, plant, and equipment at cost and depreciate it on a straight-line basis over the assets’ estimated useful lives as follows:

Years

Software	3 – 10
Buildings and improvements	2 – 50
Machinery and equipment	1 – 30

Expenditures for repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property, plant, and equipment sold or otherwise disposed of are removed from the capital accounts and any gain or loss is reported in current-year operations. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the remaining lease term, including renewal periods considered reasonably assured of execution.

Depreciation and amortization expense for the years ended December 31, 2015, 2014, and 2013 was $111.5 million, $116.0 million, and $119.6 million, respectively.

Impairment of Property, Plant, and Equipment

We periodically assess long-lived assets/asset groups for impairment when conditions indicate a possible loss. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the asset is written down to its estimated fair value, which is typically calculated using: (i) quoted market prices, including appraisals or (ii) discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets. We recorded asset impairment charges of $60.7 million, $59.4 million, and $33.6 million in 2015, 2014, and 2013, respectively. See Notes 4 and 6 for additional discussion on the impairment charges on long-lived assets.

Equity Method Investments

We use the equity method of accounting for our equity investments where we hold more than 20 percent of the outstanding stock of the investee or where we have the ability to significantly influence the operations or financial decisions of the investee. We initially record the investment at cost and adjust the carrying amount each period to recognize our share of the earnings or losses and other comprehensive income (losses) of the investee based on our ownership percentage. We review our equity method investments periodically for indicators of impairment.

FS11

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

Intangible assets that have determinable estimated lives are amortized over those estimated lives. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used. The amounts and useful lives assigned to intangible assets acquired impact the amount and timing of future amortization. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows or some other fair value measure. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using discounted expected future cash flows utilizing an appropriate discount rate. Impairment is calculated as the excess of the carrying amount over the fair value of those assets. The unamortized balance of our intangible assets was $3.1 million and $4.0 million as of December 31, 2015 and 2014, respectively.

Derivative Financial Instruments and Hedging Activities

We utilize currency forward contracts to mitigate financial market risks of fluctuations in currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value. We have not designated any derivatives as hedge accounting. Derivatives not designated as hedge accounting and used to hedge balance sheet items not denominated in U.S. dollars are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. See Note 13.

Income Taxes

SunEdison filed consolidated income tax returns in the U.S. which included us for the tax year 2013 and for purposes of the historical combined financial statements presented herein, our taxes for annual periods prior to our IPO are computed and reported using a "separate return" method, or as though we filed a separate return for jurisdictions in which its operations are included in consolidated returns filed by SunEdison. We are domiciled in Singapore. During 2015, we filed our initial U.S. and Singapore tax returns for 2014 and continue to report our 2015 results based on the filing methods we established as a separate company. We also record income taxes for non-Singapore jurisdictions in which any of our consolidated subsidiaries files separate returns. Income taxes as presented herein allocate current and deferred income taxes of SunEdison to us for annual periods prior to our IPO in a manner that is systematic, rational and consistent with the asset and liability method in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification 740 ("ASC 740"), Accounting for Income Taxes. The sum of the amounts allocated to these "carve-out" tax provisions may not equal the historical consolidated provision. Under the separate return method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that some portion, or all, of the deferred tax asset, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

FS12

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred income taxes arise primarily because of differences in the bases of assets or liabilities between financial accounting and tax accounting which are known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which we receive a tax deduction, but have not yet been recorded in the consolidated statement of operations). We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified.

We believe our tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. Uncertain tax benefits, including accrued interest and penalties, are included as a component of other long-term liabilities because we do not anticipate that settlement of the liabilities will require the payment of cash within the next 12 months. The accrual of interest begins during in the first reporting period that interest would begin to accrue under the applicable tax law. Penalties, when applicable, are accrued in the financial reporting period in which the uncertain tax position is taken on a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense, which is consistent with our historical policy. We believe that our accrued income tax liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and, therefore, could have a material impact on our tax provision, net (loss) income and cash flows. We review our accrued tax liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices between our subsidiaries, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.

We plan non-Singapore remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our worldwide subsidiaries and operations, after considering whether such remittances can be done in a tax-efficient manner. Determination of the amount of taxes that might be paid on these undistributed earnings if eventually remitted is not practicable.

FS13

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

We have made our best estimates of certain income tax amounts included in the consolidated financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed, and how reasonably likely it is that such change may have a material impact.

Our historical business consists of the combined operations of certain entities formerly owned by SunEdison, which is incorporated in the State of Delaware. We have historically been included in SunEdison’s consolidated U.S. federal income tax return and our income taxes are computed and reported under the "separate return" method. In connection with the Formation Transactions, our tax structure has changed, but no retrospective changes have been made to our historical financial statements presented herein.

Pension and Post-Employment Benefit Plan Liabilities

We have a long-term net liability for our consolidated defined benefit pension and other post-employment benefit plans. Our obligations are funded in accordance with provisions of applicable laws. We recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in our statement of financial position and recognize changes in that funded status during the year in which the changes occur through comprehensive (loss) income in equity.

Our pension and other post-employment liabilities are determined using various actuarial assumptions, including the interest rate used to discount plan liabilities, the rate of compensation increase, and the expected return on plan assets, to estimate our costs and obligations. If these assumptions do not materialize as expected, the expenditures and costs that we incur could differ from our current estimates. We determine the expected return on plan assets based on our pension plans’ actual asset mix at year end. While the expected rate of return on the U.S. Pension plan assets in 2015 and 2014 was 5.1% and 8.5%, respectively , the actual return on pension plan assets in 2015 and 2014 was (0.9)% and 4.6%, respectively. We consult with the plans’ actuaries to determine a discount rate assumption that reflects the characteristics of these plans, including expected cash outflows from the plans, and utilize an analytical tool that incorporates the concept of a hypothetical yield curve, developed from corporate bond yield information. Assuming a 100 basis point increase in the assumed discount rate, our 2015 pension expense would have been $0.2 million higher. Assuming a 100 basis point decrease in this assumption, our 2015 pension expense would have been $0.3 million lower.

FS14

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In 2015, we changed the interest rate method used to discount the Company’s estimated U.S. defined benefit pension plan liability. Historically, we used a discount rate that considers an average return of all highly-rated (Standard and Poor's AA-rated) bonds during the period. Our new discount rate methodology uses the top-quartile rate of return within that AA rating category. We have made this change to more accurately reflect the assumptions underlying our U.S. defined benefit pension plan's asset portfolio, future obligations, and our overall investment strategy. We have accounted for this change as a change in estimate and, accordingly, have accounted for it prospectively on December 31, 2015. The discount rate that we used to measure the U.S. defined benefit pension plan liability at December 31, 2015 was 3.94%. The discount rate that we would have used under our prior estimation technique was 3.80%. The reduction in the projected benefit obligation at December 31, 2015 associated with this change in estimate was $2.1 million.

The Company has also elected to change the method it uses to estimate the interest cost components of net periodic pension expense. Historically, the Company had used a single weighted-average discount rate derived from the yield curve used to measure the benefit obligation at the beginning of the period. Beginning on January 1, 2016, the Company will utilize a full yield curve approach to estimate these components by applying specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. The Company will make this change to improve the correlation between projected benefit cash flows and the corresponding yield curve spot rates and to provide a more precise measurement of interest cost. This change does not affect the measurement of the Company’s total benefit obligations. The Company will account for this change as a change in estimate and, accordingly, will recognize its effect prospectively beginning in 2016.

Stock-Based Compensation

Our consolidated and combined financial statements include certain expenses of SunEdison that were allocated to us for stock-based compensation, as well as stock-based compensation expense for our stock. Stock-based compensation expense for all share-based payment awards is based on the estimated grant-date fair value. These compensation costs are recognized net of an estimated forfeiture rate for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Compensation costs for ratable awards are recognized for all grants on a straight-line basis over the requisite service period of the entire award. Forfeiture rates are estimated by taking into consideration the historical experience of SunEdison during the preceding ten years.

The assumptions used are routinely examined in estimating the fair value of employee options granted. It was determined as part of this assessment, that the historical stock price volatility of guideline companies are appropriate indicators of expected volatility and expected term since we did not have our own stock trading history prior to our IPO. The interest rate is determined based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the award. The Black-Scholes option-pricing model is used to estimate the fair value of ratable and cliff vesting options.

FS15

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Translation of Non-U.S. Currencies

We determine the functional currency of each subsidiary based on a number of factors, including the predominant currency for the subsidiary’s sales and expenditures and the subsidiary’s borrowings. When a subsidiary’s local currency is considered its functional currency, we translate its financial statements to U.S. dollars as follows:

•	Assets and liabilities using exchange rates in effect at the balance sheet date, and

•	Statement of operations accounts at weighted-average exchange rates for the period.

Adjustments related to the currency translation process are presented in accumulated other comprehensive (loss) income in equity.

Contingencies

We are involved in conditions, situations, or circumstances in the ordinary course of business with possible gain or loss contingencies that will ultimately be resolved when one or more future events occur or fail to occur. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, that amount will be accrued. When no amount within the range is a better estimate than any other amount, however, the minimum amount in the range will be accrued. We continually evaluate uncertainties associated with loss contingencies and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements; and (ii) the loss or range of loss can be reasonably estimated. Legal costs are expensed when incurred. Gain contingencies are not recorded until realized or realizable.

Fair Value Measurements

Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from independent sources. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

FS16

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

•
Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 are prepared on an individual instrument basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar instruments in active and inactive markets.

•	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

We maintain various financial instruments recorded at cost in the December 31, 2015 and 2014 balance sheets that are not required to be recorded at fair value. For these instruments, we used the following methods and assumptions to estimate the fair value:

•
Cash equivalents, restricted cash, accounts receivable and payable, customer deposits, income taxes receivable and payable, short-term borrowings, and accrued liabilities are valued at cost, which approximates fair value because of the short maturity period; and

•
The fair value of long-term debt is based on the amount of future cash flows associated with each debt instrument discounted at a current estimated borrowing rate for similar debt instruments of comparable terms.

There were no transfers into or out of Level 1, Level 2, or Level 3 financial instruments during the periods ended December 31, 2015 and 2014. See Note 4 for fixed asset impairment fair value disclosures, Note 8 for debt fair value disclosure, see Note 12 for pension and other post-employment benefit plan asset fair value disclosures, and Note 13 for derivative fair value disclosures.

Accounting Standards Updates

The FASB issued Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, in May 2014, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in generally accepted accounting principles in the U.S. ("U.S. GAAP") when it becomes effective. The effective date of the new standard, as amended, is effective for us on January 1, 2018. Early application is permitted for fiscal years beginning after December 15, 2016 and interim periods within those years. The standard permits the use of either the retrospective or cumulative effect transition method. We have not determined which transition method we will adopt, but do not anticipate a material impact on our consolidated financial statements and related disclosures upon adoption of ASU 2014-09.

FS17

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The FASB issued ASU No. 2015-03 and ASU No. 2015-15, Interest - Imputation of Interest (Subtopic 835-30), in April and August 2015, respectively, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt, consistent with debt discounts or premiums. The SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The new standard is effective for us on January 1, 2016. Early application is permitted. We have adopted this standard as of December 31, 2015 which did not have a material impact on our consolidated financial statements and related disclosures.

The FASB issued ASU No. 2015-05, Intangibles - Goodwill and Other Internal Use Software (Subtopic 350-40), in April 2015, which amended the guidance on internal use software to clarify how customers in cloud computing arrangements should determine whether an arrangement includes a software license and eliminates the current requirement that entities analogize to the leases standard when determining the asset acquired in an arrangement to license software for internal use. Instead, entities will account for these arrangements as licenses of intangible assets. The new standard is effective for us on January 1, 2016. Early application is permitted. We have evaluated the impact of this standard and do not anticipate a material impact on our consolidated financial statements and related disclosures upon adoption.

The FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory, which requires entities to measure most inventory "at the lower of cost and net realizable value", thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The new standard is effective for us on January 1, 2017. ASU 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We have adopted this standard as of December 31, 2015 and its adoption did not have a material impact on our consolidated financial statements and related disclosures.

The FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, entities will recognize the measurement-period adjustment during the reporting period in which the adjustment amount is determined. The new standard is effective for us on January 1, 2016. The amendments should be applied prospectively with earlier application permitted for any interim and annual financial statements that have not yet been made available for issuance. We have evaluated the impact of this standard and do not anticipate a material impact on our consolidated financial statements and related disclosures upon adoption.

The FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The new standard is effective for us on January 1, 2016, with early adoption permitted. As of December 31, 2015, we adopted this standard prospectively, which did not have a material impact on our consolidated financial statements and related disclosures.

FS18

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize most leases, including operating leases, on the balance sheet. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lessor accounting is largely unchanged under the new guidance. The new standard is effective for us on January 1, 2019, with early adoption permitted. The standard should be applied retrospectively, with elective reliefs, which requires application of the new guidance for all periods presented. We have not fully evaluated the impact of this standard but do anticipate it will have a material impact on our consolidated financial statements and related disclosures related to our current operating leases.

FS19

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

3.     EQUITY FINANCING TRANSACTIONS

Initial Public Offering

We closed on an initial public offering of 7,200,000 ordinary shares, representing equity interests in the Company, at a price to the public of $13.00 per ordinary share on May 28, 2014. The Company received net proceeds of $85.9 million from the sale of the ordinary shares, after deducting underwriting discounts, commissions, structuring fees, and offering expenses of $7.7 million. The underwriters, following the IPO, exercised their over-allotment option to purchase an additional 1,080,000 ordinary shares at a price of $13.00 per ordinary share, providing additional net proceeds of $13.1 million, after deducting $0.9 million of underwriting discounts, commissions, and structuring fees.

Samsung Private Placements

Samsung Fine Chemicals Co., Ltd. ("Samsung Fine Chemicals") and Samsung Electronics Co., Ltd. ("Samsung Electronics") (together, the "Samsung Purchasers") purchased $93.6 million and $31.5 million, respectively, of our ordinary shares in separate private placements ("Samsung Private Placements") at a price per share equal to the public offering price of $13.00 per ordinary share. Samsung Fine Chemicals is a joint venture partner of ours and SunEdison Products Singapore Pte. Ltd., a subsidiary of SunEdison, in SMP Ltd. ("SMP"). Samsung Electronics is one of our customers and was our joint venture partner in MEMC Korea Company, Ltd. ("MKC"). Samsung Fine Chemicals made an aggregate cash investment in us of $93.6 million and, in a non-cash transaction, Samsung Electronics transferred to us its remaining 20% interest in MKC as consideration for the issuance of the ordinary shares. We realized net proceeds from the Samsung Fine Chemicals investment in us of $87.3 million after deducting underwriting discounts, commissions, structuring fees, and offering expenses of $6.3 million. These share purchases closed concurrently with the IPO. As a result of obtaining the 20% interest in MKC, we redeemed the noncontrolling interest in this entity and MKC is now a wholly-owned subsidiary of the Company. There was no gain or loss recognized in connection with these transactions.

FS20

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

3.    EQUITY FINANCING TRANSACTIONS (Continued)

The Company used the net proceeds from the IPO and the Samsung Private Placements, along with the proceeds of the $210.0 million term loan discussed in Note 8, to repay in full the intercompany notes payable of $215.2 million to a subsidiary of SunEdison that resulted from the Formation Transactions, and to repay existing bank indebtedness owed by the Company's Japanese subsidiary. The remainder of the proceeds from the term loan and the equity transactions outlined above was retained as cash on our balance sheet.

Secondary Offerings

On January 20, 2015, a secondary public offering of 17,250,000 of our ordinary shares by SunEdison, Samsung Fine Chemicals Co., Ltd., and Samsung Electronics Co., Ltd. was closed. We did not receive any of the proceeds from the sale of our ordinary shares in this offering. As a result of this offering, our former parent company, SunEdison, ceased to own more than 50% of our outstanding ordinary shares.

On July 1, 2015, a secondary public offering of 15,935,828 of our ordinary shares by SunEdison, Samsung Fine Chemicals Co., Ltd., and Samsung Electronics Co., Ltd. was closed. We did not receive any of the proceeds from the sale of our ordinary shares in this offering. In this offering, SunEdison, Samsung Fine Chemicals Co., Ltd., and Samsung Electronics Co., Ltd. sold all remaining shares of the Company that they held.

FS21

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

4.     RESTRUCTURING

2015 Ipoh Plan

On July 30, 2015, the Board of Directors of the Company authorized the closure of our Ipoh, Malaysia facility ("2015 Ipoh Plan"), which produces 200 millimeter ("mm") semiconductor wafers. This action is being taken to consolidate the Company’s manufacturing footprint and is consistent with our continued efforts to improve operational efficiencies, maximize capacity utilization across the Company's geographic platforms, and lower costs. The consolidation will include the transitioning of 200mm wafering activities from our Ipoh facility to Novara, Italy and other operating facilities. This action will affect approximately 650 employees at the Ipoh facility and will be largely complete by the end of 2016. Charges related to the 2015 Ipoh Plan are included within restructuring charges (reversals) and long-lived impairment charges in the consolidated statements of operations.

Details of the 2015 expenses, cash payments, and expected costs incurred related to the 2015 Ipoh Plan are set out in the following table:

					As of December 31, 2015
	Accrued December 31, 2014 US$	Year-to-date Restructuring Charges US$	Cash Payments US$	Accrued December 31, 2015 US$	Cumulative Costs Incurred US$	Total Costs Expected to be Incurred US$
	(In Millions)
IPOH Plan
Severance and employee benefits	—	3.1	(0.2)	2.9	3.1	4.5
Contract termination	—	—	—	—	—	0.6
Other	—	—	—	—	—	7.7
Total	—	3.1	(0.2)	2.9	3.1	12.8

FS22

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

4.    RESTRUCTURING (Continued)

The decision to close the Ipoh facility triggered an interim impairment analysis, resulting in the recording of $56.7 million of long-lived asset impairment charges for the year ended December 31, 2015. The impairment charges included $36.9 million related to buildings, $16.0 million related to machinery and equipment, and $3.8 million related to our inventory of spare parts for machinery and equipment stores. These charges are recognized as long-lived asset impairment charges in our consolidated statements of operations. Impairment charges were measured based on the amount by which the carrying value of these assets exceeded their estimated fair value after consideration of their future cash flows using management's assumptions and an independent valuation report for the buildings (Level 3 assumptions).

2014 Consolidation of Crystal and Other Activities

We announced a plan to consolidate our crystal operations during the first quarter of 2014. The consolidation included transitioning small diameter crystal activities from our St. Peters, Missouri facility to other crystal facilities in South Korea, Taiwan, and Italy. The consolidation of crystal activities affected approximately 120 employees in St. Peters. Net restructuring charges of $1.9 million were recorded for the year ended December 31, 2015. Restructuring charges in the amount of $3.9 million were recorded for the year ended December 31, 2014, most of which was incurred during the first quarter of 2014. These charges are included within restructuring charges (reversals) in the consolidated statements of operations. We also recorded long-lived asset impairment charges of $4.0 million for the year ended December 31, 2015, recorded mostly in the fourth quarter, and $2.0 million for the year ended December 31, 2014, related to the consolidation of the semiconductor crystal operations.

We initiated the termination of certain employees as part of a workforce restructuring plan on December 18, 2014. The plan was designed to realign our workforce, improve profitability, and support new growth opportunities. The plan resulted in a total reduction of approximately 120 positions, a majority of which were employed outside of the U.S. This plan was substantially completed by December 31, 2015. We recorded restructuring charges of $2.1 million and $2.5 million for the years ended December 31, 2015 and 2014, respectively, in connection with this workforce restructuring.

Total cash payments related to the 2014 consolidation of crystal and other activities in 2015 and 2014 were $9.0 million and $0.4 million, respectively.

2011 Global Plan

The semiconductor industry experienced a downturn during the second half of 2011. In response, we committed to a series of actions in December 2011 to reduce our global workforce, right-size production capacity, and accelerate operating cost reductions in 2012 and beyond (the "2011 Global Plan") in order to better align our business to then-current and expected market conditions in the semiconductor market, as well as to improve our overall cost competitiveness and cash flows.

FS23

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

4.    RESTRUCTURING (Continued)

Details of the 2013 expenses, cash payments and expected costs incurred related to the 2011 Global Plan are set out in the following table:

							As of December 31, 2013
	Accrued December 31, 2012	Year-to-date Restructuring Reversals	Cash Payments	Non-Cash Settlements	Currency	Accrued December 31, 2013	Cumulative Costs Incurred	Total Costs Expected to be Incurred
	US$	US$	US$	US$	US$	US$	US$	US$
	(In millions)
2011 Global Plan
Severance and employee benefits	31.0	(11.5)	(0.7)	—	2.2	21.0	36.6	36.6
Contract termination	69.5	—	(59.4)	—	0.4	10.5	106.5	106.5
Other	37.0	(1.5)	(4.8)	(7.6)	1.1	24.2	37.9	37.9
Total	137.5	(13.0)	(64.9)	(7.6)	3.7	55.7	181.0	181.0

During the year ended December 31, 2013, $75.9 million of income was recorded within restructuring charges (reversals) in the combined statement of operations pertaining to the 2011 Global Plan, which primarily consisted of $62.9 million of income associated with the favorable settlement of a polysilicon supply agreement with a subsidiary of SunEdison, with an offset to accounts receivable, affiliate in the combined balance sheet relating to the shuttering of our Merano, Italy polysilicon facility. The remaining income recorded within restructuring charges (reversals) relates to net reversals of costs due to settlements of certain obligations and changes in estimates pertaining to severance, offset by immaterial expenses related to various restructuring activities.

Management concluded an analysis in the fourth quarter of 2013 as to whether to restart the Merano, Italy polysilicon facility and determined that, based on developments and market conditions, restarting the facility was not aligned with our business strategy. Accordingly, we decided to indefinitely close that facility and the related chlorosilanes facility (together, the "facilities"). We recorded $33.6 million of non-cash impairment charges to write down these assets to their then-current estimated salvage value in the fourth quarter of 2013 as a result.

Details of the 2014 expenses, cash payments, and expected costs incurred related to the 2011 Global Plan are set out in the following table:

							As of December 31, 2014
	Accrued December 31, 2013	Year-to-date Restructuring Reversals	Cash Payments	Non-Cash Settlements	Currency	Accrued December 31, 2014	Cumulative Costs Incurred	Total Costs Expected to be Incurred
	US$	US$	US$	US$	US$	US$	US$	US$
	(In millions)
2011 Global Plan
Severance and employee benefits	21.0	(14.3)	(3.3)	(0.9)	(1.8)	0.7	22.3	22.3
Contract termination	10.5	—	(10.5)	—	—	—	106.5	106.5
Other	24.2	(0.3)	(12.7)	2.0	(1.7)	11.5	37.6	37.6
Total	55.7	(14.6)	(26.5)	1.1	(3.5)	12.2	166.4	166.4

FS24

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

4.    RESTRUCTURING (Continued)

We recorded net restructuring reversals of $14.4 million for the year ended December 31, 2014, due primarily to a favorable settlement of a polysilicon supply agreement that was negotiated in 2013 with a subsidiary of SunEdison, but settled during the first half of 2014, and $12.0 million of severance reversals, as discussed below. The favorable settlement with a subsidiary of SunEdison was recorded within restructuring reversals in the consolidated statement of operations with an offset to accounts receivable, affiliate in the consolidated balance sheet, and thus is not reflected in the table above. This favorable settlement with a subsidiary of SunEdison is not reflected in the consolidated statement of cash flows as it was a non-cash transaction. Other revisions to our estimated restructuring liabilities included $2.6 million of net reversals which were recorded during the year ended December 31, 2014 due to actual results differing from our previous estimates.

We executed a favorable settlement of a polysilicon supply agreement with a subsidiary of SunEdison during the second quarter of 2014. This settlement resulted in non-cash capital contributions in the form of intercompany debt forgiveness, which did not change the statement of operations, but increased shareholders' equity by $32.3 million. Because this is a non-cash transaction, the Company recorded a net increase in net parent investment of $32.3 million, which is not reflected in the consolidated statement of cash flows or the table above.

We received offers of interest to purchase our indefinitely-closed Merano, Italy facilities during the third quarter of 2014. These offers indicated to us that the carrying value of the assets exceeded their estimated fair value. We recorded $57.3 million of non-cash charges to write down these assets to their estimated fair value as a result of an impairment analysis. These charges were recognized as long-lived asset impairment charges in our consolidated statement of operations. Impairment charges were measured based on the amount by which the carrying value of these assets exceeded their estimated fair value after consideration of their future cash flows using management's assumptions (Level 3).

In December 2014, we closed the sale of the Merano, Italy facilities. The facilities were sold to a third party for 10.0 million euro ("EUR"). No cash payment was received at the date of closing and the purchase consideration will be paid to us over ten years. In connection with the sales transaction, we provided the buyer with loans totaling EUR 7.5 million which will be repaid over nine years. We accounted for this transaction in accordance with the deposit method of real estate accounting. We recognized a $4.7 million loss on sale of property, plant and equipment for the year ended December 31, 2014 related to this sales transaction. As a result of the sales transaction, we have a variable interest in the newly created entity that purchased the facilities. We are not the primary beneficiary because we do not have controlling financial interest in this variable interest entity ("VIE") in 2015 or 2014 and have, therefore, not consolidated this VIE. The carrying amounts of the facilities’ assets and liabilities sold to the VIE were EUR 15.8 million and EUR 5.4 million, respectively, which are recorded in our consolidated balance sheet. Our maximum exposure to loss as a result of our involvement with the VIE is EUR 9.6 million, which is comprised of EUR 10.0 million purchase price receivable and the EUR 7.5 million loans to the extent we do not receive these funds in the future, less EUR 7.9 million in purchase obligation, environmental cleanup, and other liabilities assumed by the buyer which remains consolidated on our balance sheet in accordance with the deposit method of real estate accounting.

FS25

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

4.    RESTRUCTURING (Continued)

We also recorded $12.0 million of severance reversals related to the sale of the facilities because the buyer assumed legal responsibility for the affected employees’ severance liabilities. The severance reversals are included within restructuring reversals in the consolidated statement of operations. This severance reversal is a non-cash settlement and the statement of cash flows is adjusted for this non-cash transaction. There has been no material changes to these amounts in 2015. Details of the 2015 expenses, cash payments, and expected costs incurred related to the 2011 Global Plan are set out in the following table:

						As of December 31, 2015
	Accrued December 31, 2014	Year-to-date Restructuring Reversals	Cash Payments	Currency	Accrued December 31, 2015	Cumulative Costs Incurred	Total Costs Expected to be Incurred
	US$	US$	US$	US$	US$	US$	US$
	(In millions)
2011 Global Plan
Severance and employee benefits	0.7	0.6	(0.5)	(0.1)	0.7	22.9	22.9
Contract termination	—	—	—	—	—	106.5	106.5
Other	11.5	(0.8)	(1.4)	(1.2)	8.1	36.8	36.8
Total	12.2	(0.2)	(1.9)	(1.3)	8.8	166.2	166.2

FS26

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

5.    INVENTORIES

Inventories consist of the following:

	As of December 31,
	2015	2014
	US$	US$
	(In millions)

Raw materials and supplies	33.3	29.9
Goods in process	43.6	49.7
Finished goods	32.4	42.5
Total inventories	109.3	122.1
Included in the table above as of December 31, 2015, was $15.8 million of finished goods inventory held on consignment, compared to $20.1 million as of December 31, 2014.

FS27

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

6.    PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consists of the following:

	As of December 31,
	2015	2014
	US$	US$
	(In millions)

Land	4.8	5.1
Software	23.2	23.2
Buildings and improvements	136.3	188.3
Machinery and equipment	1,084.2	1,106.2
Subtotal	1,248.5	1,322.8
Less accumulated depreciation	(773.0)	(788.3)
	475.5	534.5
Construction in progress	55.3	64.3
Total property, plant, and equipment, net	530.8	598.8
We recorded asset impairment charges of $60.7 million for the year ended December 31, 2015, of which $56.7 million relates to our decision to close the Ipoh facility. See Note 4.

We recorded asset impairment charges of $59.4 million for the year ended December 31, 2014, of which $57.3 million relates to the assets at our Merano, Italy polysilicon and chlorosilanes facilities that were written-down in the third quarter to their estimated fair value based on purchase offers we received from potential buyers. As discussed in Note 4, the Merano, Italy polysilicon and chlorosilanes facilities were sold in the fourth quarter. We accounted for this transaction under the deposit method of real estate accounting. The remaining EUR 14.4 million of land, property, plant, and equipment related to the sale meet held for sale criteria and are included in property, plant, and equipment, net of accumulated depreciation in the consolidated balance sheet.

We recorded asset impairment charges of $34.8 million for the year ended December 31, 2013, of which $33.6 million related to the write-down of assets at our Merano, Italy polysilicon and chlorosilanes facilities to their then-current estimated salvage value, which was based primarily on an appraisal. These charges are reflected in long-lived asset impairment charges in our consolidated and combined statements of operations.

FS28

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

7.     EQUITY METHOD INVESTMENT

We have an equity method investment in SMP that owns a polysilicon manufacturing facility in South Korea, which is currently in the initial stages of production. Our ownership interest decreased from 35.00% to 33.05% on June 12, 2015, from 33.05% to 30.51% on August 5, 2015, from 30.51% to 30.02% on October 6, 2015, and from 30.02% to 28.32% on February 5, 2016 as a result of capital calls by SMP in which we did not participate.

During the third quarter of 2015, we entered into a definitive agreement to sell approximately 30% of our SMP investment, representing approximately 9% of total SMP shares outstanding, for $35.0 million to SunEdison. We have received an advance payment of the $35.0 million, representing the purchase price, which is recorded as a deposit for investment distribution, within current liabilities, on our balance sheet. The sale closed in March 2016.

The SMP polysilicon manufacturing facility has experienced delays in ramping-up to reach full commercial capabilities. This has placed pressure on SMP's short-term working capital needs to overcome the construction delays. The existing equity holders of SMP may be requested to make additional capital investments to assist with financing SMP's short-term working capital needs and SMP's ability to service their debt obligations. If we do not make additional capital investments, our equity ownership percentage in SMP may be further reduced. Should SMP prove unable to reach full commercial capabilities or meet their financial obligations, an asset impairment could be indicated.

Summarized financial information for SMP as of and for the years ended December 31, 2015 and 2014 was as follows:

	December 31,	December 31,
	2015	2014
	US$	US$
	(In millions)

Revenues	27.0	—
Gross profit	7.6	—
Loss before income taxes	1.9	2.8
Net loss	1.9	2.8
Total current assets	47.0	34.6
Total non-current assets	830.4	782.9
Total current liabilities	212.6	201.2
Total non-current liabilities	264.0	249.1
Total equity	400.8	367.2

FS29

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

8.    DEBT

Debt outstanding consists of the following:

	As of December 31, 2015			As of December 31, 2014
	Total principal	Current and short-term	Long-term	Total principal	Current and short-term	Long-term
	US$	US$	US$	US$	US$	US$
(In millions)

Long-term notes	198.6	6.7	191.9	198.7	2.1	196.6
Senior Secured Credit Facility

The Company and its direct subsidiary, SunEdison Semiconductor B.V. ("SSBV" or the "Borrower"), entered into a credit agreement on May 27, 2014 and subsequently amended on December 29, 2015 as discussed below ("Amendment of and Prepayment under Credit Agreement"), with Goldman Sachs Bank USA, as administrative agent, sole lead arranger, and sole syndication agent, and, together with Macquarie Capital (USA) Inc., as joint bookrunners, Citibank, N.A., as letter of credit issuer, and the lender parties thereto (the "Credit Facility"). The Credit Facility provided for: (i) a senior secured term loan facility in an aggregate principal amount up to $210.0 million (the "Term Facility"); and (ii) a senior secured revolving credit facility in an aggregate principal amount up to $50.0 million (the "Revolving Facility"). The Borrower may obtain, under the Revolving Facility, (i) letters of credit and bankers’ acceptances in an aggregate stated amount up to $15.0 million; and (ii) swing line loans in an aggregate principal amount up to $15.0 million. The Term Facility has a five-year term, ending May 27, 2019, and the Revolving Facility has a three-year term, ending May 27, 2017. The full amount of the Term Facility was drawn on May 27, 2014. No amounts were outstanding under the Revolving Facility as of December 31, 2015, but $4.3 million of third party letters of credit were outstanding which reduced the available borrowing capacity by a like amount. The original principal amount of the Term Facility must be repaid in quarterly instalments of $525,000 beginning September 30, 2014 with the remaining balance paid at maturity. The principal amount repayment schedule was adjusted proportionately after the prepayment discussed below.

The Term Facility was issued at a discount of 1.00%, or $2.1 million, which is being amortized as an increase in interest expense over the term of the Term Facility. We incurred $10.2 million of financing fees related to the Credit Facility that have been capitalized and are being amortized over the term of the respective Term Facility and Revolving Facility. In connection with our adoption of ASU No. 2015-03, the capitalized financing fees are presented in the balance sheet as a direct deduction from the carrying amount of the Term Facility.

The Borrower’s obligations under the Credit Facility are guaranteed by the Company and certain of its direct and indirect subsidiaries. The Borrower’s obligations and the guaranty obligations of the Company and its subsidiaries are secured by first-priority liens on, and security interests in, certain present and future assets of the Company, the Borrower, and the subsidiary guarantors, including pledges of the capital stock of certain of the Company’s subsidiaries.

FS30

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

8.    DEBT (Continued)

Borrowings under the Credit Facility bear interest (i) at a base rate plus 4.50% per annum or (ii) at a reserve-adjusted eurocurrency rate plus 5.50% per annum. The minimum eurocurrency base rate for the Term Facility shall at no time be less than 1.00% per annum. Interest is paid quarterly in arrears, and at the maturity date of each facility for loans bearing interest with reference to the base rate. Interest is paid on the last day of selected interest periods (which will be one, three, and six months), and at the maturity date of each facility for loans bearing interest with reference to the reserve-adjusted eurocurrency rate (and at the end of every three months, in the case of any interest period longer than three months). A fee equal to 5.50% per annum is payable by the Borrower, quarterly in arrears, in respect of the daily amount available to be drawn under outstanding letters of credit and bankers’ acceptances.

The Credit Facility contains customary representations, covenants, and events of default typical for credit arrangements of comparable size, including our maintenance of a consolidated leverage ratio of not greater than 2.5 to 1.0 for the quarters ending after September 30, 2015. The Credit Facility also contains customary material adverse effects and cross-default clauses. The cross-default clause is applicable to defaults on other indebtedness in excess of $30.0 million. We were in compliance with all covenants of the Credit Facility as of December 31, 2015.

MKC Financing

Effective December 30, 2015, MKC entered into term loan agreements for an aggregate principal amount of 50 billion South Korean Won ("KRW") with three banks as follows (the "MKC Financing"): (i) Shinhan Bank - term loan with a principal amount of KRW 20 billion at an interest rate equal to the average 91-day CD rate plus 2.10% (the "Shinhan Term Loan"), (ii) Hana Bank - term loan with a principal amount of KRW 20 billion at an interest rate equal to the average 91-day CD rate plus 2.13% (the "Hana Term Loan"), and (iii) Korea Development Bank - term loan with a principal amount of KRW 10 billion at an interest rate of the average 91-day CD rate plus 2.18% (the "KDB Term Loan" and, together with the Shinhan Term Loan and the Hana Term Loan, collectively, the "Korean Term Loans"). As of December 31, 2015, KRW 5 billion of the KDB Term Loan remained unfunded and was funded in January 2016.

Each of the Korean Term Loans has a term of 36 months and is secured by a mortgage of MKC’s real property and equipment. In addition, the Hana Term Loan is secured by a pledge of MKC funds on deposit at Hana Bank in the amount of KRW 3.1 billion. The proceeds of the Korean Term Loans were used to make a prepayment of the outstanding principal of the Term Facility, as outlined below.

Shinhan Bank, Hana Bank, and Korea Development Bank, and their respective affiliates, in certain instances have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, or will receive, customary fees and expenses.

FS31

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

8.    DEBT (Continued)

Amendment of and Prepayment under Credit Agreement

Concurrent with the MKC Financing, the Company and SSBV, entered into the First Amendment to Credit Agreement, by and among the Borrower, the Company, the other guarantors party thereto, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent, thereby amending the Credit Agreement, dated as of May 27, 2014 (as amended, the "Credit Agreement"). On December 29, 2015, the Company and the Borrower executed and delivered the First Amendment, which is dated as of December 22, 2015 and, pursuant to its terms, became effective on December 29, 2015.

The First Amendment provides, in part, for the termination, release and discharge of all the obligations of MKC (a subsidiary of the Borrower and formerly a guarantor under the Credit Facility) under the Credit Facility and other loan documents and the release of the Administrative Agent’s liens on MKC’s assets and the equity interests in MKC. In connection with such release, certain covenants were added to the Credit Facility with respect to MKC, including (i) a requirement that the Borrower cause MKC to utilize a portion of any cash available for distribution to pay an annual dividend to the Borrower or one of our other subsidiaries, (ii) limits on our rights to make future investments in MKC, as well as our ability to settle historical trade balances, and to maintain future intercompany trade balances owed between MKC and the Company and its other subsidiaries, and (iii) restrictions on MKC’s incurrence of future indebtedness.

In connection with the First Amendment, the Borrower made a $40 million prepayment of the outstanding principal under the Term Facility (the "Prepayment") and, in accordance with the terms of the Credit Agreement also paid a 1% call premium with the proceeds of the MKC Financing. The Prepayment was completed by the Borrower on December 30, 2015. The Borrower will be obligated to make two additional prepayments, each in an amount of $5 million, on the dates that are 10 months and 13 months after the effective date of the First Amendment (October 31, 2016 and January 31, 2017, respectively). Also, as part of the First Amendment, the lenders’ aggregate commitment under the Borrower’s Revolving Facility was reduced from $50 million to $40 million.

As a result of the First Amendment, we recognized a loss on extinguishment of debt of $3.0 million for the year ended December 31, 2015, which was comprised of pre-payment premiums and other non-capitalizable costs totaling $1.4 million and the write off of unamortized deferred loan cost and unamortized debt discount totaling $1.6 million.

Other Financing Arrangements

In addition to the borrowing capacity under the $40 million Revolving Facility, we have committed financing arrangements of $30.9 million at December 31, 2015. There is $6.6 million in short-term borrowings outstanding under these committed financing arrangements as of December 31, 2015, that bear variable interest rates of between 2% to 3%. In addition to the $6.6 million outstanding, $8.7 million is unavailable because it relates to the issuance of third party letters of credit and bank guarantees, which is excluded from the definition of indebtedness under the Credit Facility. Interest rates are negotiated at the time of the borrowings.

FS32

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

8.    DEBT (Continued)

The estimated fair value of our debt was $203.5 million and $200.6 million as of December 31, 2015 and 2014, respectively. Fair value of this debt is calculated using a discounted cash flow model (Level 2 assumptions) with consideration for our non-performance risk (Level 3 assumptions).

Maturities

The aggregate amounts of principal payments on long-term debt, excluding affiliate debt, after December 31, 2015 are as follows:

	2016	2017	2018	2019	2020	Total
	US$	US$	US$	US$	US$	US$
	(In millions)

Maturities of long-term debt	6.7	6.7	40.1	151.9	—	205.4

FS33

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

9.    SHAREHOLDERS’ EQUITY

Ordinary Shares

The Company and SunEdison agreed, effective concurrently with the secondary public offering on January 20, 2015, to replace 25% of the equity-based compensation awards relating to SunEdison stock that were unvested and held by our employees (including our non-US employees, subject to applicable local laws) with adjusted stock options and restricted stock units ("RSUs"), as applicable, for the Company’s ordinary shares, each of which generally preserved the value of the original awards. The balance of the awards (75%) will be maintained by SunEdison. The Company issued options to purchase an aggregate of 442,790 ordinary shares with a weighted-average exercise price of $5.19 per share and an aggregate of 170,115 RSUs, in each case based on applicable SunEdison equity awards outstanding, and the Company’s and SunEdison’s share prices, as of market close on January 20, 2015. Each of the foregoing replacement awards was issued pursuant to the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan. The remaining 75% of the unvested SunEdison options and RSUs, as well as all vested SunEdison options, will continue to vest in accordance with their terms, with employment by us to be deemed employment by SunEdison. We have included the stock-based compensation expense related to these awards granted to our employees in our consolidated financial statements.

FS34

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

9.    SHAREHOLDERS’ EQUITY (Continued)

Stock-Based Compensation

We have equity incentive plans that provide for the award of non-qualified stock options, performance shares, and RSUs to employees and non-employee directors. We filed a registration statement on Form S-8 on June 10, 2014 to register an aggregate of 11 million ordinary shares reserved for issuance under the equity incentive plans we adopted in connection with the IPO. There were 5.7 million shares remaining available for future grant under these plans as of December 31, 2015.

Options to employees are generally granted upon hire and annually or semi-annually thereafter, usually with four-year ratable vesting. No option has a term of more than ten years. The exercise price of stock options granted equals the market price on the date of the grant.

The following table presents information regarding outstanding stock options as of December 31, 2015, and related changes during the year ended December 31, 2015:

	Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value (US$ in millions)	Weighted-Average Remaining Contractual Life (years)

Outstanding at December 31, 2014	1,726,354	15.77
Granted	1,419,497	15.40
Exercised	(62,492)	4.72
Forfeited	(150,745)	15.93
Expired	—	—
Outstanding at December 31, 2015	2,932,614	15.83	1.1	8.5
Options exercisable at December 31, 2015	698,040	11.66	0.9	7.6

The weighted-average assumptions, excluding the SunEdison equity awards exchanged for SunEdison Semiconductor equity awards as discussed above, are as follows:

2015

Risk-free interest rate	1.0%
Expected stock price volatility	26.3%
Expected term until exercise (years)	4
Expected dividends	NIL

FS35

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

9.    SHAREHOLDERS’ EQUITY (Continued)

The weighted-average grant-date fair value per share of options granted was $5.95 for the year ended December 31, 2015. Total unrecognized compensation cost related to stock options of $10.5 million is expected to be recognized as of December 31, 2015 over a weighted-average period of three years.

Restricted stock units represent the right to receive a share of our stock at a designated time in the future, provided the stock unit is vested at the time. Recipients of restricted stock units do not pay any cash consideration for the restricted stock units or the underlying shares, and do not have the right to vote or have any other rights of a shareholder until such time as the underlying shares of stock are distributed. Restricted stock units granted to employees and non-employee directors usually have a four-year ratable vesting schedule, and certain grants are subject to performance conditions established at the time of grant.

The following table presents information regarding outstanding RSUs as of December 31, 2015, and related changes during the year ended December 31, 2015:

	Restricted Stock Units	Aggregate Intrinsic Value (US$ in millions)	Weighted-Average Remaining Contractual Life (years)

Outstanding at December 31, 2014	1,561,412
Granted	839,787
Converted (Vested)	(470,451)
Forfeited	(115,791)
Outstanding at December 31, 2015	1,814,957	14.2	1.7

Total unrecognized compensation cost related to restricted stock units of $26.4 million is expected to be recognized as of December 31, 2015 over a weighted-average period of approximately 2.9 years. The weighted-average fair value of restricted stock units on the date of grant was $17.53 for the year ended December 31, 2015.

FS36

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

9.    SHAREHOLDERS’ EQUITY (Continued)

Our Participation in SunEdison's Incentive Plans

SunEdison maintains a number of stock-based compensation programs at the corporate level. Our employees have historically participated in those programs and, as such, we were allocated expenses associated with those programs based on the actual number of stock-based compensation awards granted to our employees. Our consolidated balance sheets do not include any SunEdison outstanding equity related to the stock-based compensation programs. Our employees retained the rights to those equity awards following our IPO. As a result, we have included this stock-based compensation expense in our consolidated financial statements. Stock-based compensation expense of $3.4 million was reported as net parent investment on the combined statement of equity prior to the IPO.

Stock-based compensation expense for the years ended December 31, 2015, 2014, and 2013 was as follows:

	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)

Cost of goods sold	4.2	3.6	4.4
Marketing and administration	7.4	5.1	7.4
Research and development	3.6	2.6	2.1
Stock-based employee compensation	15.2	11.3	13.9

The amount of stock-based compensation cost capitalized into inventory and fixed assets was not material for the years ended December 31, 2015, 2014, and 2013. Further, the recognition of excess tax benefits from share-based payment arrangements was not material for the years ended December 31, 2015, 2014, and 2013.

FS37

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

10.     LOSS PER SHARE

Basic loss per share is computed by dividing net loss by the number of weighted-average ordinary shares outstanding during the period. Diluted loss per share is computed using the weighted-average ordinary shares outstanding and, if dilutive, potential ordinary shares outstanding during the period. Potential ordinary shares represent the incremental ordinary shares issuable for RSUs and stock option exercises. The Company calculates the dilutive effect of outstanding RSUs and stock options on loss per share by application of the treasury stock method.

The computations of basic and diluted loss per share assumes that the number of ordinary shares outstanding for the period prior to the closing of our IPO on May 28, 2014 was equal to the number of ordinary shares of SunEdison Semiconductor outstanding on May 28, 2014.

FS38

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

10.    LOSS PER SHARE (Continued)

Basic and diluted loss per share for the years ended December 31, 2015, 2014, and 2013 were calculated as follows:

	2015		2014		2013
	Basic	Diluted	Basic	Diluted	Basic	Diluted
	US$	US$	US$	US$	US$	US$
	(In millions, except per share amounts)
EPS Numerator:

Net loss attributable to SunEdison Semiconductor Limited shareholders	(136.7)	(136.7)	(90.2)	(90.2)	(57.7)	(57.7)

EPS Denominator:

Weighted-average shares outstanding	41.7	41.7	41.5	41.5	41.5	41.5
Loss per share	(3.28)	(3.28)	(2.17)	(2.17)	(1.39)	(1.39)

The computations for diluted loss per share for the year ended December 31, 2015 excludes options to purchase approximately 2.9 million shares and 1.8 million RSUs because the effect would have been anti-dilutive. The computations for diluted loss per share for the year ended December 31, 2014 excludes options to purchase approximately 1.7 million shares and 1.6 million RSUs because the effect would have been anti-dilutive. No SunEdison Semiconductor options or RSUs were outstanding during the year ended December 31, 2013.

FS39

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

11.     ACCUMULATED OTHER COMPREHENSIVE LOSS

Comprehensive (loss)/income represents a measure of all changes in equity that result from recognized transactions and economic events other than transactions with owners in their capacity as owners. Other comprehensive (loss) income includes adjustments related to currency translation and pension and post-retirement related liabilities.

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax:

	Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)

Currency Translation Adjustments (1)
Beginning balance	(116.5)	(76.3)	(28.1)
Other comprehensive loss before reclassifications	(38.2)	(40.2)	(48.2)
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net other comprehensive loss	(38.2)	(40.2)	(48.2)
Balance at December 31	(154.7)	(116.5)	(76.3)

Available-for-sale Securities
Beginning balance	—	—	0.2
Other comprehensive loss before reclassifications	—	—	(0.2)
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net other comprehensive loss	—	—	(0.2)
Balance at December 31	—	—	—

Pension and Post-Retirement Benefit Plans
Beginning balance	(57.6)	(33.9)	(67.3)
Other comprehensive income/(loss) before reclassifications	1.3	(30.7)	31.3
Amounts reclassified from accumulated other comprehensive loss	6.1	(0.1)	2.1
Net other comprehensive income/(loss)	7.4	(30.8)	33.4
Amount of accumulated other comprehensive income transferred from SunEdison (2)	—	7.1	—
Balance at December 31	(50.2)	(57.6)	(33.9)

Accumulated other comprehensive loss at December 31	(204.9)	(174.1)	(110.2)

(1)	Excludes currency translation adjustments related to noncontrolling interests. See the consolidated statements of comprehensive loss.

(2)	Amounts reclassified from accumulated other comprehensive loss for the years ended December 31, 2015 and 2014 included $5.4 million and $3.1 million in interim lump-sum pension settlement charges.

(3)	Amount represents the non-cash transfer of accumulated other comprehensive income from SunEdison as part of the IPO and related transactions.

FS40

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

11.     ACCUMULATED OTHER COMPREHENSIVE LOSS (Continued)

The following table presents reclassifications from accumulated other comprehensive loss and the affected line in the consolidated statement of operations:

	Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)

Amortization of net actuarial (loss) gain and prior service	(0.7)	3.2	(2.1)
Cost of goods sold pension settlement charge	(2.3)	(1.1)	—
Marketing and administration pension settlement charge	(1.9)	(2.0)	—
Research and development pension settlement charge	(1.2)	—	—
	(6.1)	0.1	(2.1)

FS41

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES

Pension and Post-Employment Benefit Plans

We sponsor a defined benefit pension plan covering certain U.S. employees, and a non-qualified pension plan under the Employee Retirement Income Security Act of 1974. We also sponsor defined benefit pension plans for our eligible employees in Japan and Taiwan. The U.S. defined benefit plan covered most U.S. employees prior to January 2, 2002 when we ceased adding new participants to the plan and amended the plan to discontinue future benefit accruals for certain participants. Effective January 1, 2012, the accumulation of new benefits for all participants under the U.S. defined benefit pension plan was frozen. The non-qualified pension plan provides pension benefits in addition to the benefits provided by the U.S. defined benefit pension plan. Eligibility for participation in this plan requires coverage under the U.S. defined benefit plan and other specific circumstances. The non-qualified plan has also been amended to discontinue future benefit accruals.

Additionally, we provide post-retirement health care benefits and post-employment disability benefits to certain eligible U.S. employees. We amended the health care plan on January 1, 2002 to discontinue benefits for certain participants. Effective January 2, 2002, no new participants will be eligible for post-retirement health care benefits under the plan. The health care plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and co-insurance.

Net periodic post-retirement benefit cost (income) consists of the following:

	Pension Plans			Health Care and Other Plans
Year ended December 31,	2015	2014	2013	2015	2014	2013
	US$	US$	US$	US$	US$	US$
	(In millions)

Service cost	0.9	1.0	1.0	—	—	—
Interest cost	6.5	7.1	6.7	0.6	0.7	0.7
Expected return on plan assets	(8.3)	(14.5)	(13.7)	—	—	—
Amortization of prior service credit	—	—	—	(0.7)	(0.7)	(0.7)
Net actuarial loss (gain)	2.9	1.8	2.9	(0.3)	(1.2)	(0.1)
Settlement charges	5.4	3.1	—	—	—	—
Net periodic benefit cost (income)	7.4	(1.5)	(3.1)	(0.4)	(1.2)	(0.1)

FS42

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

Our pension plans experienced increased lump sum payment activity in 2015 and 2014 related to the 2014 reductions in force described in Note 4. This event triggered settlement accounting with the U.S. plan in both 2015 and 2014 because there were significant pension benefit obligations settled during these years. Settlement accounting was not triggered in 2013.

We use a measurement date of December 31 to determine pension and post-employment benefit measurements for the plans. Our pension and post-employment benefit cost (income) and obligations are actuarially determined, and we use various actuarial assumptions, including the interest rate used to discount the liabilities, the rate of compensation increase, and the expected return on plan assets to estimate our pension cost (income) and obligations. The following is a table of actuarial assumptions used to determine the net periodic benefit cost (income):

	Pension Plans			Health Care and Other Plans
Year ended December 31,	2015	2014	2013	2015	2014	2013
Weighted-average assumptions:
Discount rate	3.24%	3.80%	3.14%	3.58%	4.27%	3.38%
Expected return on plan assets	5.05%	8.39%	8.38%	NA	NA	NA
Rate of compensation increase (1)	0.51%	0.60%	0.44%	3.75%	3.75%	3.75%
Current medical cost trend rate	NA	NA	NA	7.30%	7.80%	8.00%
Ultimate medical cost trend rate	NA	NA	NA	4.50%	4.50%	4.50%
Year the rate reaches ultimate trend rate	NA	NA	NA	2022	2022	2022

(1)	Effective January 1, 2012, the accumulation of new benefits for all participants under the U.S. defined benefit pension plan was frozen.

We determine the expected return on plan assets based on our pension plans’ asset mix at year-end. The expected investment return assumption used for the pension plans reflects what the plans can reasonably expect to earn over the long-term considering year-end asset allocations. The expected return includes an inflation assumption and adds real returns based on the asset mix and a premium for active management, and subtracts expenses. While the expected rate of return on the U.S. pension plan assets in 2015 and 2014 was 5.1% and 8.5% respectively, the actual return on our U.S. pension plan assets in 2015 and 2014 was (0.9%) and 4.6%, respectively.

We consult with the plans’ actuaries to determine a discount rate assumption for pension and other post-retirement and post-employment plans that reflects the characteristics of our plans, including expected cash outflows from our plans, and utilize an analytical tool that incorporates the concept of a hypothetical yield curve.

FS43

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

The following summarizes the change in benefit obligation, change in plan assets, and funded status of the plans:

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2015	2014	2015	2014
	US$	US$	US$	US$
	(In millions)
Change in benefit obligation:
Benefit obligation at beginning of year	211.3	197.0	18.1	17.1
Service cost	0.9	1.0	—	—
Interest cost	6.5	7.1	0.6	0.7
Plan participants’ contributions	—	—	0.4	0.4
Actuarial (gain)/loss	(9.3)	25.9	1.4	1.1
Gross benefits paid	(9.9)	(9.3)	(1.6)	(1.2)
Settlements	(12.8)	(7.7)	—	—
Currency exchange gain	(0.8)	(2.7)	—	—
Benefit obligation at end of year	185.9	211.3	18.9	18.1

Change in plan assets:
Fair value of plan assets at beginning of year	173.1	181.2	—	—
Actual (loss)/gain on plan assets	(1.2)	8.0	—	—
Employer contributions	1.5	1.0	1.2	0.8
Plan participants’ contributions	—	—	0.4	0.4
Settlements	(12.4)	(7.6)	—	—
Gross benefits paid	(9.9)	(9.3)	(1.6)	(1.2)
Currency exchange loss	(0.1)	(0.2)	—	—
Fair value of plan assets at end of year	151.0	173.1	—	0.0
Net amount recognized	(34.9)	(38.2)	(18.9)	(18.1)

Amounts recognized in statement of financial position:
Accrued liabilities, current	(0.6)	(0.5)	(1.3)	(1.1)
Pension and post-employment liabilities, non-current	(34.3)	(37.7)	(17.6)	(17.0)
Net amount recognized	(34.9)	(38.2)	(18.9)	(18.1)

FS44

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

Amounts recognized in accumulated other comprehensive loss (before tax):

	Pension Plans		Health Care and Other Plans
As of December 31,	2015	2014	2015	2014
	US$	US$	US$	US$
	(In millions)

Net actuarial loss (gain)	75.0	84.6	(0.7)	(2.3)
Prior service credit	—	—	(9.9)	(10.6)
Net amount recognized	75.0	84.6	(10.6)	(12.9)
The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit cost (income) in 2016 are as follows:

	Pension Plans	Health Care and Other Plans
	US$	US$
	(In millions)

Actuarial loss	2.7	—
Prior service credit	—	(0.7)
Total	2.7	(0.7)

The following is a table of the actuarial assumptions used to determine the benefit obligations of our pension and other post-employment plans:

	Pension Plans		Health Care and Other Plans
As of December 31,	2015	2014	2015	2014

Weighted average assumptions:
Discount rate	3.55%	3.24%	3.79%	3.58%
Rate of compensation increase (1)	0.56%	0.51%	3.75%	3.75%

(1)	Effective January 1, 2012, the accumulation of new benefits for all participants under the U.S. defined benefit pension plan was frozen.

The composition of our plans and age of our participants are such that, as of December 31, 2015 and 2014, the health care cost trend rate no longer has a significant effect on the valuation of our other post-employment benefits plans.

FS45

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

The investment objectives of our pension plan assets are as follows:

•	Preservation of capital through a broad diversification among asset classes which react as nearly as possible, independently to varying economic and market circumstances,

•	Long-term growth, with a degree of emphasis on stable growth, rather than short-term capital gains,

•	To achieve a favourable relative return as compared with inflation,

•	To achieve an above average total rate of return relative to capital markets, and

•	To improve the funded status of the plans, thereby reducing risk and investing in a larger percentage of fixed income and liability hedging assets.

The pension plans are invested primarily in marketable securities, including common stocks, bonds, and interest-bearing deposits. The weighted-average allocation of our defined-benefit pension plan assets at year ended December 31 was as follows:

		Actual Allocation
Asset Category	2015 Target Allocation	2015	2014

Cash	–%	–%	—%
Equity securities	30%	25%	26%
Fixed income securities and group annuity contract	70%	75%	74%
Total	100%	100%	100%

Judgment is required in evaluating both quantitative and qualitative factors in the determination of significance for purposes of fair value level classification. Valuation techniques used are generally required to maximize the use of observable inputs and minimize the use of unobservable inputs.

A description of the valuation techniques and inputs used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy follows.

Mutual Funds

Mutual funds are valued at the closing price reported on the active market on which they are traded and are classified within Level 1 of the valuation hierarchy.

FS46

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

Group Annuity Contract

This investment represents a fully benefit-responsive guaranteed group annuity contract, with no maturity date. The group annuity contract is designed to provide safety of principal, liquidity, and a competitive rate of return. The fair value of the group annuity contract is estimated to be the contract value, which represents contributions plus earnings, less participant withdrawals and administrative expenses. Contract value is the relevant measurement attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the arrangement. The crediting interest rate is reset quarterly to prevailing market rates, and the pension plan can make withdrawals from the group annuity contract subject to certain provisions and restrictions. These restrictions did not result in an impairment of value below contract value as of December 31, 2015 and 2014.

While we believe the valuation methods are appropriate and consistent with other market participants’ methods, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level within the fair value hierarchy, the investments held by pension plans at December 31, 2015. This table does not include $4.7 million in cash in accordance with the disclosure requirements of ASC 820, Fair Value Measurements and Disclosures.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	US$	US$	US$	US$
	(In millions)
Equity mutual funds:
Large cap funds	13.8	—	—	13.8
Mid cap funds	3.3	—	—	3.3
Small cap funds	3.1	—	—	3.1
International funds	11.4	—	—	11.4
Emerging market funds	4.6	—	—	4.6
Fixed income funds:
Investment grade bond funds	50.8	—	—	50.8
Corporate bond funds	3.1	—	—	3.1
Emerging market bond funds	2.1	—	—	2.1
Group annuity contract	—	—	54.0	54.0
Total assets at fair value	92.2	—	54.0	146.2

FS47

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

The following table sets forth by Level within the fair value hierarchy, the investments held by the pension plans at December 31, 2014. This table does not include $3.6 million in cash and $0.9 million in pending trade transactions in accordance with the disclosure requirements of ASC 820.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	US$	US$	US$	US$
	(In millions)
Equity mutual funds:
Large cap funds	15.6	—	—	15.6
Mid cap funds	3.7	—	—	3.7
Small cap funds	3.8	—	—	3.8
International funds	13.6	—	—	13.6
Emerging market funds	6.7	—	—	6.7
Fixed income funds:
Investment grade bond funds	58.7	—	—	58.7
Corporate bond funds	3.7	—	—	3.7
Emerging market bond funds	2.4	—	—	2.4
Group annuity contract	—	—	60.4	60.4
Total assets at fair value	108.2	—	60.4	168.6

The table below sets forth a summary of changes in the fair value of the Plan's Level 3 assets for the years ended December 31, 2015 and 2014.

	Year ended
	December 31, 2015	December 31, 2014
	US$	US$
	(In millions)

Balance, beginning of year	60.4	50.4
Purchases	0.1	14.9
Sales	(7.6)	(6.2)
Interest credit during the year	1.1	1.3
Balance, end of year	54.0	60.4
The Plans had no transfers between Levels 1, 2, and 3 for the years ended December 31, 2015 and 2014.

FS48

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

Our pension obligations are funded in accordance with provisions of applicable laws. The U.S. pension plans were underfunded by $7.0 million and $10.0 million as of December 31, 2015 and 2014, respectively. Our non-U.S. pension plans and other post-retirement benefit plans were underfunded by $46.8 million and $46.4 million as of December 31, 2015 and 2014, respectively. The accumulated benefit obligation for the U.S. pension plans were $154.0 million and the fair value of plan assets was $147.0 million as of December 31, 2015.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets as of December 31, 2015 and 2014 were as follows:

	Pension Plans
	2015	2014
	US$	US$
	(In millions)

Projected benefit obligation, end of year	185.9	211.3
Accumulated benefit obligation, end of year	175.7	200.0
Fair value of plan assets, end of year	151.0	173.1

We expect contributions to our pension and post-employment plans in 2016 to be approximately $1.0 million and $1.4 million, respectively. We estimate that the future benefits payable for the pension and other post-retirement plans by year are as follows:

	Pension Plans	Health Care and Other Plans
	US$	US$
	(In millions)

2016	16.3	1.4
2017	13.0	1.3
2018	12.7	1.3
2019	12.2	1.3
2020	11.8	1.2
2021 - 2025	59.2	6.1
Defined Contribution Plans

We sponsor a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all U.S. salaried and hourly employees, and a defined contribution plan in Taiwan covering most salaried and hourly employees of our Taiwan subsidiary. Costs recorded in our consolidated statements of operations under these plans, including allocated costs prior to our IPO, totaled $3.4 million for 2015 and $3.9 million for 2014.

FS49

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

12.    POST-EMPLOYMENT AND OTHER EMPLOYEE-RELATED LIABILITIES (Continued)

Other Employee-Related Liabilities

Employees of our subsidiaries in Italy and South Korea are covered by an end of service entitlement that provides payment upon termination of employment. Contributions to these plans are based on statutory requirements and are not actuarially determined. The accrued liability was $15.9 million at December 31, 2015 and $18.0 million at December 31, 2014, and is included in other long-term liabilities and accrued liabilities on our consolidated balance sheet. The accrued liability is based on the vested benefits to which the employee is entitled assuming employee termination at the measurement date.

FS50

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

13.    DERIVATIVES AND HEDGING INSTRUMENTS

SunEdison Semiconductor’s derivatives and hedging activities consist of:

		Assets (Liabilities) Fair Value
	Balance Sheet	As of December 31,
	Classification	2015	2014
		US$	US$
		(In millions)

Derivatives not designated as hedging:

Currency forward contracts (1)	Prepaid and other current assets	0.5	0.2

Currency forward contracts (1)	Accrued liabilities	(0.6)	(0.9)

(1)	Currency forward contracts are recorded on the consolidated balance sheet at fair value using Level 1.

		Losses for the Year Ended December 31,
	Statement of Operations Classification	2015	2014	2013
		US$	US$	US$
		(In millions)

Derivatives not designated as hedging:

Currency forward contracts	Other, net	3.7	2.0	14.3

FS51

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

13.    DERIVATIVES AND HEDGING INSTRUMENTS (Continued)

We utilize currency forward contracts to mitigate the financial market risks of fluctuations in currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes. Gains and losses on non-U.S. currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, reducing the net exposure to the Company. A substantial portion of our revenue and capital spending is transacted in the US dollar. However, we do enter into transactions in other currencies, primarily Japanese yen, the new Taiwan dollar, South Korean Won, euro, and Malaysian ringgit. We have established transaction-based hedging programs to protect against reductions in value and volatility of future cash flows caused by changes in currency exchange rates. Our hedging programs reduce, but do not always eliminate, the impact of currency exchange rate movements. We may have outstanding contracts with several major financial institutions for these hedging transactions at any point in time. Our maximum risk of credit loss is limited to any gain on our outstanding contracts with these institutions. These currency forward contracts had net notional amounts of $115.7 million and $65.1 million as of December 31, 2015 and 2014, respectively, and are accounted for as economic hedges, for which hedge accounting is not applied.

FS52

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

14.     COMMITMENTS AND CONTINGENCIES

Operating Leases

We lease buildings, equipment and automobiles under operating leases. Rental expense was $8.2 million, $9.0 million, and $7.2 million for the years ended December 31, 2015, 2014, and 2013, respectively. The total future commitments under operating leases as of December 31, 2015 were $11.5 million, of which $10.5 million is noncancellable. Our operating lease obligations as of December 31, 2015 were as follows:

	Payment Due By Period
	Total	2016	2017	2018	2019	2020	Thereafter
	US$	US$	US$	US$	US$	US$	US$
	(In millions)

Operating leases	11.5	6.5	2.2	1.5	1.3	—	—

Purchase Obligations and Commitments

In connection with the sale of the Merano, Italy facilities in December 2014 as discussed in Note 4, we signed a long-term supply contract with the buyer to purchase certain committed quantities of products totaling EUR 26 million through 2024. Expected future purchase commitments pertaining to this long-term supply contract are included in the following table.

FS53

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

14.    COMMITMENTS AND CONTINGENCIES (Continued)

Our unconditional purchase obligations with terms greater than one year as of December 31, 2015 were as follows:

	Payments Due By Period
	Total	2016	2017	2018	2019	2020	Thereafter
	US$	US$	US$	US$	US$	US$	US$
	(In millions)

Unconditional purchase obligations	48.1	11.6	9.9	6.1	5.5	4.9	10.1

Indemnification

We have agreed to indemnify some of our semiconductor customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations, and we do not have any pending indemnification claims as of December 31, 2015 and 2014.

Legal Proceedings

We are involved in various legal proceedings, claims, investigations, and other legal matters which arise in the ordinary course of business. Although it is not possible to predict the outcome of these matters, we believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, cash flows, or results of operations.

FS54

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

15.     INCOME TAXES

We were historically included in SunEdison’s consolidated U.S. federal income tax return as discussed in Note 2 "Summary of Significant Accounting Policies". Our income taxes are computed and reported herein under the "separate return" method for 2013. Use of the separate return method may result in differences when the sum of the amounts allocated to "carve-out" tax provisions are compared with amounts presented in SunEdison’s consolidated financial statements. The related deferred tax assets and liabilities in that event, could be significantly different from those presented herein. Furthermore, certain tax attributes (i.e., net operating loss carryforwards) that were actually reflected in SunEdison’s consolidated financial statements may or may not exist at the "carve-out" level.

FS55

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

15.    INCOME TAXES (Continued)

The net (loss) income before income tax expense consists of the following:

	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)

Singapore	(73.7)	(63.7)	—
U.S. Federal and State	(29.4)	(23.5)	(126.5)
Other	(6.8)	(0.6)	115.2
Total	(109.9)	(87.8)	(11.3)
Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
	US$	US$	US$
	(In millions)

Year ended December 31, 2015:
Singapore	1.8	—	1.8
U.S. Federal and State	2.6	—	2.6
Other	12.3	9.4	21.7
Total	16.7	9.4	26.1

Year ended December 31, 2014:
Singapore	9.7	—	9.7
U.S. Federal and State	0.8	—	0.8
Other	18.8	(26.7)	(7.9)
Total	29.3	(26.7)	2.6

Year ended December 31, 2013:
U.S. Federal	1.6	15.2	16.8
U.S. State	1.3	(0.1)	1.2
Non-U.S.	17.8	8.2	26.0
Total	20.7	23.3	44.0

FS56

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

15.     INCOME TAXES (Continued)

Effective Tax Rate

Income tax expense (benefit) for 2015, 2014 and 2013 differed from the amounts computed by applying the Singapore income tax rate of 17% to loss before income taxes and noncontrolling interests as follows:

	For the Year Ended December 31,
	2015	2014	2013

Income tax at statutory rate	(17.0)%	(17.0)%	(17.0)%

Increase (reduction) in income taxes:
Effect of international operations (1)	5.2	75.3	377.4
Non-U.S. incentives	(0.3)	(0.4)	(19.5)
Tax authority positions, net	(3.0)	8.5	—
Valuation allowance	11.1	(62.4)	48.2
Restructuring	23.5	—	—
Other, net	4.2	(1.0)	0.3
Effective tax expense rate	23.7%	3.0%	389.4%

(1)
The Company determines the adjustment for taxes on international operations based on the difference between the statutory tax rate applicable to earnings in each non-U.S. jurisdiction and the enacted rate of 17%, 17%, and 17% at December 31, 2015, 2014, and 2013, respectively.

The 2015 net tax expense is primarily the result of the geographical pre-tax earnings from current operations taxed at various rates, changes in valuation allowances, and a net decrease to the reserve for uncertain tax positions. The income tax expense for the year ended December 31, 2014 was primarily the result of the $62.7 million of tax expense associated with a favorable settlement of a polysilicon supply agreement with a subsidiary of SunEdison, a $7.5 million increase to the reserve for uncertain tax positions related to taxable income adjustments attributable to non-U.S. operations, and taxes imposed on certain profitable operations in various non-U.S. jurisdictions. This expense has been largely offset by the reduction of the valuation allowance of $86.9 million on certain deferred tax assets due to our ability to realize those benefits in the future. The 2013 net expense is primarily the result of the geographical mix of earnings from operations taxed at various rates.

Our Taiwan subsidiary has been granted a concessionary tax rate of zero percent on all qualifying income for periods of up to five years based on investments in certain plant and equipment and other development and expansion activities, resulting in a tax benefit for 2015, 2014 and 2013 of $0.3 million, $0.4 million, and $2.2 million, respectively. The income tax rate for qualifying income under the incentive programs will be taxed at an incentive tax rate lower than the corporate tax rate. The Company is in compliance with the qualifying conditions of the tax incentives. The last of these incentives will expire in 2017.

FS57

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

15.    INCOME TAXES (Continued)

SunEdison's U.S. operations are currently under examination by the IRS for the 2011 and 2012 tax years. We do not believe the finalization of this exam will result in any material adjustments to our tax positions. We also have statutes open for examination by certain international tax jurisdictions for tax years ranging between 2008 and 2014. We believe it is reasonably possible that examinations could be completed within the next twelve months and have recorded amounts in the financial statements that are reflective of the current status of open examinations.

We are domiciled in Singapore. Management has reviewed its repatriation policy during 2015 and 2014 with respect to our planned legal structure. Recognition of Singapore or local withholding taxes on undistributed non-Singapore earnings would be triggered by a management decision to repatriate those earnings, although there is no current intention to do so. We plan non-Singapore remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our worldwide subsidiaries and operations, and after considering whether such remittances can be done in a tax-efficient manner. Determination of the amount of taxes that might be paid on these undistributed earnings if eventually remitted is not practicable. For the year ended December 31, 2013, management reviewed its policy for repatriation of all our subsidiaries in view of the restructuring announcement made in December 2011 and determined that the undistributed earnings of all our non-U.S. subsidiaries were not expected to be remitted to the U.S. in the foreseeable future.

Uncertain Tax Positions

A reconciliation of the beginning and ending balances of gross unrecognized tax benefits is as follows:

	For the year ended December 31,
	2015	2014
	US$	US$
	(In millions)

Beginning of year	8.7	1.4
Additions based on tax positions related to the current year	0.3	7.5
Reductions for tax positions of prior years	(3.4)	(0.2)
End of year	5.6	8.7

We had $5.6 million, $8.9 million, and $1.6 million as of December 31, 2015, 2014, and 2013, respectively, of unrecognized tax benefits, net of local deductions, associated with open tax years for which we are subject to audit in various U.S. federal, state, and non-U.S. jurisdictions. This also includes estimated interest and penalties. The change to the reserve for uncertain tax positions from December 31, 2014 to December 31, 2015 includes a net decrease of $3.4 million primarily related to the closure of a foreign tax examination and new information on positions previously taken for non-U.S. operations. All of our unrecognized tax benefits as of December 31, 2015 and 2014 would favorably affect our effective tax rate if recognized. We are subject to examination in various jurisdictions for the 2008 through 2014 tax years. The Company recognized an immaterial amount in interest and penalties for the periods ended December 31, 2015, 2014, and 2013 and had $0.2 million accrued at December 31, 2014 for the payment of interest and penalties.

FS58

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

15.    INCOME TAXES (Continued)

Deferred Taxes

The tax effects of the major items recorded as deferred tax assets and liabilities are:

	As of December 31,
	2015	2014
	US$	US$
	(In millions)
Deferred tax assets:
Inventories	8.6	4.8
Restructuring liabilities	15.4	5.2
Expense accruals	6.2	10.5
Property, plant, and equipment	—	7.0
Pension and other post-employment benefits	15.5	17.5
Net operating loss carryforwards	64.6	67.0
Tax credits	9.9	11.5
Intellectual property	6.2	—
Other	1.3	6.3
Total deferred tax assets	127.7	129.8
Valuation allowance	(92.2)	(81.8)
Net deferred tax assets	35.5	48.0

Deferred tax liabilities:
Property, plant, and equipment	(2.0)	—
Other	(3.2)	(5.0)
Total deferred tax liabilities	(5.2)	(5.0)
Net deferred tax assets	30.3	43.0

Our deferred tax assets and liabilities, netted by taxing location, are in the following captions in the consolidated balance sheet:

	As of December 31,
	2015	2014
	US$	US$
	(In millions)
Current deferred tax assets, net (recorded in deferred tax asset and accrued liabilities)	—	26.6
Non-current deferred tax assets, net (recorded in other assets and other liabilities)	30.3	16.4
Total	30.3	43.0

FS59

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

15.    INCOME TAXES (Continued)

The FASB issued ASU No. 2015-17 which requires entities with a classified balance sheet to present all deferred tax assets and liabilities as noncurrent. The new standard is effective for us on January 1, 2016, with early adoption permitted. As of December 31, 2015, we adopted this standard prospectively, therefore all deferred tax assets and liabilities are presented as noncurrent.

Our net deferred tax assets totalled $30.3 million as of December 31, 2015, compared to $43.0 million as of December 31, 2014. The decrease of $12.7 million in net deferred tax assets in 2015 is primarily attributable to the increase of the valuation allowance on certain deferred tax assets due to our inability to realize those benefits in the future, partially offset by a reduction in deferred tax assets associated with property, plant, and equipment. We have valuation allowances of $92.2 million as of December 31, 2015. We believe that it is more likely than not, based on our projections of future taxable income in certain non-U.S. jurisdictions, that we will generate sufficient taxable income to realize the benefits of the net deferred tax assets of $30.3 million.

FS60

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

16.     RELATED PARTY TRANSACTIONS

Corporate Allocations

Refer to Note 1 for discussion on corporate expense allocations.

Transactions with Affiliates

As of and after the closing of the secondary offering on July 1, 2015, in which SunEdison sold all of its shares in the Company, transactions with SunEdison are no longer considered related party transactions. See Note 3 for additional discussion regarding the secondary offering. On June 23, 2015, prior to the closing of the secondary offering on July 1, 2015, the Company and SunEdison entered into a letter agreement regarding granular polysilicon supply matters (the "Agreement"). The Agreement provides for a long-term supply by SunEdison of the Company’s granular semiconductor grade polysilicon needs.

We sell intermediate products such as trichlorosilane gas, ingots, scrap wafers, and other inventory items to SunEdison’s subsidiaries in the U.S., Europe, and Asia for use in their operations. We also provide limited services to SunEdison as outlined in the post-IPO transition services agreement. Net sales to SunEdison were $0.8 million for the six month period ended June 30, 2015 that were still considered affiliate transactions. Net sales to SunEdison were $2.4 million and $9.1 million for the years ended December 31, 2014 and 2013 respectively. Accounts receivable, affiliate were $4.3 million as of December 31, 2014.

We purchase products, primarily polysilicon, from SunEdison and its subsidiaries. SunEdison had in the past also performed financing, cash management, treasury, and other services for us on a centralized basis as outlined in a transition services agreement. Accounts payable, affiliate were $9.4 million as of December 31, 2014.

FS61

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

16.    RELATED PARTY TRANSACTIONS (Continued)

In connection with our IPO, $62.4 million of accounts payable, affiliate was settled through a cash payment to SunEdison, after offsetting certain accounts receivable, affiliate and notes receivable, affiliate balances against accounts payable, affiliate balances with certain SunEdison subsidiaries. The amounts included in the offsetting transactions included $26.3 million of accounts receivable, affiliate and $3.8 million of notes receivable, affiliate balances that were outstanding as of March 31, 2014. The $26.3 million and $3.8 million non-cash transactions outlined above are excluded from the consolidated statements of cash flows.

Notes Receivable - Affiliate

We settled $15.0 million of notes receivable, affiliate from certain SunEdison subsidiaries by offsetting a portion of those amounts against accounts payable, affiliate we have with certain other SunEdison subsidiaries during the year ended December 31, 2014. Of the $15.0 million in settlements of notes receivable, affiliate balances, $12.0 million are non-cash transactions which are excluded from the consolidated statements of cash flows. The remaining $3.8 million in intercompany notes between SunEdison and SunEdison Semiconductor were settled in connection with our IPO, as previously discussed, by offsetting a portion of the intercompany loans against accounts payable, affiliate balances with certain SunEdison subsidiaries.

Interest income on intercompany notes receivable and interest expense on intercompany borrowings is recorded as interest, net - affiliates in the consolidated statements of operations.

FS62

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

17.     GEOGRAPHIC SEGMENTS

We are engaged in one reportable segment that includes the development, production, and marketing of semiconductor wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements, which wafers are utilized in the manufacture of semiconductor devices.

Net sales to non-affiliates (see Note 16 for discussion of sales to affiliates):

	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)

Singapore	43.6	57.6	63.1
Foreign	733.1	780.1	848.4
Total	776.7	837.7	911.5

FS63

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

17.    GEOGRAPHIC SEGMENTS (Continued)

Foreign sales to non-affiliates were derived from sales to the following countries:

	For the Year Ended December 31,
	2015	2014	2013
	US$	US$	US$
	(In millions)

Taiwan	166.6	215.3	219.2
South Korea	166.0	171.3	217.6
U.S.	126.4	123.0	130.3
China	57.7	43.2	40.1
Germany	55.3	67.4	62.4
Italy	34.1	33.0	36.7
France	29.5	32.1	38.2
Netherlands	20.4	19.2	16.4
Malaysia	18.1	14.3	14.6
Other foreign countries	59.0	61.3	72.9
Total	733.1	780.1	848.4

Net sales are attributed to countries based on the location of the customer.

Property, plant, and equipment, net of accumulated depreciation:

	As of December 31,
	2015	2014
	US$	US$
	(In millions)

Taiwan	183.2	195.2
South Korea	96.1	111.4
United States	86.7	68.1
Italy	65.5	67.2
Japan	58.5	61.6
Malaysia	40.7	95.2
Other countries	0.1	0.1
Total	530.8	598.8

Credit Concentration

Our customers include semiconductor device manufacturers and are located in various geographic regions including North America, Europe, and the Asia-Pacific region. Our customers are generally well capitalized, our concentration of credit risk is considered minimal. Sales to specific non-affiliate customers exceeding 10% of net sales for the years ended December 31, 2015, 2014, and 2013 were as follows:

FS64

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

17.    GEOGRAPHIC SEGMENTS (Continued)

	For the Year Ended December 31,
	2015		2014		2013
US$ in millions, except for percentages	Net Sales	Percent	Net Sales	Percent	Net Sales	Percent

Customer A	$163.5	21.1%	$160.5	19.2%	$191.2	21.0%
Customer B	$107.0	13.8%	$154.1	18.4%	$144.4	15.8%
Customer C	$83.7	10.8%	$87.9	10.5%	$100.8	11.1%

FS65

SunEdison Semiconductor Limited and Subsidiaries
Notes to Consolidated Financial Statements

18.     UNAUDITED QUARTERLY FINANCIAL INFORMATION

Quarterly financial information for 2015 and 2014 is as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	US$	US$	US$	US$
	(In millions, except per share amounts)
2015
Net sales	199.4	207.4	189.0	181.7
Gross profit	17.2	23.5	21.3	15.1
Net loss	(9.3)	(15.5)	(80.8)	(31.1)
Net income attributable to non controlling interests	—	—	—	—
Net loss attributable to SunEdison Semiconductor Limited	(9.3)	(15.5)	(80.8)	(31.1)
Basic loss per share	(0.22)	(0.37)	(1.93)	(0.76)
Diluted loss per share	(0.22)	(0.37)	(1.93)	(0.76)
Market close share prices:
High	27.14	26.46	18.14	11.59
Low	15.19	17.27	10.05	7.61

2014
Net sales	206.1	214.9	213.2	205.9
Gross profit	8.3	20.4	26.8	23.5
Net (loss) income	(15.2)	14.1	(79.4)	(10.5)
Net income attributable to non controlling interests	0.6	0.2	—	—
Net (loss) income attributable to SunEdison Semiconductor Limited	(14.6)	14.3	(79.4)	(10.5)
Basic loss per share	(0.35)	0.34	(1.91)	(0.25)
Diluted loss per share	(0.35)	0.34	(1.91)	(0.25)
Market close share prices:
High	N/A	17.76	19.35	19.76
Low	N/A	15.00	15.51	16.12

FS66

Supplementary Financial Information of
SunEdison Semiconductor Limited
Balance Sheet

Balance Sheet
	As of December 31, 2015	As of December 31, 2014
	US$’000	US$’000
Assets

Current assets:
Cash and cash equivalents	21,296	18,185
Accounts receivable, net	33,311	43,919
Amounts due from subsidiaries	163,938	310,579
Amounts due from affiliates	—	3,254
Inventories	8,180	3,783
Other current assets	3,418	942
Total current assets	230,143	380,662

Assets under construction	53	64
Intangible assets	3,145	3,994
Investment in subsidiaries	975,521	1,161,038
Note receivable from subsidiary	143,326	144,432
Total assets	1,352,188	1,690,190

Liabilities and Shareholders’ Equity

Current liabilities:
Account payables	19,862	2,057
Amounts due to subsidiaries	361,289	549,738
Amounts due to affiliates	—	7,338
Notes payable to subsidiaries	158,047	254,775
Other current liabilities	8,396	11,453
Total current liabilities	547,594	825,361
Long-term debt	267,613	174,503
Total liabilities	815,207	999,864

Shareholders’ equity:
Ordinary shares, no par value; 41,970,857 issued as of December 31, 2015	957,219	943,272
Accumulated deficit	(215,345)	(78,801)
Accumulated other comprehensive loss	(204,893)	(174,145)
Total shareholders’ equity	536,981	690,326
Total liabilities and shareholders’ equity	1,352,188	1,690,190

FS67

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

1.     DOMICILE AND ACTIVITIES

SunEdison Semiconductor Limited (the "Parent", "Company", "we", "us", and "our"), registration number 201334164H, is a company incorporated in the Republic of Singapore on 20 December 2013. The address of the Parent’s registered office is 11, Lorong 3 Toa Payoh, Block B Jackson Square, 4th Floor, Singapore, 319579.

The principal activities of the Parent are those relating to investment holding and the trading of wafers to the semiconductor industry. The Parent, together with its direct and indirect subsidiaries (collectively the "Group"), is a global leader in the development, manufacture and sale of silicon wafers to the semiconductor industry. Silicon wafers are used as the base substrate for nearly all semiconductor devices, which in turn provide the foundation for the entire electronics industry.

FS68

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

In order to comply with the requirements of the Singapore Companies Act (‘the Act’), the Parent must present the supplementary balance sheet above. This balance sheet is comprised solely from the standalone accounts of SunEdison Semiconductor Limited, the Parent company. This balance sheet is prepared in accordance with accounting principles generally accepted in United States of America ("US GAAP"), other than as noted in the paragraph entitled "Investment in subsidiaries".

Functional and presentation currency

This supplementary financial information is presented in United States (US) dollars which is the Parent’s functional currency.

Use of Estimates

The Parent uses estimates and assumptions in preparing the supplementary financial information that may affect reported amounts and disclosures. Estimates are used when accounting for depreciation, amortization, impairments, leases, inventory valuation, accrued liabilities including restructuring, warranties, and employee benefits, derivatives, stock-based compensation, and income taxes and asset recoverability, including allowances, among others. These estimates and assumptions are based on current facts, historical experience, and various other factors which we deem to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Future results of operations would be affected to the extent there are material differences between the estimates and actual results.

FS69

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less from original dates of purchase are carried at cost, which approximates fair market value, and are considered to be cash equivalents. Cash and cash equivalents is comprised entirely of cash deposited in bank accounts.

Notes and receivables

Notes and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, notes and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Notes and receivables comprise accounts receivable, amounts due from subsidiaries and affiliates, note receivable from subsidiary, other current assets and cash and cash equivalents.

Inventories

Inventories consist of finished goods. Finished goods are stated at standard cost, as adjusted for variances, which approximates weighted-average actual cost. The valuation of inventory requires estimates used to value excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions regarding future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Investment in subsidiaries

Investment in subsidiaries is accounted for using the equity method. Under this method, the Parent’s investment in subsidiaries is reported as a separate item on the Parent’s balance sheet. U.S. GAAP requires that these investments be consolidated rather than reported using the equity method.

Non-derivative financial liabilities

Financial liabilities (including liabilities designated at fair value through profit or loss) are recognized initially on the trade date at which the Parent becomes a party to the contractual provisions of the instrument.

The Parent derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Financial assets and liabilities are offset and the net amount presented in the balance sheet when, and only when, the Parent has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

FS70

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Parent classifies non-derivative financial liabilities as other financial liabilities. Such financial liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest method.

Other financial liabilities comprise accounts payable, amounts due to subsidiaries and affiliates, notes payable to subsidiaries, other current liabilities and long-term debt.

Derivative Financial Instruments and Hedging Activities

The Parent utilizes currency forward contracts to mitigate financial market risks of fluctuations in currency exchange rates. The Parent does not use derivative financial instruments for speculative or trading purposes. All derivative instruments are recorded in the balance sheet at fair value. The Parent has not designated any derivatives as hedge accounting. Derivatives not designated as hedge accounting and used to hedge foreign currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged.

Income Taxes

Deferred income taxes arise primarily because of differences in the bases of assets or liabilities between financial accounting and tax accounting which are known as temporary differences. The Parent records the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which the Parent receives a tax deduction, but have not yet been recorded in the consolidated statement of operations). The Parent regularly reviews deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that some portion, or all of the deferred tax asset, will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.

FS71

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The supplementary financial information includes certain expenses of SunEdison, Inc. that were allocated for stock-based compensation, as well as stock-based compensation expense for the Parent’s stock. Stock-based compensation expense for all share-based payment awards is based on the estimated grant-date fair value. These compensation costs are recognized net of an estimated forfeiture rate for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Compensation costs, for ratable awards, are recognized for all grants on a straight-line basis over the requisite service period of the entire award. Forfeiture rates are estimated by taking into consideration the historical experience of SunEdison during the preceding four fiscal years.

The assumptions used are routinely examined in estimating the fair value of employee options granted. It was determined as part of this assessment, that the historical stock price volatility of guideline companies and the historical pattern of SunEdison option exercises are appropriate indicators of expected volatility and expected term since the Group did not have its own stock trading history prior to the Offering. The interest rate is determined based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the award. The Black-Scholes option-pricing model is used to estimate the fair value of ratable and cliff vesting options. The grant date fair value was calculated for market condition awards using a probabilistic approach under a Monte Carlo simulation taking into consideration volatility, interest rates and expected term.

Contingencies
The Parent is involved in conditions, situations, or circumstances in the ordinary course of business with possible gain or loss contingencies that will ultimately be resolved when one or more future events occur or fail to occur. If some amount within a range of loss appears at the time to be a better estimate than any other amount within the range, that amount will be accrued. When no amount within the range is a better estimate than any other amount, however, the minimum amount in the range will be accrued. The Parent continually evaluates uncertainties associated with loss contingencies and record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements; and (ii) the loss or range of loss can be reasonably estimated. Legal costs are expensed when incurred. Gain contingencies are not recorded until realized or realizable.

Fair Value Measurements

Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from sources independent of the Parent. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

FS72

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements (Continued)

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Parent has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 are prepared on an individual instrument basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar instruments in active and inactive markets.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The Parent maintains various financial instruments recorded at cost in the balance sheets that are not required to be recorded at fair value. For these instruments, the Parent used the following methods and assumptions to estimate the fair value:

Cash equivalents, accounts receivable and payable, amounts due from and due to subsidiaries, amounts due to affiliates, notes receivable from and payable to subsidiaries, and other current liabilities are valued at cost, which approximates fair value because of the short maturity period; and

Long-term note payable to subsidiaries - fair value is based on the amount of future cash flows associated with each debt instrument discounted at a current estimated borrowing rate for similar debt instruments of comparable terms.

There were no transfers into or out of Level 1, Level 2, or Level 3 financial instruments during the year/period ended December 31, 2015 and December 31, 2014.

FS73

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

3.    INVENTORIES

Inventories consist of finished goods. As of December 31, 2015, $8,180,000 (2014: $3,783,000) of finished goods were held on consignment.

FS74

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

4.     NOTES RECEIVABLE/PAYABLE FROM/TO SUBSIDIARIES

Notes receivable/payable from/to subsidiaries consist of the following:

	As of December 31, 2015
	Total principal	Current and short-term	Long-term
	US$’000	US$’000	US$’000

Receivable	143,326	—	143,326
Payables	(425,660)	(158,047)	(267,613)

	As of December 31, 2014
	Total principal	Current and short-term	Long-term
	US$’000	US$’000	US$’000

Receivable	144,432	—	144,432
Payables	(429,278)	(254,775)	(174,503)

The note receivable from subsidiary is unsecured and bears interest at a rate of 3% (2014: 3%) per annum.

The notes payable to subsidiaries are unsecured and bear interest at rates ranging from 2% to 7% (2014: 2% to 3%) per annum.

FS75

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

5.     STOCKHOLDERS’ EQUITY

Ordinary Shares

Holders of our ordinary shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Subject to any preferential rights of holders of any outstanding preference shares, holders of our ordinary shares will be entitled to receive dividends and other distributions in cash, stock, or property as may be declared by our Company from time to time. In the event of our liquidation, dissolution or winding up, the liquidator may, with the authority of a special resolution, divide amongst all shareholders in specie or in kind the whole or any part of our assets and may for such purpose set such value as the liquidator thinks fair upon any one or more classes of property to be divided as between the shareholders or between different classes of shareholders. The declaration and payment of future dividends on our ordinary shares, if any, will be at the sole discretion of the Board of Directors and is subject to restrictions contained in our debt agreements, Singapore law, and our articles of association. There were no dividends declared or paid during the year ended December 31, 2015 (2014: Nil).

FS76

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

5.    STOCKHOLDERS’ EQUITY (Continued)

Ordinary Shares (continued)

The Company and SunEdison, Inc agreed, effective concurrently with the secondary public offering on January 20, 2015, to replace 25% of the equity-based compensation awards relating to SunEdison, Inc stock that were unvested and held by our employees (including our non-US employees, subject to applicable local laws) with adjusted stock options and restricted stock units ("RSUs"), as applicable, for the Company’s ordinary shares, each of which generally preserved the value of the original awards. The balance of the awards (75%) will be maintained by SunEdison, Inc. The Company issued options to purchase an aggregate of 442,790 ordinary shares with a weighted-average exercise price of $5.19 per share and an aggregate of 170,115 RSUs, in each case based on applicable SunEdison, Inc equity awards outstanding, and the Company’s and SunEdison, Inc’s share prices, as of market close on January 20, 2015. Each of the foregoing replacement awards was issued pursuant to the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan. The remaining 75% of the unvested SunEdison, Inc options and RSUs, as well as all vested SunEdison, Inc options, will continue to vest in accordance with their terms, with employment by us to be deemed employment by SunEdison, Inc. We have included the stock-based compensation expense related to these awards granted to our employees in our consolidated financial statements.

Stock-Based Compensation

We have equity incentive plans that provide for the award of non-qualified stock options, performance shares, and restricted stock units ("RSUs") to employees and non-employee directors. We filed a registration statement on Form S-8 on June 10, 2014 to register an aggregate of 11.0 million ordinary shares reserved for issuance under the equity incentive plans we adopted in connection with the Offering. There were 5.7 million shares remaining available for future grant under these plans as of December 31, 2015.

Options to employees are generally granted upon hire and annually or semi-annually, usually with four-year ratable vesting. Certain shares of non-employee directors have a one year vesting period. No option has a term of more than ten years. The exercise price of stock options granted equals the market price on the date of the grant.

The following table presents information regarding outstanding stock options as of December 31, 2015 and 2014, and changes during the year/period ended December 31, 2015 and 2014 for the Company and its subsidiaries:

	Shares	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Weighted-Average Remaining Contractual Life (years)
		US$	US$’000
Outstanding at December 31, 2014	1,726,354	15.77
Granted	1,419,497	15.40
Exercised	(62,492)	4.72
Forfeited	(150,745)	15.93
Expired	—	—
Outstanding at December 31, 2015	2,932,614	15.83	1,100	8.5
Options exercisable at December 31, 2015	698,040	11.66	900	7.6

FS77

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

5.    STOCKHOLDERS’ EQUITY (Continued)

Stock-Based Compensation (continued)

The weighted-average assumptions are as follows:

2015

Risk-free interest rate	1.0%
Expected stock price volatility	26.3%
Expected term until exercise (years)	4
Expected dividends	Nil

The weighted-average grant-date fair value per share of options granted was $5.95 (2014: $5.15) for the year ended December 31, 2015. There were 1,895 (2014: 3,530) options granted to employees of the Company, excluding amounts granted to subsidiary employees for the period ended December 31, 2015. Total unrecognized compensation cost related to these stock options was less than $0.1 million (2014: less than $0.1 million) as of December 31, 2015.

RSUs represent the right to receive a share of our stock at a designated time in the future, provided the stock unit is vested at the time. Recipients of RSUs do not pay any cash consideration for the RSUs or the underlying shares, and do not have the right to vote or have any other rights of a shareholder until the RSU has vested and the underlying shares of stock are distributed. RSUs granted to employees and non-employee directors usually have a four-year ratable vesting schedule, and certain grants are subject to performance conditions established at the time of grant.

The following table presents information regarding outstanding RSUs as of December 31, 2015, and changes during the period ended December 31, 2015:

	Restricted Stock Units	Aggregate Intrinsic Value US$’000	Weighted-Average Remaining Contractual Life (years)

Outstanding at December 31, 2014	1,561,412
Granted	839,787
Converted	(470,451)
Forfeited	(115,791)
Outstanding at December 31, 2015	1,814,957	14,200	1.7

The weighted-average fair value of RSUs on the date of grant was $17.53 (2014: $16.93) for the year ended December 31, 2015. There were 57,923 (2014: 109,977) RSUs granted to employees and non-employee directors of the Company excluding amounts granted to subsidiary employees, for the year ended December 31, 2015. Total unrecognized compensation cost related to these RSUs of $1.2 million (2014: $1.5 million) is expected to be recognized as of December 31, 2015 over a weighted-average period of approximately 1.09 years (2014: 2.75 years).

FS78

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

5.    STOCKHOLDERS’ EQUITY (Continued)

Stock-Based Compensation (continued)

There was approximately $1.0 million (2014: $0.4 million) in stock-based compensation expense recorded in marketing and administration on the Statement of Operations for the year ended December 31, 2015 related to grants for Company employees and non-employee directors. This does not include expense related to grants to subsidiary employees.

The amount of stock-based compensation cost capitalized into inventory and fixed assets was not material for the year/period ended December 31, 2015. Further, the recognition of excess tax benefits from share-based payment arrangements was not material for the year/period ended December 31, 2015.

FS79

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

6.     ACCUMULATED OTHER COMPREHENSIVE LOSS

Comprehensive loss represents a measure of all changes in equity that result from recognized transactions and economic events other than transactions with owners in their capacity as owners. Other comprehensive loss from the Parent includes foreign currency translation and pension adjustments.

The following table presents the changes in each component of accumulated other comprehensive loss, net of tax:

	Year Ended December 31, 2015	Year Ended December 31, 2014
	(US$’000)	(US$’000)
Currency Translation Adjustments
Beginning balance	(174,145)	—
Other comprehensive loss before reclassifications	(30,748)	(174,145)
Amounts reclassified from accumulated other comprehensive loss	—	—
Ending balance	(204,893)	(174,145)

FS80

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

7.     EMPLOYEE BENEFITS

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which the Parent makes contributions into a separate entity for the benefit of employees and has no legal or constructive obligation to pay further amounts.

Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees.

FS81

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

7.    EMPLOYEE BENEFITS (Continued)

Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term cash bonus or incentive plans if the Parent has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Provisions

A provision is recognized if, as a result of a past event, the Parent has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost.

FS82

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

8.     DERIVATIVES AND HEDGING INSTRUMENTS

The Parent’s derivatives and hedging activities consist of:

		Assets (Liabilities) Fair Value	Assets (Liabilities) Fair Value
	Balance Sheet Location	As of December 31, 2015	As of December 31, 2014
		(US$’000)	(US$’000)
Derivatives not designated as hedging:

Currency forward contracts (1)	Other Assets / Accrued liabilities	314	(103)

(1)

(1)	Currency forward contracts are recorded in the balance sheet at fair value using Level 1 inputs.

The Parent utilizes currency forward contracts to mitigate financial market risks of fluctuations in currency exchange rates. The Parent does not use derivative financial instruments for speculative or trading purposes. Gains and losses on these non-U.S currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, reducing the net exposure to the Parent. A substantial portion of revenue and capital spending is transacted in the U.S. dollar. However, the Parent enters into transactions in other currencies, primarily the Japanese yen, euro, and South Korean won. The Parent has established transaction-based hedging programs to protect against reductions in value and volatility of future cash flows caused by changes in currency exchange rates. Hedging programs reduce, but do not always eliminate, the impact of currency exchange rate movements. The Parent may have outstanding contracts with several major financial institutions for these hedging transactions at any point in time. The maximum credit risk loss with these institutions is limited to any gain on our outstanding contracts. These currency forward contracts had net notional amounts of $46.6 million (2014: $22.2 million) as of December 31, 2015 and are accounted for as economic hedges, for which hedge accounting was not applied.

FS83

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

9.     COMMITMENTS AND CONTINGENCIES

Indemnification

We have agreed to indemnify some of our semiconductor customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations, and we do not have any pending indemnification claims as of December 31, 2015 and 2014.

Legal Proceedings

We are involved in various legal proceedings, claims, investigations and other legal matters which arise in the ordinary course of business. Although it is not possible to predict the outcome of these matters, we believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, cash flows or results of operations.

FS84

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

10.     INCOME TAXES

There was no current income tax expense during 2015 since the Parent incurred a pre-tax loss for the period.

Deferred Taxes

Tax effects of the major items recorded as deferred tax assets and liabilities are:

	Year Ended December 31, 2015 US$’000	Year Ended December 31, 2014 US$’000
Deferred tax assets:
Net operating loss carry forwards	19,648	11,426
Unabsorbed capital allowance carry forwards	10,488	—
Other	—	30
Total deferred tax assets	30,136	11,456
Valuation allowance	(28,772)	(11,048)
Net deferred tax assets	1,364	408

Deferred tax liabilities:
Unremitted interest income	(851)	(408)
Other	(513)	—
Total deferred tax liabilities	(1,364)	(408)
Net deferred tax	—	—

FS85

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

11.     RELATED PARTY TRANSACTIONS

Transactions with Affiliates

We sell intermediate products such as polysilicon, trichlorosilane gas, ingots, scrap wafers, and other inventory items to SunEdison's subsidiaries in the United States, Europe, and Asia for use in their operations.

For the purpose of the supplementary financial information, parties are considered to be related to the Parent if the Parent has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Parent and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Intercompany Transactions

We executed the settlement of a polysilicon supply agreement with one of our indirect subsidiaries during 2014. This resulted in us obtaining an intercompany long term note receivable valued at EUR 111.9 million at the date of the settlement in exchange for an equivalent EUR 111.9 million account payable to our subsidiary at the contract termination date.  These represent non-cash transactions and did not have an impact on our statement of operations for the current period.

FS86

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

11.    RELATED PARTY TRANSACTIONS (Continued)

Other related party transaction

Other than disclosed elsewhere in the supplementary financial information, transactions with related parties are as follows:

	2015	2014
	US$’000	US$’000
Subsidiaries
- Sale of goods	386,392	351,133
- Purchase of goods	613,504	675,236
- Commission expense	1,890	1,829
- Management service and information technology fees	52,433	56,169
- Interest expense	12,569	7,966
- Royalty income	11,162	12,291

Affiliate
- Purchase of goods	34,877	11,950

The Parent engages in a variety of transactions with related corporations in the normal course of business. Such transactions include but are not limited to purchases of various raw materials. The related party transactions are carried out on terms negotiated between the parties which are intended to reflect competitive terms.

FS87

SunEdison Semiconductor Limited
Notes to Supplementary Financial Information

12.    Subsequent Events

This subsequent event disclosure is contained within the Supplementary Financial Information of SunEdison Semiconductor Limited only. During the third quarter of 2015, we entered into a definitive agreement to sell approximately 30% of our SMP, Ltd. ("SMP") investment for $35.0 million to SunEdison, Inc. ("SunEdison"), which was subject to a third party consent. In March 2016, we received the third party consent to complete the partial sale of our SMP investment, representing approximately 8.56% of SMP's total shares outstanding. We will record a loss of $6.1 million on this sale in our 2016 financial statements because the carrying amount of the SMP shares sold, including the effects of currency translation adjustments, exceeded the proceeds from the sale.

On May 3, 2016, SMP filed an application for rehabilitation under Korean law, which is similar to a reorganization under U.S. bankruptcy law, due to liquidity issues. The uncertainties resulting from this filing and the filing by SMP’s largest shareholder and customer, SunEdison, for Chapter 11 bankruptcy protection in the United States Bankruptcy Court, Southern District of New York on April 21, 2016, triggered an interim impairment analysis, resulting in the recording of an $86.9 million other-than-temporary impairment charge, net of tax, in our 2016 financial statements. The impairment charge was measured based on the amount by which the carrying value of this investment exceeded its estimated fair value based on management's level 3 assumptions.

FS88

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SUNEDISON SEMICONDUCTOR LIMITED

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Antonio R. Alvarez	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 through 6.		For	Against	Abstain

	1b.	Gideon Argov	☐	☐	☐	2.
To approve the re-appointment of KPMG LLP as our independent registered public accounting firm and independent Singapore auditor for the year ending December 31, 2016, and to authorize the Audit Committee of the Board of Directors to fix KPMG LLP's remuneration for services provided through the date of our 2017 Annual General Meeting of Shareholders (the "2017 AGM").

								☐	☐	☐

	1c.	Michael F. Bartholomeusz	☐	☐	☐

	1d.	Jeffrey A. Beck	☐	☐	☐

	1e.	Justine F. Lien	☐	☐	☐
3.
To consider as an ordinary resolution approval of the cash compensation to be paid to members of the Board of Directors from the date of the 2016 AGM through the date the 2017 AGM is held and for each approximately 12-month period thereafter.
								☐	☐	☐
	1f.	Shaker Sadasivam	☐	☐	☐

	1g.	Abdul Jabbar Bin Karam Din	☐	☐	☐

						4.	To consider as an ordinary resolution authorization of the Board to allot and issue shares of the Company.	☐	☐	☐

						5.	To consider as an ordinary resolution authorization of the Board to repurchase shares of the Company.	☐	☐	☐

			Yes	No		6.	To consider as a special resolution an amendment to our Constitution to eliminate the corporate opportunity exclusion for our former parent company.	☐	☐	☐
Please indicate if you plan to attend this meeting.			☐	☐

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Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

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E11986-P81106

SUNEDISON SEMICONDUCTOR LIMITED Annual Meeting of Shareholders August 3, 2016 7:00 AM CDT This proxy is solicited by the Board of Directors

The shareholder hereby appoints Shaker Sadasivam, Jeffrey Hall and Sally Townsley, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of SUNEDISON SEMICONDUCTOR LIMITED that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 7:00 AM, CDT on August 3, 2016, at the Embassy Suites Hotel, 2 Convention Center Plaza, St. Charles, Missouri 63303, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side